Exhibit 2.1

Execution Version

Purchase and Sale Agreement

Dated July 1, 2022,

By and Between

Stronghold Energy II Operating, LLC and

Stronghold Energy II Royalties, LP

as Seller,

And

RING ENERGY, INC.

as Buyer

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4.08	Financial Ability	49
4.09	Securities Laws	50
4.10	NYSE American Listing	50
4.11	SEC Documents; Financial Statements	51
4.12	Affiliate Transactions	52
4.13	Information to be Supplied	52
4.14	Sarbanes-Oxley Compliance; Controls and Procedures	52
4.15	Form S-3	53
4.16	No Stockholder Approval	53
4.17	Investment Company Act	53
4.18	Due Diligence	53
4.19	Basis of Buyer’s Decision	53
4.20	Business Use, Bargaining Position	54
4.21	Bankruptcy	54
4.22	Outstanding Common Stock	54

Article 5 COVENANTS OF SELLER		54
5.01	Access and Investigation	54
5.02	Conduct of Business	55
5.03	Consent and Waivers	57
5.04	Successor Operator	57
5.05	Insurance	57
5.06	Hedges	57
5.07	Nomination Agreement	58

Article 6 OTHER COVENANTS		58
6.01	Notification and Cure	58
6.02	Replacement of Insurance, Bonds, Letters of Credit and Guaranties	59
6.03	Governmental Reviews	59
6.04	Satisfaction of Conditions	60
6.05	Required Financial Information	61
6.06	Buyer Financing	63
6.07	Preparation of Proxy Statement; Stockholder Meeting	66

Article 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		69
7.01	Accuracy of Representations	69
7.02	Seller’s Performance	69
7.03	No Proceedings	69

7.04	No Orders	69
7.05	Necessary Consents and Approvals	69
7.06	Closing Deliverables	70
7.07	Certificate of Designation	70

Article 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		70
8.01	Accuracy of Representations	70
8.02	Buyer’s Performance	70
8.03	No Proceedings	70
8.04	No Orders	70
8.05	Necessary Consents and Approvals	70
8.06	Closing Deliverables	70
8.07	Qualifications	71
8.08	Certificate of Designation	71

Article 9 TERMINATION		71
9.01	Termination Events	71
9.02	Effect of Termination; Distribution of the Deposit Amount	72
9.03	Return of Records Upon Termination	74

Article 10 INDEMNIFICATION; REMEDIES		74
10.01	Survival	74
10.02	Indemnification and Payment of Damages by Seller	75
10.03	Indemnification and Payment of Damages by Buyer	75
10.04	Indemnity Net of Insurance	76
10.05	Limitations on Liability	76
10.06	Procedure for Indemnification – Third Party Claims	77
10.07	Procedure for Indemnification – Other Claims	78
10.08	Indemnification of Group Members	78
10.09	Extent of Representations and Warranties	79
10.10	Compliance With Express Negligence Test	79
10.11	Limitations of Liability	80
10.12	No Duplication	80
10.13	Disclaimer of Application of Anti-Indemnity Statutes	80
10.14	Waiver of Right to Rescission	80
10.15	Disclaimer of Reliance on Seller’s Methodologies	80

Article 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		81
11.01	Preferential Purchase Rights	81
11.02	Consents	81
11.03	Title Defects	82
11.04	Title Defect Value	83
11.05	Seller’s Cure or Contest of Title Defects	84
11.06	Limitations on Adjustments for Title Defects	85
11.07	Title Benefits	86
11.08	Exclusive Remedies	87
11.09	Environmental Assessment	88
11.10	Environmental Defect Notice	89
11.11	Seller’s Exclusion, Cure or Contest of Environmental Defects	90
11.12	Limitations	91
11.13	Exclusive Remedies	92
11.14	Casualty Loss and Condemnation	92
11.15	Expert Proceedings	92

Article 12 EMPLOYEE MATTERS		94
12.01	Seller Compensation and Benefit Plans	94
12.02	Available Employees’ Offers and Post-Closing Date Employment	94
12.03	Post-Closing Date Employment Claims	95
12.04	WARN Act	95
12.05	No Third Party Beneficiary Rights	95

Article 13 GENERAL PROVISIONS		95
13.01	Records	95
13.02	Expenses and Tax Matters	96
13.03	Notices	99
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	100
13.05	Further Assurances	100
13.06	Waiver	101
13.07	Entire Agreement and Modification	101
13.08	Assignments, Successors and Restrictions on Third Party Rights	101
13.09	Severability	102
13.10	Article and Section Headings, Construction	102
13.11	Counterparts	102
13.12	Press Release, News Media and External Statements	102
13.13	Confidentiality	103
13.14	Name Change	103
13.15	Preparation of Agreement	103
13.16	Appendices, Exhibits and Schedules	103
13.17	No Recourse	104
13.18	Conflict Waiver; Privilege	104
13.19	Specific Performance	105
13.20	No Recourse to Financing Sources	105

APPENDICES, EXHIBITS AND SCHEDULES

Exhibit A-1	Leases
Exhibit A-2	Overriding Royalties
Exhibit A-3	Mineral Interests
Exhibit A-4	Surface Fee Properties
Exhibit B	Wells
Exhibit C	Equipment
Exhibit D	Field Offices and Associated Properties
Exhibit E-1	Form of Assignment and Bill of Sale
Exhibit E-2	Form of Deed
Exhibit F	Excluded Assets
Exhibit G-1	Form of Closing Certificate (Seller)
Exhibit G-2	Form of Closing Certificate (Buyer)
Exhibit H	Target Area
Exhibit I	Form of Registration Rights Agreement
Exhibit J	[Reserved.]
Exhibit K	Form of Nomination Agreement
Exhibit L	Form of Certificate of Designation
Exhibit M	Form of Lock-Up Agreement

Schedule PE	Permitted Encumbrances
Schedule EC	Schedule EC
Schedule 2.07	Allocation of Purchase Price
Schedule 3.05	Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09(a)	Material Contracts
Schedule 3.09(b)	Material Contractual Defaults
Schedule 3.10	Consents and Preferential Purchase Rights
Schedule 3.11	Current Commitments
Schedule 3.12	Environmental Laws
Schedule 3.13	Wells
Schedule 3.14	Royalties
Schedule 3.15	Suspense Funds
Schedule 3.16	Permits
Schedule 3.17	Payouts
Schedule 3.18	Equipment
Schedule 4.03	Valid Issuance
Schedule 4.11	SEC Documents; Financial Statements
Schedule 5.02	Certain Authorized Pre-Closing Actions
Schedule 5.06	Existing Hedges
Schedule 6.02(a)	Replacement Bonds, Letters of Credit and Guaranties

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 1, 2022 (the “Execution Date”), by and between Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo”, together with Stronghold OpCo, collectively, “Seller” (unless the context otherwise requires that a reference to Seller be interpreted to refer individually to either Seller Party), and each individually, a “Seller Party”), and Ring Energy, Inc., a Nevada corporation (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms in this Agreement.

AGREEMENT

For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 2.05(d).

“Adjusted Cash Purchase Price” – as defined in Section 2.05(c).

“AFEs” – as defined in Section 3.11.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. Notwithstanding anything contained in this Agreement to the contrary, except with respect to Section 13.17 and Section 13.20, any portfolio company of any fund managed by Warburg (other than Stronghold Energy II Holdings, LLC and its subsidiaries), and any of their respective investors, general partners and any of their respective Affiliates shall not constitute an Affiliate of Seller. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

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“Aggregate Defect Deductible” – an amount equal to two and one-half percent (2.5%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.06.

“Agreement” – as defined in the preamble to this Agreement.

“Allocated Values” – the values assigned among the Leases and Wells as set forth on Schedule 2.07.

“Alternative Financing” – as defined in Section 6.06(b).

“Alternative Financing Commitment Letter” – as defined in Section 6.06(b).

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that relate to any of the Assets that will be binding on Buyer or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease) and Contracts to the extent relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds from such production, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)	all oil and gas leases and subleases located in the Target Area including the oil and gas leases and subleases described in Exhibit A-1, together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);

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(b)	all overriding royalties burdening the Leases and Lands, including the overriding royalty interests described on Exhibit A-2 (the “Overriding Royalties”);

(c)	without duplication of the Overriding Royalties, all fee mineral interests, lessor royalties, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, record title interests and all other Royalties and interests of any kind or character in Hydrocarbons in place and, as applicable, the leasehold estates created thereby, in each case, located in the Target Area, including those described in Exhibit A-3 (collectively, the “Mineral Interests”);

(d)	all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Mineral Interests, Overriding Royalties or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Mineral Interests, the Overriding Royalties, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e)	to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets;

(f)	all surface fee property within the Target Area, including the surface fee property described on Exhibit A-4 (the “Surface Fee Properties”);

(g)	any and all oil, gas, water, CO2, injection and disposal wells located on any of the Lands or the Mineral Interests, whether producing, shut-in, plugged or abandoned (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(h)	all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures, materials and other items primarily used in the operation thereof;

(i)	the field offices and field yards described in Exhibit D, and any personal property located thereon, and any office leases associated therewith;

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(j)	to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(k)	all claims and causes of action to the extent attributable to the other Assets to the extent initially accruing from and after the Effective Time, or pertaining to the Assumed Obligations (but excluding any such claims or causes of actions to the extent pertaining to any Specified Obligations during the applicable survival period thereof);

(l)	all Imbalances relating to the Assets;

(m)	the Suspense Funds;

(n)	originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, solely to the extent relating to the Assets in any Seller’s possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence (except for internal emails and text messages); (iv) operations, environmental, production and accounting records; and (v) facility and well records, but excluding the Excluded Records (collectively, “Records”);

(o)	all Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) and upstream of the sales meter as of the Effective Time;

(p)	all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee) and (iii) located on the Property (the “Production Related IT Equipment”); and

(q)	the Existing Hedges (to the extent novated to Buyer at Closing in accordance with Section 5.06(a)).

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than those certain Mineral Interests and Surface Fee Properties described in and conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit E-1.

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“Assumed Obligations” – as defined in Section 2.06.

“Audited Financials” – as defined in Section 6.05(a).

“Available Employee” – those certain employees of Seller or its Affiliates identified in the Employee Letter to whom Buyer may, but shall not be obligated to, make an offer of employment.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Adverse Recommendation Change” – as defined in Section 6.07(b).

“Buyer Audit Committee” - as defined in Section 4.14.

“Buyer’s Auditor” – as defined in Section 6.05(a).

“Buyer Board” – the board of directors of Buyer.

“Buyer Board Recommendation” – as defined in Section 6.07(b).

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer’s Financing Sources” – as defined in Section 13.20.

“Buyer Fundamental Representations” – those representations and warranties of Buyer in Section 4.01, 4.02, 4.03, 4.06, 4.07, 4.09, 4.10, 4.13, 4.16, 4.21 and 4.22.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer Internal Controls” – as defined in Section 4.14.

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“Buyer Intervening Event” – means a material change, event or occurrence that arises after the Execution Date and was not known or reasonably foreseeable to the Buyer Board as of the Execution Date, which change, event or occurrence becomes known to or by the Buyer Board prior to obtaining Stockholder Approval; provided, however, that in no event shall the following changes, events or occurrences constitute a Buyer Intervening Event: (a) any change, event, or occurrence relating to Seller or the Assets; (b) changes in the market price or trading volume of Common Stock or any other securities of Buyer or its Subsidiaries, or any change in the credit rating thereof or the fact that Buyer meets, exceeds or fails to meet or exceed (or Seller meets, exceeds or fails to meet or exceed) internal or Third Party projections or forecasts or revenue or earnings or reserve predictions for any period (it being understood that the underlying cause thereof or the underlying facts giving rise or contributing to such change, event or occurrence may be taken into account for purposes of determining whether a Buyer Intervening Event has occurred if such cause or facts are not otherwise excluded under this definition); (c) changes, events or occurrences after the Execution Date relating to the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) changes, events or occurrences after the Execution Date in financial or securities markets or the economy in general; or (e) any Buyer Stockholder who has executed and delivered, or who, after the Execution Date, executes and delivers, to Buyer an agreement pursuant to which such Buyer Stockholder agrees to vote Common Stock in favor of any of the matters that are the subject of the Stockholder Approval breaches or threatens to breach such agreement.

“Buyer Related Parties” – as defined in Section 13.18.

“Buyer SEC Financial Statements” - as defined in Section 4.11(b).

“Buyer Stockholders” – means the holders of the Buyer’s Common Stock.

“Cash Consideration” – as defined in Section 2.02(a).

“Cash Holdback Amount” – as defined in Section 2.02(c).

“Casualty Loss” – as defined in Section 11.14.

“Certificate of Designation” – the certain Certificate of Designation in the form of Exhibit L.

“Claim Notice” – any claim notice delivered to Seller with respect to any claim for indemnification under Article 10 in favor of the Buyer Group.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.001 par value per share of Buyer.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or Cure of such Environmental Defect which is substantially completed in accordance with the Lowest Cost Response.

“Confidentiality Agreements” – the Ring Confidentiality Agreement and the Stronghold Confidentiality Agreement.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

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“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)            the sale of the Assets by Seller to Buyer;

(b)            the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)            Buyer’s acquisition, ownership and exercise of control over the Assets.

“Continuing Employees” – as defined in Section 12.02.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, Permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure” – as defined in Section 11.05(a)(i).

“Cut-off Date” – as defined in Section 2.05(e).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred with respect to the above.

“Debt Commitment Letter” – as defined in Section 4.08.

“Debt Financing” – as defined in Section 4.08.

“Debt Financing Sources” – as defined in Section 4.08.

“De Minimis Environmental Defect Cost” – One Hundred Twenty-Five Thousand Dollars ($125,000).

“De Minimis Title Defect Cost” – One Hundred Twenty-Five Thousand Dollars ($125,000).

“Deed” – the Deed from Seller to Buyer, pertaining to certain Mineral Interests and the Surface Fee Properties, substantially in the form attached to this Agreement as Exhibit E-2.

“Defect Escrow Account” – as defined in Section 11.05(c).

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“Defensible Title” – title of Seller to the Leases described on Exhibit A-1 and to the Wells described in Exhibit B that, as of the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a)	with respect to the applicable Target Formation, entitles Seller to receive (and, immediately following the Closing, entitles Buyer to receive) not less than the Net Revenue Interest for the applicable Target Formation set forth in Exhibit A-1 for each Lease or Exhibit B for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit B for such Lease or Well, as applicable), except for (i) decreases in connection with those operations in which Seller, or its successors or assigns, may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)	with respect to the applicable Target Formation, obligates Seller to bear (and, immediately following the Closing, obligates Buyer to bear) not more than the Working Interest for the applicable Target Formation set forth in Exhibit B for each Well, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(c)	with respect to each Lease set forth on Exhibit A-1, entitles Seller to not less than the Net Acres set forth on Exhibit A-1 for such Lease in the applicable Target Formation; and

(d)	is free and clear of all Encumbrances.

“Deferred Cash Consideration” – as defined in Section 2.02(a).

“Definitive Financing Agreement” – as defined in Section 6.06(a).

“Deposit Amount” – as defined in Section 2.02.

“Disability Employee” – as defined in Section 12.02.

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Environmental Amount” – as defined in Section 11.11(b).

“Disputed Matter” – as defined in Section 11.15(a).

“Disputed Title Amount” – as defined in Section 11.05(c).

“DTPA” – as defined in Section 4.20.

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“e-mail” – as defined in Section 13.03.

“Effective Time” – June 1, 2022 at 12:01 a.m. local time at the location of the Assets.

“Employee Letter” – as defined in Section 12.02.

“Employment Date” – as defined in Section 12.02.

“Encumbrance” – any defect, charge, burden, encumbrance, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other substantially equivalent arrangement.

“Environmental Condition” – any condition existing on the Execution Date that presently requires remediation or corrective action under (or if known, would presently require remediation or corrective action under), or that represents a current violation of, any Environmental Law with respect to the Properties, other than any obligations to plug, abandon or decommission any Wells or any matter disclosed on Schedule EC.

“Environmental Consultant” – as defined in Section 11.09(a).

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Sections 11.08 and 11.09 of this Agreement; provided that any matters disclosed on Schedule EC or Schedule 3.12 shall not be considered an Environmental Defect.

“Environmental Defect Cure Period” – the date that is seventy-five (75) days after the Environmental Defect Notice Date.

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Notice Date” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response to remedy or cure such Environmental Defect.

“Environmental Information” – as defined in Section 11.09(b).

“Environmental Law” – means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing and any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment or worker health or safety (solely to the extent relating to exposure to Hazardous Materials), including those Legal Requirements relating to the storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management of such Hazardous Materials. The term “Environmental Law” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions (except to the extent relating to exposure to Hazardous Materials).

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“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations and other responsibilities with respect to, relating to, or arising from or under Environmental Laws (including any Environmental Conditions), Third Party claims relating to the environment, or relating to Hazardous Materials, and which relate to the Assets or the ownership or operation of the same; provided that any matters disclosed on Schedule EC shall not be considered an Environmental Liability.

“Environmental Review” – as defined in Section 11.09(a).

“ERISA” – the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” – with respect to a Person, any Person that would be considered a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” – Computershare Trust Company, N.A.

“Escrow Agreement” – a mutually agreeable Escrow Agreement among Seller, Buyer and the Escrow Agent entered into on or prior to the Execution Date with respect to the Deposit Amount, the Indemnity Holdback Amount and, if applicable, any Disputed Title Amounts or Disputed Environmental Amounts.

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

“Excluded Assets” – with respect to Seller,

(a)	(i) all corporate, personnel, financial, accounting, Income Tax and legal records of Seller that relate to the business of Seller generally (whether or not relating to the Assets) or to Seller’s business, assets and properties not expressly included as Assets in this Agreement, (ii) all books, records and files that relate to the Excluded Assets, (iii) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Legal Requirements or is restricted by any Required Consent that is not satisfied pursuant to Section 11.02, (iv) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (v) all attorney-client privileged communications and work product of legal counsel of the Seller Parties or their Affiliates (other than title opinions) and all engagements and similar letters and agreements with Seller’s legal advisors (including internal counsel) and all other documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine, (vi) all records and data of Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties, (vii) Seller’s and its Affiliates’ proprietary and non-proprietary geophysical or other seismic and related technical data and information and all interpretations of any geophysical or other seismic and related technical data and information relating to the Assets, including Seller’s reserve reports, (viii) all emails and electronic correspondence, except to the extent such email constitutes a material Record or material land or title records that only exists in email form, (ix) Seller’s reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets, (x) documents prepared or received by Seller or its Affiliates with respect to (A) lists of prospective purchasers for such transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (xi) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer, (xii) correspondence between or among Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement, (xiii) Third Party environmental reports that have been prepared more than three (3) years before the Execution Date, and any analyses by Seller, its Affiliates or any of its employees or agents of any Third Party environmental reports, except any such Third Party environmental reports that were issued within one year prior to the Execution Date, and (xiv) any Hedge Contracts (collectively, the “Excluded Records”); provided, however, that any Hedge Contracts related to any Existing Hedges that are novated to Buyer as contemplated by Section 5.06(a) shall not be considered “Excluded Records”;

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(b)	except to the extent related to any Assumed Obligations, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds);

(c)	except to the extent related to any Assumed Obligations, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)	except to the extent related to any Assumed Obligations and further subject to Section 11.14, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)	Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) for which the Purchase Price has been adjusted pursuant to Section 2.05(c)(i)(E));

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(f)	all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Taxes allocable to Seller pursuant to Section 13.02(c), (ii) Income Taxes paid by Seller or their Affiliates, and (iii) any Taxes attributable to the Excluded Assets;

(g)	all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment;

(h)	all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing;

(i)	all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)	all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect to such audit rights or obligations) for which Seller or its Affiliate bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(k)	a copy of all Records;

(l)	all personnel files and related records for Available Employees who do not become Continuing Employees, and all personnel files and related records for Continuing Employees that may not transfer pursuant to any Legal Requirement;

(m)	any Contracts that constitute master services agreements or similar contracts;

(n)	any debt instruments;

(o)	any vehicles and rolling stock and

(p)	all of Seller’s rights, interests and properties that are not included in the definition of “Assets”, including the assets, properties and interests specifically listed in Exhibit F.

“Excluded Records” – as set forth in the definition of “Excluded Assets”.

“Execution Date” – as defined in the preamble to this Agreement.

“Existing Hedges” – those certain commodity hedges set forth on Schedule 5.06.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

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“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Final Amount” – as defined in Section 2.05(d).

“Final Indemnity Holdback Release Time” – as defined in Section 2.02(c)(iii).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“Financing Parties” - as defined in Section 13.20.

“Form S-3 Eligibility” - as defined in Section 4.15.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“GAAS” – as defined in Section 6.05(a).

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any chemical, compounds, constituent, material, pollutant, contaminant, substance or waste, or material, hazardous substance, extremely hazardous substance, that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law, including without limitation, petroleum products, Hydrocarbons and NORM and other substances referenced in Section 11.09.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that “Hedge Contracts” shall not include transaction confirmations related to that certain Electric Energy Sales Agreement, dated March 5, 2019, by and between Reliant Energy Retail Services, LLC and Stronghold OpCo (and the Parties acknowledge that such transaction confirmations are part of such Electric Energy Sales Agreement and shall be transferred to Buyer at Closing as part of the Applicable Contracts).

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“Hedge Loss Amount” – as defined in Section 5.06(a).

“Hedge Loss Assumption Amount” – an amount equal to the absolute value of the net mark-to-market and realized losses for the Existing Hedges (calculated as the aggregate of the values set forth for each respective Existing Hedge in the columns labeled “Mark-to-Market” and “Realized” in Schedule 5.06), not to exceed Twenty Million Dollars ($20,000,000).

“Hedge Settlement Amount” – as defined in Section 5.06(a).

“HSR Act” – The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association with such hydrocarbons (whether or not such item is in liquid or gaseous form), or any combination of oil and gas and other hydrocarbons, and any minerals produced in association with such hydrocarbons.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.

“Income Taxes” – income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Indemnification Cap” – as defined in Section 10.05(a).

“Indemnity Escrow Account” – as defined in Section 2.02(c).

“Indemnity Escrow Account” – as defined in Section 2.02(c).

“Indemnity Holdback Amount” – as defined in Section 2.02(c).

“Indemnity Holdback Disbursement” – as defined in Section 2.02(c)(i).

“Indemnity Reference Price” – the volume weighted average share price of shares of Common Stock on the NYSE American (or any other exchange on which Common Stock is traded in the future) (as reported by Bloomberg L.P. under the function “VWAP”) for the thirty (30) consecutive Trading Days ending on and including the first (1st) Trading Day preceding the date of the applicable determination of value of any share of Common Stock for purposes of an Indemnity Holdback Disbursement, a release from the Indemnity Escrow Account or other applicable calculation pursuant to Section 2.02(c).

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“Individual Claim Threshold” – as defined in Section 10.05(a).

“Initial Indemnity Holdback Release Time” – as defined in Section 2.02(c)(ii).

“Instruction Letter” – as defined in Section 2.02(c)(i).

“Instruments of Conveyance” – the Assignment and the Deed. Except for the special warranty of Defensible Title by, through and under Seller contained in such Instruments of Conveyance, the Instruments of Conveyance shall be without warranty of title, whether express, implied, statutory or otherwise, it being understood that Buyer shall have the right to conduct pre-Closing title due diligence as described in Article 11, and that the rights and remedies set forth in Article 11 shall be Buyer’s sole rights and remedies with respect to title.

“June 30, 2022 Unaudited Interim Financials” – as defined in Section 6.05(a).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Steven Weatherl, Caleb Weatherl and Drew Hendricks. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Paul D. McKinney, Travis T. Thomas and Stephen D. Brooks.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.

“Lock-Up Agreement” – that certain Lock-Up Agreement substantially in the form of Exhibit M.

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the date this Agreement is executed that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed by a Governmental Body under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any obligations to plug, abandon or decommission any Wells; (b) the costs of Buyer’s or any of its Affiliate’s employees; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date; and (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.

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“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole. The term “Material Adverse Effect” shall not include material adverse effects resulting from (a) entering into this Agreement or the announcement of the Contemplated Transactions; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (c) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder (including the Russia-Ukraine conflict or any worsening or escalation thereof); (f) any set of facts, occurrences or conditions specified in reasonable detail in the Exhibits and Schedules to this Agreement as of the Execution Date; (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or Working Interest owner to develop all or a portion of any Assets, or any other action taken or failed to be taken by a Third Party operator or owner of Working Interests with respect to any Assets; (h) changes or developments in financial or securities markets or the economy in general; (i) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation of COVID-19); (j) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (k) acts of God, including hurricanes and storms; (l) any reclassification or recalculation of reserves in the ordinary course of business; (m) natural declines in well performance; (n) general changes in (or changes in interpretation of) Legal Requirements, in regulatory policies, or in GAAP; (o) seasonal reductions in revenues or earnings of Seller in the ordinary course of its business; (p) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement or (q) matters as to which an adjustment is provided for under Section 2.05(c) or for which Seller is required to indemnify Buyer.

“Material Contracts” – as defined in Section 3.09(a).

“March 31, 2022 Unaudited Interim Financials” – as defined in Section 6.05(a).

“Mineral Interests” – as set forth in the definition of “Assets”.

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“Net Acre” – with respect to (and as computed separately) each Lease identified on Exhibit A-1 as to the applicable Target Formation, (i) the gross number of mineral acres in the Lands covered by such Lease, multiplied by (ii) the undivided fee simple mineral interest (expressed as a percentage) in the Lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the Lands), multiplied by (iii) Seller’s Working Interest in that Lease. However, if the items in clauses (i) or (iii), above, vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract. For example, if a Lease in which Seller owns an undivided fifty percent (50%) Working Interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).

“Net Revenue Interest” – with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (in the case of each Lease, within any portion of the applicable Target Formation, and in the case of each Well, limited to the Target Formation for any such Well), and in each case subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit B, as applicable, for any such Lease or Well, after satisfaction of all other Royalties.

“No-Recourse Party” – as defined in Section 13.17.

“Nomination Agreement” – as defined in Section 5.07.

“Non-Operated Assets” – Assets operated by any Person other than Seller or an Affiliate of Seller.

“NORM” – naturally occurring radioactive material.

“Novated Hedge” – as defined in Section 5.06(a).

“Novation Agreement” – as defined in Section 5.06(a).

“Novation Amount” – as defined in Section 5.06(b).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement or operating agreement; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) any amendment to any of the foregoing.

“Overriding Royalties” – as set forth in the definition of “Assets”.

“Party” or “Parties” – as defined in the preamble to this Agreement.

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“Permits” – all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Consent” – any Consent that is not a Required Consent.

“Permitted Encumbrance” – any of the following:

(a)	the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B for such Lease or Well, as applicable, (iii) obligate Seller to bear a Working Interest for any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest), or (iv) reduce the Net Acres of Seller with respect to any Lease (or any applicable tract) identified on Exhibit A-1 to an amount less than the Net Acres set forth on Exhibit A-1 for such Lease; provided, however, any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)	any Preferential Purchase Rights, Consents and similar agreements;

(c)	excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment;

(d)	liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate Proceedings by or on behalf of Seller, which Proceedings are described on Schedule PE;

(e)	all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)	Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Title Defect Notice Date;

(g)	all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

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(h)	rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i)	easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(j)	vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate Proceedings by or on behalf of Seller;

(k)	Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate Proceedings by or on behalf of Seller;

(l)	with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Seller as the owner of any Assets;

(m)	any Encumbrance affecting the Assets that is discharged by Seller, or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(n)	defects based solely on assertions that Seller’s files lack information (including title opinions);

(o)	lessor’s Royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit B for such Lease or Well, as applicable, (ii) obligate Seller to bear a Working Interest for any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well, as applicable (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest); or (iii) reduce the Net Acres of Seller with respect to any Lease (or any applicable tract) identified on Exhibit A-1 to an amount less than the Net Acres set forth on Exhibit A-1 for such Lease (or tract);

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(p)	defects or irregularities of title (i) outstanding for ten (10) years or more as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title, including any affidavit of identity, absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship Proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms; (vi) resulting from or related to probate Proceedings or the lack of probate Proceedings that have been outstanding for ten (10) years or more; (vii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the applicable Asset; (viii) based on a gap in Seller’s chain of title (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (ix) based on a lease being a community lease;

(q)	Imbalances;

(r)	plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(s)	calls on Hydrocarbon production under existing Contracts;

(t)	defects in a Lease that is held by production (i) where all Working Interest owners, Royalty owners and similar interest owners in a Well have been receiving revenue payments for production from such Well and such revenue payments have been accepted without challenge during the ten (10)-year period prior to the Closing Date or (ii) where such Lease is maintained pursuant to any other terms of the Lease, including shut-in or force majeure provisions;

(u)	defects arising from failure of any non-participating Royalty owners to ratify a unit;

(v)	all defects or irregularities, to the extent affecting depths, intervals, formations, or strata outside of the Target Formation of a Well;

(w)	any matters referenced or set forth on any Exhibit or Schedule to this Agreement;

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(x)	any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset to Buyer;

(y)	defects based on any cessation of production, low production, gap in production, or lack of production or failure to conduct continuous or ongoing operations as to any of the Leases or other Assets, in each case, during the period of Seller’s ownership of such Leases, except to the extent such circumstance, action, or inaction has resulted in a Third Party’s superior claim of title to a Lease or other Asset that has been Threatened in writing or has been asserted and is pending in a court of competent jurisdiction; and

(z)	any matters set forth on Schedule PE.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Phase I” – as defined in Section 11.09.

“Post-Closing Date” – as defined in Section 2.05(d).

“Pre-Closing Stockholder Approval” means Stockholder Approval that the Company obtains prior to the Closing.

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest in such Asset or portion of such Asset as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preferred Stock” means Buyer’s 8.0% Series A preferred stock, par value $0.001 per share, with an initial stated value of $1,000 per share, that is convertible into Common Stock having the rights, preferences and privileges set forth in the Certificate of Designation.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(c), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

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“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination, curative and overhead costs) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication), but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) costs incurred to Cure or remediate Title Defects or Environmental Defects, (e) obligations with respect to Imbalances, (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (g) Taxes and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise; provided that “Property Costs” will not include any compensation expenses attributable to increases in compensation rates or any bonuses, in either case, implemented for any employees of Seller or its Affiliates after the Execution Date and prior to the Closing, other than increases required by applicable Law or a Seller Benefit Plan in effect on the date of this Agreement.

“Proxy Statement” – as defined in Section 6.07(a).

“Purchase Price” – as defined in Section 2.02.

“Push-Out Election” – the election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable.

“Records” – as set forth in the definition of “Assets”.

“Recourse Parties” – as defined in Section 13.17.

“Registration Rights Agreement” – the Registration Rights Agreement in the form attached to this Agreement as Exhibit I to be executed and delivered by and among Seller and Buyer at Closing.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, (b)(i) the applicable instrument does not contain language providing that such Consent is not to be unreasonably withheld (or language of similar effect) and (ii) such Consent is denied in writing by the holder of the Consent or (c) there is provision within the applicable instrument expressly stating that an assignment in violation of such instrument (i) is void or voidable, (ii) triggers the payment of specified liquidated damages or (iii) causes termination of the applicable Assets to be assigned.  For the avoidance of doubt, “Required Consent” does not include (A) any Consents or approvals of Governmental Bodies that are customarily obtained after Closing or (B) any Consents that by their terms cannot be unreasonably withheld (or language of similar effect).

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“Restricted Commitment Letter Amendments” – as defined in Section 6.06(d).

“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Ring Confidentiality Agreement” – that certain confidentiality agreement dated as of May 27, 2022, by and between Buyer and Stronghold OpCo.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.

“Schedule Supplement” – as defined in Section 3.20.

“SEC” – the U.S. Securities and Exchange Commission.

“SEC Documents” – as defined in Section 4.11(a).

“SEC Filings” – (x) Buyer’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 16, 2022 (including any disclosure incorporated by reference from Buyer’s Definitive Proxy Statement filed on April 28, 2022 and excluding disclosure under “Item 1A. Risk Factors” thereto); (y) Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022; or (z) Buyer’s Current Reports on Form 8-K filed with the SEC since April 1, 2022 (excluding disclosure included in the materials described in clauses (x) through (z) of this defined term constituting “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act).

“Securities Act” – the Securities Act of 1933, as amended.

“Seller” – as defined in the preamble to this Agreement.

“Seller Benefit Plans” – any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Available Employee as of the Execution Date.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Party” – as defined in the preamble to this Agreement.

“Seller Related Parties” – as defined in Section 13.18.

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“Seller’s Counsel” – as defined in Section 13.18.

“SMOG Disclosures” – as defined in Section 6.05(a).

“Specified Obligations” – with respect to Seller, any Damages, liabilities and obligations arising out of (a) Third Party claims with respect to the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Seller and taken from the Assets owned by Seller to any location that is not an Asset; (b) personal injury (including death) claims attributable to Seller’s or its applicable operating Affiliate’s operation of the Assets prior to the Effective Time; (c) Third Party claims with respect to the failure of Seller to properly and timely pay, in accordance with the terms of any Lease, Royalties with respect to the Assets that are due by Seller and attributable to Seller’s ownership of the Assets prior to the Effective Time; (d) any claim made by an employee of Seller or any Affiliate of Seller directly relating to such employment by Seller or its Affiliate; (e) any Damages attributable to Third Party claims against Seller arising from the actual fraud, gross negligence or willful misconduct of Seller with respect to the operation of the Properties during Seller’s ownership thereof prior to the Closing; (f) the Excluded Assets and the Retained Assets; (g) any Damages consisting of any civil or administrative fines or penalties or criminal sanctions imposed under applicable Legal Requirements as interpreted as of the Execution Date on Seller or its Affiliates and resulting from or relating to the ownership, use or operation of the Properties by Seller prior to the Closing, but excluding any Environmental Liabilities; and (h) the matters set forth on Schedule 3.05 (or, that should have been set forth on Schedule 3.05 in order for the representation in Schedule 3.05 to be true and correct as of the Execution Date). From and after the date that is twenty-four (24) months following the Closing Date, all such Damages, liabilities and obligations arising out of clauses (a), (b), (c) and (g) shall no longer be Specified Obligations and shall be deemed Assumed Obligations.

“Stock Consideration” means (i) in the event Pre-Closing Stockholder Approval is obtained, 63,888,889 shares of fully paid and nonassessable shares of Common Stock, or (ii) in the event that Pre-Closing Stockholder Approval is not obtained, 21,339,986 shares of fully paid and nonassessable shares of Common Stock and 153,176 shares of fully paid and nonassessable shares of Preferred Stock.

“Stockholder Approval” – as defined in Section 6.07(a).

“Stockholders Meeting” – as defined in Section 6.07(b).

“Stock Holdback Amount” – as defined in Section 2.02(c).

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Stronghold Confidentiality Agreement” – that certain confidentiality agreement dated as of October 19, 2021, by and between Buyer and Stronghold OpCo.

“Stronghold HoldCo” – means Stronghold Energy II Holdings, LLC.

“Stronghold OpCo” – as defined in the preamble to this Agreement.

“Stronghold RoyaltyCo” – as defined in the preamble to this Agreement.

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“Surface Fee Properties” – as set forth in the definition of “Assets”.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller or its Affiliate as the operator of such Wells.

“Target Area” – the geographic area set forth on Exhibit H.

“Target Formation” – with respect to (i) a Well, the currently producing formation for such Well and (ii) a Lease, the formation(s), depths or intervals set forth for such Lease in Exhibit A-1.

“Tax” or “Taxes” – any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions.

“Tax Allocation” – as defined in Section 2.07(b).

“Tax Controversy” – as defined in Section 13.02(h)(i).

“Tax Partnership” – as defined in Section 3.04(g).

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule, attachment, or amendment to such Tax documentation.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.07(a).

“Title Benefit Amount” – as defined in Section 11.07(d).

“Title Benefit Properties” – as defined in Section 11.07(b).

“Title Benefit Value” – as defined in Section 11.07(a).

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“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; however, the following shall not be considered Title Defects:

(a)	defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records provided no Third Party has asserted a superior claim to any interest in such Leases prior to the Effective Time, and subject to recording by Seller of any such unrecorded federal or state Leases prior to the Closing Date or as otherwise agreed by the Parties;

(b)	defects arising from any change in applicable Legal Requirement after the Execution Date;

(c)	defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

(d)	defects that affect only which non-Seller Person has the right to receive Royalty payments rather than the amount or the proper payment of such Royalty payment; and

(e)	defects arising from a mortgage (that is not in default or subject to foreclosure) encumbering the oil, gas or mineral estate of any lessor that would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would not customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease, unless a notice of default or a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset.

“Title Defect Cure Period” – as defined in Section 11.05(a).

“Title Defect Notice” – as defined in Section 11.03.

“Title Defect Notice Date” – as defined in Section 11.03.

“Title Defect Property” – as defined in Section 11.03.

“Title Defect Value” – as defined in Section 11.03.

“Total AV” – with respect to a Lease or Well, the aggregate Allocated Value of the interest owned by the Seller Parties as set forth on Schedule 2.07.

“Trading Day” – a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

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“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any Assignments related to the transfer of the Assets to Buyer.

“Units” – as set forth in the definition of “Assets”.

“Unresolved Claim” – as defined in Section 2.02(c)(iii).

“VWAP Market Disruption Event” – with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“Warburg” – Warburg Pincus LLC, a New York limited liability company.

“WARN Act” – the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Lease or Well, the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well (in the case of each Lease, within any portion of the applicable Target Formation, and in the case of each Well, limited to the Target Formation for such Well), and in each case subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit B, as applicable, but without regard to the effect of any Royalties or other burdens.

Article 2
SALE AND TRANSFER OF ASSETS; CLOSING

2.01            Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be transferred) the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

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2.02            Purchase Price; Deposit; Holdback.

(a)	Subject to any adjustments that may be made under Section 2.05 or Section 2.02(c), the purchase price for the Assets will be Four Hundred Sixty-Five Million Dollars ($465,000,000) (the “Purchase Price”), which shall consist of (i) an amount in cash equal to Two Hundred Fifteen Million Dollars ($215,000,000) (the “Cash Consideration”), with $15,000,000 of the Cash Consideration (the “Deferred Cash Consideration”) payable on or before the Initial Indemnity Holdback Release Time (as defined below) (provided that the final amount of the Deferred Cash Consideration may be reduced to satisfy indemnity obligations in accordance with Section 2.02(c)), (ii) the Stock Consideration and (iii) the Hedge Loss Assumption Amount. Within one (1) Business Day after the Execution Date, Buyer will deposit by wire transfer in same day funds into an escrow securities account established pursuant to the Escrow Agreement in an amount equal to ten percent (10%) of the unadjusted Purchase Price (together with any accrued interest, the “Deposit Amount”). If the Closing timely occurs, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.04(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply to the distribution of the Deposit Amount.

(b)	Without limiting any other provisions in this Agreement, if at any time during the period between Execution Date and the Closing there are any changes in the outstanding number of shares of Common Stock by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock (excluding, for purposes of clarity, issuances of any Common Stock resulting from the vesting of any equity awards set forth on Schedule 4.03 or the granting of any equity awards under any Buyer equity incentive plan), but excluding the Stock Consideration and any other amounts or similarly dependent items related to the Common Stock or the Stock Consideration shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action (and thereafter all references in this Agreement to “Common Stock,” “Stock Consideration” and other similarly dependent items shall be references to such terms, as so adjusted); provided that this Section 2.02(b) shall in no event be construed to permit Buyer or any of its Affiliates to take any action with respect to the Common Stock that is prohibited by the terms of this Agreement.

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(c)	Holdback Amount. At Closing, the Parties shall instruct the Escrow Agent to retain in one or more escrow accounts established pursuant to the Escrow Agreement (collectively, the “Indemnity Escrow Account”) a cash amount equal to the difference between (1) five percent (5%) of the unadjusted Purchase Price, and (2) an amount equal to the Deferred Cash Consideration (such amount, the “Cash Holdback Amount”), and Buyer shall deposit into the Indemnity Escrow Account, (i) in the event that the Pre-Closing Stockholder Approval is obtained, 6,458,333 shares of Common Stock, issued in book entry format through Buyer’s transfer agent, or (ii) in the event that the Pre-Closing Stockholder Approval is not obtained, 23,249 shares of Preferred Stock, issued in book entry format through the Buyer’s transfer agent, in either event, from, and without duplication to, the Stock Consideration issued by Buyer at the Closing (the “Stock Holdback Amount”, and collectively, with the Deferred Cash Consideration and the Cash Holdback Amount, and together with any interest, dividends, distributions, earnings or other amounts accrued thereon, or other property received as a result or in respect thereof, while the relevant property is held by the Escrow Agent under the Escrow Agreement, the “Indemnity Holdback Amount”). The Indemnity Holdback Amount shall be held in, and released from, the Indemnity Escrow Account after Closing as and to the extent provided in this Section 2.02(c) to satisfy Seller’s indemnification obligations under Section 10.02. The Parties agree that the Escrow Agent shall disburse the Indemnity Holdback Amount only in accordance with the following procedures:

(i)	If the Escrow Agent receives a joint instruction letter in a form consistent with the terms of the Escrow Agreement (an “Instruction Letter”) executed by authorized representatives of Buyer and Seller instructing the Escrow Agent to disburse all or any portion of the Indemnity Holdback Amount (such amount, an “Indemnity Holdback Disbursement”), then the Escrow Agent shall disburse the Indemnity Holdback Disbursement to the recipient(s) identified in such letter in accordance with the Escrow Agreement. Within two (2) Business Days following the final resolution of any claim for indemnification under Article 10 in favor of the Buyer Group, Buyer and Seller shall execute and deliver Instruction Letters to the Escrow Agent authorizing the applicable Indemnity Holdback Disbursement to Buyer in an amount equal to the amount of the Damages finally determined to be owed to the Buyer Group in respect of such claim for indemnification. Subject to the remainder of this Section 2.02(c)(i), the total number of shares to be released from the Indemnity Holdback Amount with respect to any such Indemnity Holdback Disbursement shall be (A) in the case of Common Stock, a number of shares (rounded down to the nearest whole share) equal to (I) the amount of the Damages finally determined to be owed to the Buyer Group in respect of such claim for indemnification, divided by (II) the Indemnity Reference Price, and (B) in the case of Preferred Stock, the number of shares of Preferred Stock that would convert (assuming that all conditions to the conversion of the Preferred Stock were satisfied) into the number of shares (rounded down to the nearest whole share) of Common Stock equal to (I) the amount of the Damages finally determined to be owed to the Buyer Group in respect of such claim for indemnification, divided by (II) the Indemnity Reference Price. Notwithstanding anything contained herein to the contrary, all indemnity claims shall first be satisfied from the Deferred Cash Consideration until the Deferred Cash Consideration has been exhausted, second from the Stock Holdback Amount until the Stock Holdback Amount has been exhausted and last, any remaining amounts for indemnity claims shall be satisfied from the Cash Holdback Amount and any other property remaining as part of the Indemnity Holdback Amount.

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(ii)	Promptly after the six (6)-month anniversary of the Closing Date (such date, the “Initial Indemnity Holdback Release Time”) (but in no event more than three (3) Business Days thereafter), Seller and Buyer shall deliver to the Escrow Agent an Instruction Letter instructing the Escrow Agent to disburse to Seller (A) the balance of the Cash Holdback Amount (and any interest or earnings accrued thereon under the Escrow Agreement), less (B) the amount (if any) of any Unresolved Claims that exceed the Stock Holdback Amount (based on the Indemnity Reference Price at the Initial Indemnity Holdback Release Time) and that have not already been offset against the Deferred Cash Consideration as of the Initial Indemnity Holdback Release Time in accordance with Section 2.02(a) and the priority established in Section 2.02(c)(i). If such amount is a negative number, then no release will be made from the Indemnity Escrow Account as of the Initial Indemnity Holdback Release Time; provided that Seller will not be required to fund any additional amounts of cash or shares of Common Stock or Preferred Stock into the Indemnity Escrow Account.

(iii)	Promptly after the twelve (12)-month anniversary of the Closing Date (such date, the “Final Indemnity Holdback Release Time”) (but in no event more than three (3) Business Days thereafter), Seller and Buyer shall deliver to the Escrow Agent an Instruction Letter instructing the Escrow Agent to disburse to Seller in accordance with the Escrow Agreement the remaining balance of the Indemnity Holdback Amount; provided, however, that Buyer and Seller shall jointly instruct the Escrow Agent to retain an amount (up to the then-current balance of the Indemnity Holdback Amount, and with the value of any Common Stock or Preferred Stock so retained, and the order of priority in which property remaining in the Indemnity Escrow Account shall be retained, each being determined in the same manner as is used for such purposes in connection with satisfying indemnity claims under Section 2.02(c)(i)) equal to the amount of indemnity claims under Claim Notices asserted by or on behalf of a member of Buyer Group that remains unresolved (an “Unresolved Claim”) that has not already been offset against the Deferred Cash Consideration as of the Initial Indemnity Holdback Release Time in accordance with Section 2.02(a) and the priority established in Section 2.02(c)(i). That portion of the Indemnity Holdback Amount retained for each Unresolved Claim shall be released by joint instruction from each of Seller and Buyer to the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with Article 10 and paid to (or the applicable portion thereof) (A) the applicable member of Buyer Group, if applicable, and (B) otherwise to Seller; provided that Seller will not be required to fund any additional amounts of cash or shares of Common Stock or Preferred Stock into the Indemnity Escrow Account. With respect to the balance of the Indemnity Holdback Amount (if any) held by the Escrow Agent following the Final Indemnity Holdback Release Time, if, following final resolution (and payment, if applicable, to the indemnified member of the Buyer Group pursuant to Instruction Letters or a final court order, as applicable) of all outstanding claim notices delivered to Seller with respect to any claim for indemnification under Article 10 in favor of the Buyer Group prior to the Final Indemnity Holdback Release Time, any Indemnity Holdback Amount remains in the Indemnity Escrow Account, then within three (3) Business Days thereafter, Seller and Buyer shall deliver to the Escrow Agent an Instruction Letter instructing the Escrow Agent to disburse to Seller such remaining Indemnity Holdback Amount

(iv)	The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Indemnity Escrow Account in accordance with this Section 2.02(c).

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2.03         Closing; Preliminary Settlement Statement. Subject to Section 9.01, the Closing shall take place remotely and electronically on or before August 31, 2022, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived on such date, within five (5) Business Days after the date on which such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement may include estimates where actual amounts are not known at such time. As part of the Preliminary Settlement Statement, Seller shall provide to Buyer such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within three (3) Business Days after receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes to the Preliminary Settlement Statement, and Seller shall consider all such objections and proposed changes. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement prepared by Seller in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing.

2.04         Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:

(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Cash Consideration as provided in Section 2.05(c)(ii)(E));

(iii)	a certificate, in substantially the form set forth in Exhibit G-1, executed by an officer of Seller and certifying on behalf of Seller that its conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	a properly completed and executed IRS Form W-9 from each Seller (or, if a Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, such Seller's regarded owner);

(v)	an executed counterpart of the Preliminary Settlement Statement;

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(vi)	for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentations on forms prepared by Buyer as are necessary to designate Buyer as operator of such Wells;

(vii)	a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made directly by Seller or its Affiliates affecting the Assets;

(viii)	an executed joint instruction letter directing the Escrow Agent to release the balance of the Deposit Amount, less the Cash Holdback Amount to Seller at Closing in accordance with Section 2.02(c);

(ix)	such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller);

(x)	an executed counterpart of the Registration Rights Agreement, executed by each Seller Party;

(xi)	if required pursuant to Section 5.06, counterparts of the applicable Novation Agreement with respect to each Novated Hedge, duly executed by Seller or its Affiliate, as applicable; and

(xii)	an executed counterpart of the Nomination Agreement, executed by each applicable Person contemplated to be party thereto (other than Buyer).

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller:

(i)	the Preliminary Amount (less the Indemnity Holdback Amount) by wire transfer to the account specified by Seller in written notice given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iii)	a certificate, in substantially the form set forth in Exhibit G-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)	for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer as are necessary to designate Buyer as operator of such Wells;

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(vi)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.02(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(vii)	an executed joint instruction letter directing the Escrow Agent to release the balance of the Deposit Amount, less the Cash Holdback Amount to Seller at Closing in accordance with Section 2.02(c);

(viii)	evidence of Buyer’s deposit into the Indemnity Escrow Account of 6,458,333 shares of Common Stock (in the event Pre-Closing Stockholder Approval is obtained) or 23,249 shares of Preferred Stock (in the event Pre-Closing Stockholder Approval is not obtained), as applicable, in accordance with Section 2.02(c);

(ix)	if applicable, an amount equal to the aggregate Disputed Title Amount and the aggregate Disputed Environmental Amount by wire transfer to the Defect Escrow Account;

(x)	an executed counterpart of the Registration Rights Agreement, executed by Buyer;

(xi)	evidence of issuance of the Stock Consideration;

(xii)	evidence reasonably satisfactory to Seller that Buyer (A) has filed a supplemental listing application with the NYSE American with respect to the issuance of the Stock Consideration and (B) the shares of Common Stock comprising the Stock Consideration (including, for the avoidance of doubt, any shares of Common Stock issuable upon conversion of the Preferred Stock) have been approved and authorized for listing on the NYSE American;

(xiii)	if Pre-Closing Stockholder Approval is not obtained, a certificate of Buyer’s transfer agent with respect to the Preferred Stock, evidencing a book entry position in the name of Seller;

(xiv)	if required pursuant to Section 5.06, counterparts of the applicable Novation Agreement with respect to each Novated Hedge, duly executed by Buyer and, if applicable, its designated hedge counterparty; and

(xv)	an executed counterpart of the Nomination Agreement, executed by executed by each applicable Person contemplated to be party thereto.

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2.05         Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds attributable to such Assets, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds of such Assets, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)	For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 2.05, (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 13.02(c).

(c)	The Cash Consideration shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer) and (ii) any other proceeds received by Buyer with respect to the Assets to which Seller would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(c) but paid or economically borne by Seller;

(C)	the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller (including any amounts advanced in respect of Third Party Working Interest owners in its capacity as the “operator”) that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

(D)	a fixed overhead charge of $551,088.89 per month (prorated for any partial month) from the Effective Time through the Closing Date;

(E)	to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank fill) as of the Effective Time;

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(F)	the Title Benefit Amount;

(G)	if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $6.498 per Mcf or $109.78 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time;

(H)	if applicable, the Hedge Settlement Amount (if there are any net losses with respect to settled Existing Hedges);

(I)	if applicable, the Hedge Loss Amount associated with Existing Hedges that are not Novated Hedges; and

(J)	the amount of any other upward adjustment specifically described in this Agreement or mutually agreed upon by the Parties; and

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Seller, or otherwise economically borne by Seller) and (ii) other proceeds received by Seller with respect to the Assets (without duplication) for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 13.02(c) but paid or economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments or advances of Property Costs (or portions of such Property Costs) with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $6.498 per Mcf or $109.78 per bbl, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time;

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(G)	if applicable, the Hedge Settlement Amount (if there any net gains with respect to settled Existing Hedges);

(H)	if applicable, the Novation Amount; and

(I)	the amount of any other downward adjustment specifically described for in this Agreement or mutually agreed upon by the Parties.

Notwithstanding anything to the contrary in this Agreement, all adjustments to the Purchase Price described in Section 2.05 shall be made to the Cash Consideration (the Cash Consideration, as adjusted, the “Adjusted Cash Purchase Price”); provided, that such adjustments in Section 2.05(c) shall be calculated by netting all upward adjustments in Section 2.05(c)(i) against all downward adjustments in Section 2.05(c)(ii).

(d)	As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final Adjusted Cash Purchase Price, together with reasonable supporting data and information. Buyer shall cooperate with Seller and provide access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice are deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified in the Dispute Notice by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit the dispute to BDO USA, LLP or, if BDO USA, LLP is not available, to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) with a written notice of such dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Seller, on the other hand, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Adjusted Cash Purchase Price related to the disputed item, the Accounting Expert shall not increase the Adjusted Cash Purchase Price more than the increase proposed by Seller nor decrease the Adjusted Cash Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final Adjusted Cash Purchase Price shall be called the “Final Amount.” If (y) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (z) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

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(e)	Notwithstanding anything to the contrary in this Agreement, except to the extent such amounts are, or are attributable to, the Excluded Assets, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets following the date that is twelve (12) months after the Closing Date (the “Cut-off Date”). After the occurrence of the Final Settlement Date, within thirty (30) days after the end of each calendar month from and after the Final Settlement Date until the Cut-off Date (including the calendar months in which the Final Settlement Date and the Cut-off Date occur), and without duplication of any such amounts that were accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, as applicable, Seller and Buyer shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under Section 2.05(a), and (B) all Property Costs for which each Party is responsible under Section 2.05(a) but were paid by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Seller, on the one hand, and Buyer on the other hand, as follows: (A) if such netting and true-up results in a net amount payable by Buyer to Seller, then Buyer shall pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Buyer, then Seller shall pay to Buyer such amount.

2.06            Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge the following liabilities arising from, based upon, related to, or associated with the Assets (collectively, the “Assumed Obligations”) subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10), any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations:

(a)	attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05;

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(b)	imposed by any Legal Requirement or Governmental Body relating to the Assets;

(c)	for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water, or other Wells and all surface facilities;

(d)	subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets;

(e)	attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Cash Consideration was made);

(f)	attributable to the Imbalances;

(g)	subject to Buyer’s rights and remedies set forth in Article 11 (further subject to the limitations and restrictions in Article 11) attributable to or resulting from all Environmental Liabilities relating to the Assets;

(h)	related to the conveyance of the Assets to Buyer at Closing;

(i)	attributable to or resulting from:

(i)	Asset Taxes allocated to Buyer pursuant to Section 13.02(c) and, for the avoidance of doubt, Section 13.02(c) shall govern the actual payment of such Asset Taxes; and

(ii)	any other Taxes attributable to the Assets for periods (or portions of such periods) from and after the Effective Time;

(j)	attributable to or resulting from Transfer Taxes allocable to Buyer pursuant to Section 13.02(b); and

(k)	attributable to the Leases and the Applicable Contracts, except for Property Costs which shall have been accounted for as provided under Section 2.05.

Buyer acknowledges that:

(a)	the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons;

(b)	spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets;

(c)	there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets;

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(d)	it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at or after the Effective Time, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10) and that Buyer shall assume all responsibility and liability for such matters and all related claims and demands;

(e)	the Assets may contain asbestos, Hazardous Materials or NORM;

(f)	NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms;

(g)	wells, materials and equipment located on the Assets may contain NORM; and

(h)	special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets. From and after the Closing, subject to Seller’s indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

2.07            Allocation of Purchase Price.

(a)	The Purchase Price shall be allocated among the Seller Parties’ respective interests in the Wells and Leases as set forth in Schedule 2.07. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 in this Agreement. If, at Closing, the Hedge Loss Assumption Amount is less than Twenty Million Dollars ($20,000,000), the Allocated Values set forth in Schedule 2.07 shall be proportionately reduced.

(b)	Within sixty (60) days following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) an allocation of the Final Amount and any items that are treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code, and the regulations related to Section 1060 of the Code, and to the extent permitted by applicable Legal Requirements, the amount allocated among the Assets shall be in a manner consistent with the Allocated Values set forth on Schedule 2.07 (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Buyer and within thirty (30) days thereafter, the Parties shall negotiate in good faith to agree on the Tax Allocation or any revisions thereto. Any subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined under this Agreement. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Final Settlement Date, in a manner consistent with the agreed Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price for U.S. federal Income Tax purposes, and shall not take any position inconsistent with such Form 8594 upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the prior consent of the other Party or Parties; provided, however, no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed Tax Allocation and of any compromise or settlement of any Tax audit, claim or similar Proceeding in connection with the Tax Allocation.

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2.08            Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements; provided, however, that Buyer and its Affiliates shall use commercially reasonable efforts to provide Seller notice of any amounts otherwise payable that it intends to deduct and withhold at least three (3) days prior to making such withholding, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding. To the extent any amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller individually represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01            Organization and Good Standing. Stronghold OpCo is a limited liability company and Stronghold RoyaltyCo is a limited partnership and each are duly organized, validly existing and in good standing under the laws of the State of Delaware and, where required, each are duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company or limited partnership, as applicable, power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

3.02            Authority; No Conflict.

(a)	The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and at the Closing, all instruments executed and delivered by each Seller at or in connection with the Closing shall have been duly executed and delivered by each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by each Seller of the Instruments of Conveyance at the Closing, such Instruments of Conveyance and delivery shall constitute legal, valid and binding transfers and conveyances of the Assets owned by it. Upon the execution and delivery by each Seller of any other documents at the Closing (collectively with the Instruments of Conveyance, the “Seller Closing Documents”), the Seller Closing Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

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(b)	Assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, and subject to compliance with the HSR Act, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of Seller’s Organizational Documents or (B) any resolution adopted by the Seller’s board of directors, managers or officers;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right (A) to challenge any of the Contemplated Transactions, (B) to terminate, accelerate, or modify any terms of, or (C) to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)	contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03         Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, Threatened against Seller.

3.04         Taxes.

(a)	All income Tax Returns and other material Tax Returns required to be filed by Seller with respect to the ownership or operation of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Assets, or receipt of proceeds therefrom, have been and will be duly and timely filed by Seller with appropriate Governmental Bodies and all such Tax Returns are true, correct and complete in all material respects.

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(b)	All Taxes imposed on or with respect to Seller’s ownership or operation of the Assets, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Assets, or receipt of proceeds therefrom, required to be paid by Seller that are or have become due have been timely paid in full.

(c)	There are no liens or other Encumbrances for Taxes on Seller’s interests in any of the Assets other than Permitted Encumbrances described in clause (d) of the definition of “Permitted Encumbrances”.

(d)	There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes imposed on or related to the Assets.

(e)	There are no administrative or judicial Proceedings by any taxing authority pending, or, to the Knowledge of Seller, threatened, against Seller relating to any Taxes imposed on or related to the Assets.

(f)	All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied or timely complied with in all material respects.

(g)	No Asset is subject to any Tax partnership agreement or provisions requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (a “Tax Partnership”) other than with respect to Seller’s Income Tax return.

(h)	No claim has been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns with respect to any Asset Taxes that Seller is or may be subject to Asset Taxes by that jurisdiction.

(i)	There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to any Taxes relating to the ownership or operation of the Assets that will be binding on Buyer or the Assets after the Closing.

(j)	Seller has no current or potential contractual obligation relating to the ownership or operation of the Assets, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes that will be binding on Buyer or the Assets after the Closing.

3.05         Legal Proceedings. Other than as set forth on Schedule 3.05, Seller has not been served with any Proceeding, and, to Seller’s Knowledge, there is no pending or Threatened Proceeding (except for immaterial or frivolous claims) against Seller or any of its Affiliates, in each case, that (a) relates to Seller’s employment of the Available Employees and any notices, demands for settlement, and/or charges or claims with respect to any employees that could be binding on Buyer or the Assets after the Closing or Seller’s ownership or operation of any of the Assets, or (b) challenges, that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Neither Seller nor the Assets are subject to any outstanding judgement, Order, or decree that would materially impair such Seller Party’s ability to consummate the Contemplated Transactions or materially affect the ownership, operation or value of the Assets.

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3.06         Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions, other than obligations that are and will remain the sole responsibility of Seller and its Affiliates.

3.07         Compliance with Legal Requirements. Except with respect to any representation and warranties regarding (a) Taxes, which are exclusively provided in Section 3.04 and (b) environmental matters, which are exclusively provided in Section 3.12, to Seller’s Knowledge, except as set forth in Schedule 3.07 or where lack of compliance would not have a Material Adverse Effect, as of the Execution Date, there is no uncured violation by Seller of any Legal Requirements with respect to Seller’s ownership and operation of the Assets.

3.08         Prepayments. Except for any Imbalances, Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any Person of Hydrocarbons previously paid for and not yet delivered.

3.09         Material Contracts.

(a)	Schedule 3.09(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty or fee on ninety (90) days’ or less notice;

(ii)	any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than One Hundred Fifty Thousand Dollars ($150,000) (net to Seller’s interest) during the current or any subsequent fiscal year;

(iii)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract; and

(iv)	any Applicable Contract between or among Seller, on the one hand, and any Affiliate of Seller, on the other hand, that will be binding upon the Assets or the Buyer after Closing.

(b)	Neither Seller, nor to the Knowledge of Seller, any other party is in default under any Material Contract, except as set forth in Schedule 3.09(b) and no event has occurred that with notice or lapse of time, or both, would constitute a material default under any Material Contract by Seller or, to Seller’s Knowledge, any other person who is a party to such Material Contract. Prior to the Execution Date, Seller made available to Buyer true and complete copies of each Material Contract described on Schedule 3.09(a).

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3.10            Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.10, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are not Material Contracts and that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, (c) Permitted Consents and (d) compliance with the HSR Act.

3.11            Current Commitments. Schedule 3.11 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments that individually have an amount remaining equal to or greater than One Hundred Fifty Thousand Dollars ($150,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date. Except as set forth on Schedule 3.11 and except with respect to continuous drilling provisions contained in any Leases as set forth on Schedule 3.11, Seller has no unfulfilled drilling obligation or commitment affecting the Leases by virtue of any Contract (or the terms of the Leases themselves) relating to the Leases or the ownership or operation thereof. To Seller’s Knowledge, as of the Execution Date, all material expenses (for which Seller has received a written invoice, including bills for labor, materials and supplies used or furnished for use in connection with the Assets and amounts payable to co-owners of the Assets) required to be paid by Seller with respect to the ownership or operation of the Assets have been paid in the ordinary course of business except for any such expenses that are being disputed in good faith by Seller.

3.12            Environmental. Except as disclosed on Schedule 3.12, (a) there are no Proceedings pending, or to Seller’s Knowledge, Threatened before any Governmental Body against Seller with respect to the Assets alleging material violations of Environmental Laws, (b) Seller has received no written notice from any Governmental Body of any material violation of or material non-compliance with any Environmental Law or of material non-compliance with the terms or conditions of any Permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof, in each case that remain unresolved, (c) Seller has not entered into any written agreements, orders, decrees, judgments or consents with any environmental Governmental Body and is not subject to any order, decree or judgment issued against Seller or any of its Affiliates by an environmental Governmental Body, in each case, in existence as of the Execution Date and based on any Environmental Laws that relate to the future use of any of the Assets or that presently require any remedial or corrective action and (d) to Seller’s Knowledge, there is no Hazardous Materials contamination of groundwater, surface water, soil or otherwise at, on, under or from the Assets with respect to which material remedial or corrective action by Seller is presently required under Environmental Laws. The representations and warranties in this Section 3.12 are the sole and exclusive representations of Seller with respect to matters arising under Environmental Law, Permits required under Environmental Laws or related to Hazardous Materials.

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3.13            Wells. Except as disclosed on Schedule 3.13, (a) no Well operated by Stronghold OpCo (and to Seller’s Knowledge, no Well operated by a Third Party operator) is subject to material penalties on allowable production after the Effective Time because of any overproduction, (b) all of the Wells drilled and completed by Stronghold OpCo have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by applicable Legal Requirements, (c) no Well drilled and completed by Stronghold OpCo has been plugged and abandoned in a manner that does not comply in all material respects with requirements issued by a Governmental Body and (d) there are no Wells that Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body. Each representation and warranty in this Section 3.13 with respect to Non-Operated Assets shall be deemed to be qualified by the phrase, “To Seller’s Knowledge”.

3.14            Royalties. Except (a) for the Suspense Funds and (b) as set forth in Schedule 3.14, Seller (and to Seller’s Knowledge, the applicable Third Party operator) has duly and properly paid (or caused to be duly and properly paid) in all material respects all Royalties due by Seller during the period of such Seller’s ownership of the Assets.

3.15            Suspense Funds. Schedule 3.15 sets forth all Suspense Funds held by Seller as of the date indicated in Schedule 3.15.

3.16            Permits. To Seller’s Knowledge, except as set forth in Schedule 3.16: (a) with respect to Assets currently operated by Seller or any of its Affiliates, Seller or its Affiliate (as applicable) has acquired and maintained all material Permits necessary to conduct operations on such Assets; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller has not received a written notice from a Governmental Body claiming the lack of a Permit or any failure to comply with any such Permits.

3.17            Payouts. To Seller’s Knowledge, Schedule 3.17 contains a complete and accurate list of Wells that have not reached “payout” (as may be defined by the applicable Contract, Lease or Legal Requirement) and are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

3.18            Equipment. Except as set forth in Schedule 3.18, to Seller’s Knowledge, the tangible property utilized by Seller as operator of the Properties, necessary for the physical operation of the Wells or the gathering systems, and located at, on or under any of the Properties has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets in all material respects consistent with current practices, ordinary wear and tear excepted.

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3.19            Investment Representations.

(a)	Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Stock Consideration, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Stock Consideration and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (v) is acquiring the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky laws, or any applicable other securities laws and (vi) understands and accepts that the acquisition of the Common Stock involves various risks and uncertainties, many of which are summarized in Buyer’s filings with the SEC. Seller represents that it is able to bear any loss associated with an investment in the Stock Consideration.

(b)	With the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Stock Consideration. Seller confirms that it is not relying on any communication (written or oral) of Buyer or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Buyer or any of its Affiliates will not be considered investment or tax advice or a recommendation to acquire Buyer’s securities, and that neither Buyer nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in Buyer’s securities. In accepting the Stock Consideration, Seller has made its own independent decision that an investment in the Stock Consideration is suitable and appropriate for Seller.

(c)	Seller is familiar with the business and financial condition and operations of Buyer, as described in Buyer’s filings with the SEC. Seller has had access to such information concerning Buyer and the Stock Consideration and confirms it has been offered the opportunity to ask questions of Buyer and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Stock Consideration.

3.20            Disclosures with Multiple Applicability; Materiality; Schedule Supplements. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition or matter on such disclosure Schedules shall constitute disclosure with respect to all Sections of this Article 3 to which such fact, condition or other matter applies, regardless of the section of such disclosure Schedules in which such fact, condition or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant of such terms shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto to correct any matter that would otherwise constitute a breach of any representation or warranty of Seller contained herein (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Schedules for all purposes hereunder; provided, however, that any such Schedule Supplement shall be disregarded for purposes of, and shall not affect Buyer’s conditions to Closing set forth in, Section 7.01. If Closing occurs, then such supplements shall be incorporated into Seller’s disclosure Schedules and any claim related to such matters disclosed in the supplement shall be deemed waived and Buyer shall not be entitled to make a claim under this Agreement or otherwise with respect to such matters.

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Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, except as disclosed in the SEC Filings, as of the Execution Date and the Closing Date, the following:

4.01            Organization and Good Standing. Buyer is a corporation and duly organized, validly existing and in good standing under the laws of Nevada and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02            Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) contravene, conflict with, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)	Except for the Stockholder Approval, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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(e)	Buyer has determined that a filing under the HSR Act is not required for its acquisition of the Assets from Seller in accordance with the terms of this Agreement pursuant to 16 C.F.R. 802.

4.03            Valid Issuance

(a)	As of the Closing, the Stock Consideration will be duly authorized in accordance with the Buyer’s Articles of Incorporation (as amended from time to time), and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and will be issued free and clear of any lien, claim or Encumbrance (excluding (i) the restrictions imposed by this Agreement and (ii) restrictions on transfer under applicable state and federal securities laws).

(b)	As of the Execution Date, except for the obligation to issue the Stock Consideration at Closing pursuant to this Agreement and outstanding options, warrants, restricted stock units, performance stock units or other rights to purchase Common Stock and Preferred Stock set forth in the SEC Documents, there are no preemptive rights or other rights to subscribe for or to purchase any equity securities of Buyer. As of the Execution Date, except for the Stock Consideration, as set forth in the SEC Documents, or otherwise set forth on Schedule 4.03 there are no equity securities of Buyer held in the treasury of Buyer, and there are no outstanding options, restricted stock units, performance stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for securities of Buyer.

(c)	Buyer has all requisite power and authority to issue and deliver the Stock Consideration. As of the Execution Date, all corporate action for the authorization, issuance, transfer and delivery of the Stock Consideration to Seller shall have been validly taken, and no other authorization by any Person is required therefor.

(d)	As of the Closing, if Preferred Stock is required to be issued as part of the Stock Consideration pursuant to this Agreement, then, subject only to the receipt of Stockholder Approval, the shares of Common Stock issuable upon conversion of the Preferred Stock shall have been duly authorized and, when issued and delivered to Seller against full payment therefor in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Buyer’s Articles of Incorporation or under Legal Requirements.

4.04            Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

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4.05            Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, and the Assets and their value, and it has relied solely on such advice and on the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, the rules and regulations under such act, any applicable state blue sky laws or any other applicable Legal Requirements.

4.06            Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer is not acquiring the Assets in connection with a distribution or resale in violation of federal or state securities laws or any related rules and regulations. Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.07            Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.08            Financial Ability. Buyer has furnished Seller with true, correct and complete copies of an executed debt commitment letter, dated as of the date hereof, among Truist Securities, Inc., Truist Bank, Citizens Bank, N.A., KeyBank National Association, KeyBanc Capital Markets Inc., Mizuho Bank, Ltd. and Buyer (the “Debt Financing Sources”), together with all Contracts, fee letters, engagement letters, and other arrangements associated therewith (provided that provisions in the fee or engagement letter relating solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions adversely affects the availability of, or impose additional conditions on, the availability of the Debt Financing at the Closing, (such commitment letter(s) and related term sheets, including all exhibits, schedules, and annexes, and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter”) for the purpose of funding the Contemplated Transactions (such debt financing being referred to as the “Debt Financing”). The Debt Commitment Letter has not been amended, supplemented or modified, and no provision thereof has been waived, prior to the date hereof and to Buyer’s Knowledge, no such amendment, restatement, supplement, modification or waiver is contemplated or pending, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Buyer’s Knowledge no such withdrawal, termination or rescission is contemplated. There are no side letters or other agreements or arrangements related to the Debt Financing other than as expressly set forth in the Debt Commitment Letter furnished to Seller pursuant to this Section 4.08. The Debt Commitment Letter is not subject to any conditions or other similar contingencies (including pursuant to any “flex” provisions in the related fee letter or otherwise) other than as expressly set forth therein and not redacted in the version provided to Seller, and is in full force and effect and is the legal, valid, binding, and enforceable obligation of Buyer and each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). All commitments and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full, and Buyer is not aware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate or that would reasonably be expected to cause the Debt Commitment Letter to be ineffective. Assuming the conditions set forth in Article 7 are satisfied at the Closing and subject to the terms, conditions and limitations on the Debt Commitment Letter, the conditions to the Debt Financing will be satisfied and the full amount of the Debt Financing will be available to Buyer on the Closing Date, and Buyer is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the Debt Financing not to be satisfied or the full amount of the Debt Financing to not be available on the Closing Date. Subject to the immediately preceding sentence, at Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deliver the amounts due from Buyer under this Agreement at the Closing. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall the Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source (including, for the avoidance of doubt, the Debt Financing).

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4.09            Securities Laws.

(a)	The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Assets or fractional undivided interests in such Assets, it shall do so in compliance with applicable federal and state securities laws.

(b)	In reliance upon the representations and warranties of Seller in this Agreement, the offer and sale of the Stock Consideration (including the shares of Common Stock issuable upon the conversion of any Preferred Stock comprising part of the Stock Consideration) comprising the Stock Consideration (i) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (iii) are and will be accomplished in conformity with all other federal and applicable state securities laws.

4.10          NYSE American Listing. The issued and outstanding shares of Common Stock and Preferred Stock are listed for trading on the NYSE American.  Buyer is in compliance in all material respects with all applicable rules and regulations of the NYSE American, and Buyer has no taken no action that is reasonably likely to result in material noncompliance with such rules and regulations. Buyer has taken no action that is designed to terminate the registration under the NYSE American. Buyer has not received any notification from the NYSE American to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting).

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4.11        SEC Documents; Financial Statements. Except as set forth on Schedule 4.11:

(a)	Buyer and any applicable Subsidiaries have timely filed or furnished with the SEC all reports, schedules, forms, statements, certifications and other documents and all amendments thereto (including exhibits and other information incorporated therein) required to be filed or furnished by them since January 1, 2020 under the Securities Act, the Exchange Act and all other federal securities laws (all such reports, schedules, forms, statements, certifications and other documents and all amendments thereto, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”).

(b)	The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer SEC Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date):

(i)	did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading;

(ii)	complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable;

(iii)	included as exhibits all material Contracts of Buyer, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC;

(iv)	are not the subject of any outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents;

(v)	Buyer has not received any notification that any of the SEC Documents is the subject of ongoing SEC review or investigation;

(vi)	in the case of the Buyer SEC Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto;

(vii)	in the case of the Buyer SEC Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments;

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(viii)	in the case of the Buyer SEC Financial Statements, fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments); and

(ix)	in the case of the Buyer SEC Financial Statements, have been prepared in a manner consistent with the books and records of Buyer. Since January 1, 2020, Buyer has not made any change in the accounting practices or policies applied in the preparation of its Buyer SEC Financial Statements, except as required by GAAP, SEC rule or policy or applicable Legal Requirement. The books and records of Buyer have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

4.12        Affiliate Transactions. Except for Contracts (a) filed or incorporated by reference as an exhibit to an SEC Documents and (b) related to any benefit plan under which Buyer has any current or contingent liability or obligation, the Buyer is not a party to any transaction or arrangement under which (i) any present executive officer or director of Buyer or any Person that has served as an executive officer or director of Buyer since January 1, 2020, or any of such officer’s or director’s immediate family members, (ii) any record or beneficial owner of more than five percent (5%) of Buyer’s equity securities as of the date of this Agreement or (iii) to Buyer’s Knowledge, any Affiliate of any such officer, director or owner (other than Buyer) is a party, that would be required to be disclosed by Buyer pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.13        Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Buyer for inclusion or incorporation by reference, the Proxy Statement will, at the time such Proxy Statement is mailed to Buyer Stockholders and at the time of a Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Each Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

4.14        Sarbanes-Oxley Compliance; Controls and Procedures. Buyer, its Subsidiaries and the Buyer Board are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 in all material respects. Buyer maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, and legal and regulatory compliance controls (collectively, “Buyer Internal Controls”) that comply with the applicable federal securities laws and the rules and regulations of the SEC and are sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of Buyer SEC Financial Statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Buyer Internal Controls are overseen by the Audit Committee (the “Buyer Audit Committee”) of the Buyer Board in accordance with rules and regulations of the NYSE American. Buyer has not publicly disclosed or reported to the Buyer Audit Committee or the Buyer Board, and within the next ninety (90) days Buyer does not reasonably expect to publicly disclose or report to the Buyer Audit Committee or the Buyer Board, a significant deficiency, material weakness, change in Buyer Internal Controls or fraud involving management or other employees who have a significant role in Buyer Internal Controls, any violation of, or failure to comply with, the federal securities laws and the rules and regulations of the SEC, or any matter which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

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4.15            Form S-3. As of the Execution Date, Buyer is eligible to register the resale of the securities comprising Stock Consideration on Form S-3 promulgated under the Securities Act (“Form S-3 Eligibility”). Buyer does not reasonably expect to lose its Form S-3 Eligibility.

4.16            No Stockholder Approval. Other than the Stockholder Approval, the Contemplated Transactions do not require any vote of the equityholders of Buyer under applicable Legal Requirements, the rules and regulations of the NYSE American or the Buyer Organizational Documents.

4.17            Investment Company Act. Buyer is not, and after giving effect to the Contemplated Transactions, Buyer will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.18            Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely on such representation, warranty, covenant or agreement, as of the Closing Date, Buyer and its Representatives have (a) been permitted access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets, understand the merits and risks of an investment in the Assets and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained herein and the Seller Closing Documents, or Buyer’s right to rely thereon and Buyer’s rights pursuant to Article 10, Buyer waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute or otherwise.

4.19            Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or Seller’s Representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

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4.20            Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.

4.21            Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

4.22            Outstanding Common Stock. As of the Execution Date, Buyer has 107,236,111 outstanding, fully paid and nonassessable shares of Common Stock.

Article 5
COVENANTS OF SELLER

5.01            Access and Investigation.

(a)	Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, or result in a waiver of any legal privilege (other than contained in title opinions), Seller shall afford Buyer and its Representatives access, by appointment only and at all times escorted by a Representative of Seller, during Seller’s regular hours of business, to the Seller’s personnel, to the Seller-operated Assets, contracts, books and Records, and other documents and data related to the Assets, except for any such contracts, books and records or other documents and data for which Seller may claim attorney-client privilege (other than title opinions) or are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain the consent of Third Party operators to provide Buyer and its Representatives reasonable access to similar information with respect to the Non-Operated Assets; provided that Seller shall not be obligated to make payments to, or undertake obligations in favor of, any Third Parties in order to obtain such consent; provided, further Seller shall have no liability under this Agreement if a Third Party operator denies such consent). Except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files and other data that it may provide or disclose to Buyer.

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(b)	Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets, and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Stronghold Confidentiality Agreement. If the Closing occurs, the confidentiality restriction on Buyer, including the Stronghold Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding anything contained in this Agreement to the contrary, such termination of the Stronghold Confidentiality Agreement shall not relieve any party to such Stronghold Confidentiality Agreement from any liability under such agreement for the Breach of such agreement prior to the Execution Date.

5.02            Conduct of Business. Except (y) as set forth on Schedule 5.02, or (z) as required by applicable Legal Requirements, between the Execution Date and the Closing, Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)	not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)	not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);

(c)	not commence, propose or agree to participate in any single operation with respect to the Properties with an anticipated cost in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) (net to Seller’s interest), except for any emergency operations;

(d)	not execute, terminate, cancel, extend or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice;

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(e)	use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets;

(f)	maintain all material Permits and regulatory approvals affecting the Assets;

(g)	not voluntarily relinquish Seller or its Affiliates’ position as operator with respect to any of the Assets;

(h)	not waive, compromise or settle any claim in any amount in excess of One Hundred Fifty Thousand Dollars ($150,000) involving the Assets;

(i)	not materially increase, other than in the ordinary course of business, the base salary or hourly wage rate of any employee of Seller or its Affiliates without the written permission of Buyer, which permission may be withheld in the reasonable discretion of Buyer; provided that for the avoidance of doubt, this clause (i) shall not apply to equity compensation or phantom or other equity based compensation or to change of control, transaction or other incentive bonuses or payments in connection with the Contemplated Transactions; and

(j)	not enter into any agreement with respect to any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable best efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent, unless Buyer notifies Seller to the contrary during such ten (10)-day period. In no event will Seller have any liability to Buyer for any Damages resulting from its (or its Affiliates’) performance of any covenant set forth in this Section 5.02, insofar as it relates to the operations on the Wells, in its capacity as the “Operator” of any of the Assets, except to the extent resulting from Seller’s gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action reasonably promptly thereafter but no later than three (3) Business Days thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

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5.03            Consent and Waivers. Seller shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer. In the event Seller is unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the waiver of any Preferential Purchase Right or any Consents. Buyer shall cooperate with Seller in seeking to obtain such waivers of Preferential Purchase Rights and Consents.

5.04            Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or Seller’s operating Affiliate) as operator of those Assets or portions of such Assets that Seller (or its applicable operating Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions of such Assets) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or its Affiliate operates, Seller shall use commercially reasonable best efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

5.05            Insurance. Seller shall maintain in force during the period between the Execution Date and the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.06            Hedges.

(a)	Contemporaneously with Closing, at Buyer’s sole cost and expense, each of Buyer and Seller shall (and each shall cause its respective Affiliates to) use commercially reasonable efforts to take all actions necessary to novate (or to cause to be novated) the Existing Hedges from (i) Seller or its applicable Affiliate to Buyer or its designated Affiliate if necessary and (ii) the bank counterparties party to such Existing Hedges to Buyer’s designated hedge counterparty as of the Closing (as applicable), pursuant to novation agreements substantially in form and substance promulgated by the International Swaps and Derivatives Association, Inc. and reasonably acceptable to Seller and Buyer, the bank counterparties party to such Existing Hedges, and, if applicable, Buyer’s designated hedge counterparty (each, a “Novation Agreement”). Seller shall consult with Buyer regarding any cost or expense incurred in connection with the novation of each Existing Hedge. Any Existing Hedge that is novated to Buyer at Closing pursuant to a Novation Agreement is referred to herein as a “Novated Hedge”. Except as otherwise stated herein, Buyer shall be entitled to receive all hedge gains and other proceeds and be responsible for all hedge losses attributable to the Novated Hedges. If, for any reason, one or more Existing Hedges are not fully novated in accordance with this Section 5.06(a) by the Closing, the Cash Consideration will be increased by an amount equal to the actual cost to Seller to unwind the affected Existing Hedges, including breakage costs and realized net losses (if any, for the avoidance of doubt from Seller’s perspective) on such volumes of such Existing Hedges (or portions thereof) not novated (the “Hedge Loss Amount”). If any Existing Hedges are settled before or after the Effective Time and until (and including) the Closing Date, the Cash Consideration shall be (x) increased by an amount equal to the net losses (if any) on such volumes of Existing Hedges (or portions thereof) and (y) decreased by an amount equal to the net gains (if any) on such volumes of Existing Hedges (or portions thereof) (such amount, the “Hedge Settlement Amount”). For the avoidance of doubt, net losses and net gains shall be viewed from Seller’s perspective for the purposes of this Section 5.06.

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(b)	Without duplication of any other amounts described herein, at Closing, the Cash Consideration shall be reduced by the positive amount, if any, equal to (i) the absolute value of the net mark-to-market and realized losses for the Existing Hedges (calculated as the aggregate of the values set forth for each respective Existing Hedge in the columns labeled “Mark-to-Market” and “Realized” in Schedule 5.06), minus (ii) $20,000,000 (the “Novation Amount”).

5.07            Nomination Agreement. At Closing, Buyer, and the other Persons set forth as parties thereto will enter into a Director Nomination Agreement, substantially in the form attached hereto as Exhibit K (the “Nomination Agreement”), pursuant to which each such Person will, among other things, agree to vote for certain director nominees to the Buyer Board as provided in the Nomination Agreement. Notwithstanding anything contained herein to the contrary, at any time after the Execution Date, Buyer may propose director nominees to the ESG Committee (as such term is defined in the Nomination Agreement), and, within ten (10) days of any such proposal to the ESG Committee, the ESG Committee acting in good faith, will notify Buyer as to whether it approves of the designation of such nominee to be appointed as a director in accordance with the Nomination Agreement as a director, based on the ESG Committee’s review of such nominee’s credentials (such approval not be unreasonably withheld, conditioned or delayed).

Article 6
OTHER COVENANTS

6.01            Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(d))then such Breach shall be considered not to have occurred for all purposes of this Agreement.

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6.02            Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Seller or its Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Seller or any of Seller’s Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit and guaranties, and evidence of such other authorizations, qualifications and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or an Affiliate of Seller, operate such Assets, including those described on Schedule 6.02(a). Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title to such Assets and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title or operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.

6.03            Governmental Reviews. Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other Party(ies) with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.

(a)	In furtherance and not limitation of the foregoing, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than ten (10) Business Days after the date hereof and (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act, and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. Buyer and Seller shall equally split all filing fees required under the HSR Act or any other Antitrust Law.

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(b)	In connection with the efforts referenced in this Section to obtain all requisite approvals and authorizations for the transactions contemplated by this agreement under the HSR Act or any other Antitrust Law, each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties informed in all material respects of any material communication received by such party from any Governmental Body, provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Body, except the parties’ HSR filings, and keep the other parties informed in all material respects of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby and (iii) to the extent permitted by law, permit the other parties a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, or correspondence with, any Governmental Body, including in connection with any proceeding by a private party; provided that that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Assets, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section as “Outside Counsel Only.”. The foregoing obligations in this Section shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

6.04            Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.

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6.05            Required Financial Information.

(a)	Seller (i) shall deliver true and complete copies of Stronghold HoldCo’s audited consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 (including, any supplemental oil and gas disclosures (the “SMOG Disclosures”) satisfying the requirements of Financial Accounting Standards Board Accounting Standards Codification 932-235-50, et seq., and prepared in accordance with GAAP and Regulation S-X, and audited in accordance with auditing standards generally accepted in the United States of America (“GAAS”) (the “Audited Financials”) not later than July 15, 2022; (ii) shall deliver true and complete copies of Stronghold HoldCo’s unaudited consolidated financial statements for the three months ended March 31, 2022, prepared in accordance with GAAP and reviewed in accordance with GAAS applicable to reviews of interim financial information (the “March 31, 2022 Unaudited Interim Financials”) not later than July 15, 2022; (iii) if Closing shall not occur by August 10, 2022, shall deliver true and complete copies of Stronghold HoldCo’s unaudited consolidated financial statements for the three months ending June 30, 2022, prepared in accordance with GAAP and reviewed in accordance with GAAS applicable to reviews of interim financial information (the “June 30, 2022 Unaudited Interim Financials”) not later than September 15, 2022; and (iv) upon request by Buyer, Seller shall use its commercially reasonable efforts to cause Seller’s independent registered public accounting firm responsible for the audit of Seller’s financial statements to provide its executed consent, in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date or such earlier date or dates as may be reasonably requested by Buyer in connection with the arrangement of the Debt Financing on terms contemplated by the Debt Commitment Letter and the Audited Financials. In addition, from and after the Execution Date until the Closing Date, Seller shall, use commercially reasonable efforts to direct its and Seller’s consultants, accountants, reservoir engineers, agents and other Representatives to, during customary business hours, cooperate with Buyer, its Representatives and the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with (x) the Debt Financing, in each case, only to the extent customarily required for financings of the type contemplated by the Debt Commitment Letter and (y) any audit by Buyer’s Auditor of any financial statements of Seller or reserve reports with respect to the Assets, in each case, relating to the period prior to the Closing Date, or (z) other actions that Buyer reasonably requires to comply with the requirements under state and federal securities laws in connection with the consummation of the Contemplated Transactions; provided, however, notwithstanding anything to the contrary in this Agreement, none of Seller, its Affiliates or their respective Representatives shall be responsible for the preparation of any pro forma financial information, which shall be prepared solely by Buyer. Such cooperation will include: (A) reasonable access to Seller’s and Seller’s officers, managers, employees, consultants, agents and Representatives who were primarily responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with GAAS or to otherwise verify such financial statements; (B) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reservoir engineer(s) of Seller that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (1) any filings that may be made by Buyer under the Securities Act or required by the SEC under securities laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the Contemplated Transactions or in connection with the Debt Financing or (2) any prospectus or offering memorandum used in connection with the Debt Financing; (C) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports; (D) providing information with respect to property descriptions of the Properties necessary to execute and record a deed of trust in connection with the arrangement of the Debt Financing; (E) using commercially reasonable efforts to provide, upon reasonable request in writing by Buyer at least ten (10) Business Days prior to the Closing Date, all documentation and other information about Seller as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the USA PATRIOT ACT); (F) delivery of one or more customary representation letters from Seller to the auditor of the Audited Financials that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.05; (G) using commercially reasonable efforts to cause the independent auditor(s) of Seller that conducted any audit or review of such financial statements to provide customary “comfort letters” to any underwriter or initial purchaser in connection with the Debt Financing and to cooperate with Buyer, including by participating in drafting sessions and due diligence sessions, in connection with the arrangement of the Debt Financing; (H) causing Seller’s and Seller’s management team to participate, upon reasonable advance notice and at mutually agreed times, in a commercially reasonable number of due diligence and drafting sessions and rating agency presentations, if any, in connection with the Debt Financing; (I) assisting in the preparation of any prospectus or offering memorandum, rating agency presentations, investor presentations, SEC filings or similar documents in connection with the Debt Financing, including furnishing such operating and other data or information relating to the Assets or operations of Seller and Seller as reasonably requested by Buyer for inclusion therein; and (J) cooperating with any documentary or other due diligence requests to the extent customary and reasonable in respect of financings of the type contemplated by the Debt Commitment Letter.

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(b)	Notwithstanding anything to the contrary, the access to be provided to Buyer pursuant to this Section 6.05 shall not interfere with Seller’s or any of its Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that such Seller reasonably believes could result in a violation of applicable Legal Requirements, any agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.

(c)	Notwithstanding anything to the contrary contained in this Section 6.05, nothing in this Section 6.05 shall require any such cooperation to the extent that it would (A) (i) unreasonably disrupt the operations of the Seller or (ii) cause significant competitive harm to the Seller if the Contemplated Transactions are not consummated, (B) require Seller or its Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (C) require Seller or its Affiliates or any of their respective Representatives to provide any information that is not already available to Seller or such Representative, (D) provide access to or disclose information that Seller determines that such access or disclosure could jeopardize the attorney-client privilege (other than title opinions), (E) require Seller or its Affiliates or any of their respective Representatives to take any action that, could jeopardize the attorney-client privilege, will conflict with or violate such Person’s Organizational Documents, as applicable, or any applicable Legal Requirements or result in a violation or breach of, or default under, any contract with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Debt Financing contemplated by Section 6.05(a) or (F) require Seller’s or its Affiliates’ directors, managers, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument (other than the authorization and representation letters contemplated above), with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Seller shall not be required to adopt resolutions approving the agreements, documents, and instruments pursuant to which the Debt Financing is obtained, in each case, which are effective prior to the Closing. Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective Representatives for all out-of-pocket, fees, costs and expenses incurred by such Persons in connection with the cooperation contemplated by this Section 6.05, other than fees, costs and expenses incurred in preparing the Audited Financials (but including, without limitation, any such fees, costs and expenses incurred in preparing the SMOG Disclosures (including any costs associated with incorporating the SMOG Disclosures into Audited Financials), the March 31, 2022 Unaudited Interim Financials, the June 30, 2022 Unaudited Interim Financials, any consents required in connection the with Debt Financing, and any pro forma financial information) whether before or after Execution Date (including attorney’s fees); and shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered by, incurred by, or asserted against such Persons arising from the Debt Financing, including any cooperation provided by such Persons pursuant to this Section 6.05 and any information utilized in connection therewith. To the extent this Section 6.05 requires the Seller’s cooperation with respect to Buyer’s obligations under the Debt Commitment Letter or relating to the Debt Financing, the Seller shall be deemed to have complied with this Section 6.05 for all purposes of this Agreement (including Articles 7, 8 and 9) if the Seller has provided Buyer with the assistance required under this Section 6.05 with respect to the Debt Commitment Letter and the Debt Financing, in each case, without giving effect to any Alternative Financing Commitment Letter or Alternative Financing. Notwithstanding anything to the contrary herein, the Seller shall be deemed to have complied with this Section 6.05 for all purposes of this Agreement (including Articles 7, 8 and 9) unless the Debt Financing has not been obtained primarily as a result of the Seller’s willful and material breach of its obligations under this Section 6.05.

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(d)	For the avoidance of doubt, the Parties acknowledge and agree that (i) the provisions contained in this Section 6.05 represent the sole obligations of the Seller and its Affiliates and representatives with respect to cooperation in connection with the arrangement of the Debt Financing, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations; and (ii) to the extent there are any costs or expenses associated with the actions required under this Section 6.05 such costs and expenses will be borne by Buyer.

6.06            Buyer Financing.

(a)	Buyer shall (i) use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to arrange, obtain, and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the exercise of so-called “flex” provisions in the related fee letter) as promptly as practicable, including to (A) maintain in full force and effect the Debt Commitment Letter until consummation of the Contemplated Transactions, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto) or on terms that, taken as a whole, are no less favorable in all material respects to Buyer than the terms contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto), in each case, which terms shall not in any material respect expand on the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded at the Closing in any material respect (such definitive agreements, the “Definitive Financing Agreements” and each, a “Definitive Financing Agreement”), (C) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Buyer in the Debt Commitment Letter and such Definitive Financing Agreements and (D) consummate the Debt Financing at or prior to the Closing, which such reasonable best efforts shall include, for the avoidance of doubt but subject in all respects to Sections 13.08 and 13.20, taking enforcement action to cause the Debt Financing Sources, lenders, and other Persons committing to provide the Debt Financing, applicable, to comply with their obligations under the Debt Commitment Letter and the Definitive Financing Agreements, as applicable, and to fund such Debt Financing at the Closing and (ii) comply with its and its Affiliates’ obligations under the Debt Commitment Letter and the Definitive Financing Agreements. Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing and Buyer shall allow Seller to consult with the Debt Financing Sources regarding the status of such Debt Financing, as applicable (provided that Buyer shall have the right to have one or more representatives present during any such consultation). Buyer shall provide Seller with copies of (x) amendments, supplements, or other modifications to the Debt Commitment Letter, in each case, promptly after the effectiveness thereof and (y) promptly upon reasonable request, any Definitive Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow Seller to monitor the progress of such financing activities.

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(b)	In the event the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions applicable thereto) in the Debt Commitment Letter, as applicable, Buyer through the Closing Date shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added the Debt Financing that is available, to consummate the Contemplated Transactions and to pay all related fees and expenses (each such alternative financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and provide Seller with a copy of, the new financing commitment that provides for such Alternative Financing (each, an “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (other than with respect to (x) Section 6.05 and (y) representations in this Agreement made by Buyer that speak as of the date hereof) (i) to Debt Financing shall include each Alternative Financing, (ii) to Debt Commitment Letter shall include each Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.

(c)	Buyer shall promptly (and, in any event, within one (1) Business Day) notify Seller in writing of the occurrence of any of the following: (i) termination or expiration of any Debt Commitment Letter or Definitive Financing Agreement; (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under any Debt Commitment Letter or Definitive Financing Agreement by Buyer or, to the Knowledge of Buyer, any other party to such Debt Commitment Letter or Definitive Financing Agreement; (iii) receipt by Buyer or any of its Affiliates or representatives of any written notice or other written communication from any Debt Financing Source, any lender, or any other Person with respect to any (A) actual, threatened, or alleged breach, default, termination or repudiation by any party to any Debt Commitment Letter or Definitive Financing Agreement, as applicable, or any provision of any Debt Commitment Letter or Definitive Financing Agreement (including any proposal by any equity investor, Debt Financing Source, lender or other Person, as applicable, to withdraw, terminate, or make a material change in the terms of (including the amount of the Debt Financing contemplated) the Debt Commitment Letter) or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter or Definitive Financing Agreement; or (iv) the good faith belief by Buyer that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to any Debt Commitment Letter or any Definitive Financing Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days, Buyer shall provide to Seller all information reasonably requested relating to any of the circumstances referred to in this Section 6.06(c).

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(d)	Buyer shall not permit or consent to (i) any amendment, restatement, replacement, supplement, termination, or other modification or waiver of any provision or remedy under the Debt Commitment Letter if such amendment, restatement, supplement, termination, modification or waiver would (A) change, expand, or impose additional material conditions precedent to the funding of the Debt Financing from those set forth in the Debt Commitment Letter, as applicable, on the date of this Agreement, (B) change the timing of the funding of the Debt Financing thereunder in any material respect, as applicable, (C) be reasonably expected to impair, delay, or prevent the availability of all or a portion of the Debt Financing or the consummation of the Contemplated Transactions, (D) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date of this Agreement)) or (E) otherwise adversely affect in any material respect the ability of Buyer to enforce its rights under the Debt Commitment Letter or to consummate the Contemplated Transactions or the timing of the Closing, including by making the funding of the Debt Financing less likely to occur in any material respect (collectively, the “Restricted Commitment Letter Amendments”) or (ii) early termination of the Debt Commitment Letter. For purposes of this Agreement (other than with respect to (x) Section 6.05 and (y) representations in this Agreement made by Buyer that speak as of the date hereof), references to “Debt Commitment Letter,” shall include such document as permitted or required by this Section 6.06 to be amended, restated, replaced, supplemented, or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement, or other modification or waiver. Any breach of the Debt Commitment Letter by Buyer shall be deemed a breach by Buyer of this Agreement.

(e)	If the Debt Commitment Letter is replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Buyer substitutes other financing for all or any portion of the Debt Financing, in each case, in accordance with this Section 6.06, Buyer shall comply with its obligations under this Agreement, including this Section 6.06, with respect to the Debt Commitment Letter, as applicable, as so replaced, amended, supplemented or modified to the same extent that Buyer was obligated to comply prior to the date the Debt Commitment Letter, as applicable, was so replaced, amended, supplemented or modified.

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(f)	Buyer shall be obligated to consummate the Contemplated Transactions and effect the Closing on the terms contemplated by this Agreement, subject only to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that (i) by their nature are to be satisfied at the Closing, but subject to such conditions being reasonably capable of being satisfied if the Closing were to occur or (ii) are not satisfied as a result of Buyer’s willful breach of this Agreement) and to Buyer’s termination rights under Article 9, if applicable, regardless of whether the Debt Financing (or any Alternative Financing) has been obtained; provided, however, in the event the Buyer shall fail to meet the conditions set forth in Article 8, Seller’s sole remedy against Buyer shall be equal to the Deposit Amount in the Escrow Account, as liquidated damages as more fully set forth in Section 9.02(c).

6.07            Preparation of Proxy Statement; Stockholder Meeting.

(a)	Preparation of Proxy Statement. Buyer shall use commercially reasonable efforts to, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form containing the information specified in Schedule 14A of the Exchange Act to solicit the affirmative vote of a majority of a quorum of Common Stock entitled to vote in a Stockholders Meeting present in person or by proxy at the Stockholders Meeting in favor of the issuance of the Stock Consideration in the form described in clause (i) in the definition of such term (e.g., entirely as 63,888,889 shares of Common Stock at Closing) (“Stockholder Approval”), in accordance with Section 713 of the New York Stock Exchange – American Company Guide. Buyer shall provide copies of the proposed Proxy Statement to Seller such that Seller and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon in good faith prior to such dissemination or filing, and Buyer shall reasonably consider in good faith any comments of such Persons and shall make Buyer’s representatives available to discuss such comments with such Persons. Buyer shall provide Seller and its representatives with copies of any written comments and inform them of the material terms of any oral comments that Buyer or any of its representatives receive from the SEC or its staff with respect to the Proxy Statement within a commercially reasonable period after the receipt of such comments and shall give Seller a reasonable opportunity under the circumstances to review and comment in good faith on any proposed written or material oral responses to such comments and Buyer shall reasonably consider in good faith any such comments. Buyer shall use its commercially reasonable efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Buyer shall use its commercially reasonable efforts to cause the Proxy Statement in definitive form to be mailed to the Buyer Stockholders as promptly as practicable after the clearance is received from the SEC. Buyer shall use commercially reasonable efforts to keep Seller informed throughout the process of filing of the Proxy Statement. If at any time prior to the Closing Date any information relating to Buyer or Seller, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirement, disseminated to the Buyer Stockholders. Buyer shall notify Seller of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information.

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(b)	Stockholder Meeting and Related Matters.

(i)	Buyer shall use commercially reasonable efforts to, (1) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special or annual meeting of the Buyer Stockholders (such meeting, a “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval and (2) through the Buyer Board, recommend to the Buyer Stockholders that they approve the issuance of the Stock Consideration in the form described in clause (i) of the definition of such term (e.g., entirely as 63,888,889 shares of Common Stock at Closing) (the “Buyer Board Recommendation”). Except as permitted by Section 6.07(b), (1) the Buyer Board shall not (i) fail to include the Buyer Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Seller, the Buyer Board Recommendation, or (iii) fail to publicly reaffirm the Buyer Board Recommendation within ten Business Days of Seller’s written request to do so (or if earlier within two Business Days prior to the Stockholders Meeting) (any action described in the preceding clauses (i), (ii), or (iii), a “Buyer Adverse Recommendation Change”) and (2) Buyer will use reasonable best efforts to solicit proxies from Buyer Stockholders to obtain Stockholder Approval and to take all other actions necessary or advisable to secure each vote or consent of the Buyer Stockholders required by the rules of the NYSE American or applicable Legal Requirements to obtain such approval.

(ii)	At any time prior to obtaining Stockholder Approval, the Buyer Board may, if the Buyer Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the Buyer Board’s fiduciary duties under applicable Legal Requirements, withdraw or change the Buyer Board Recommendation in response to a Buyer Intervening Event; provided, however, that, prior to making such Buyer Adverse Recommendation Change, (A) Buyer has given at least four (4) Business Days prior written notice to Seller of its intention to take such action, which notice shall specify the reasons for such Buyer Adverse Recommendation Change and shall reasonably describe such Buyer Intervening Event, (B) Buyer has negotiated, and has caused its Representatives to negotiate, in good faith with Seller during such notice period, to the extent Seller wishes to negotiate, to enable Seller to propose revisions to the terms of this Agreement such that it would permit the Buyer Board not to make a Buyer Adverse Recommendation Change pursuant to this Section 6.02(b), and (C) the Buyer Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Seller, and shall have determined, after consultation with its outside financial advisors and outside counsel, that the failure of the Buyer Board to effect a Buyer Adverse Recommendation Change in response to such Buyer Intervening Event would be inconsistent with the Buyer Board’s fiduciary duties under applicable Legal Requirements, even if the revisions proposed to the terms of this Agreement in writing by Seller were given effect.

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(iii)	Between the Execution Date and the Closing, Buyer shall not, and shall not permit its Subsidiaries to: (A) announce, authorize, enter into any agreement in respect of, or consummate (1) a merger, consolidation, tender offer, exchange offer, business combination, recapitalization, share exchange or similar transaction that is material as defined in Rule 405 under the Securities Act; provided, however, Buyer may respond to a tender offer made by Persons other than the Company, (2) one or more acquisitions (including by merging or consolidating with, purchasing any equity interest in or a portion of the assets of, or by any other manner) of any business or Person, which, individually or collectively with other acquisitions of businesses or Persons, as applicable, would require Buyer to comply with the filing requirements of Rule 3-05 or Article 11 of Regulation S-X, (3) any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Buyer or any of its Subsidiaries, or (4) any transaction pursuant to which Buyer would issue Common Stock or other equity interests in consideration of such transaction and such issuance would require a vote of Buyer Stockholders pursuant to the rules of the NYSE American, any other stock exchange on which Buyer Common Stock is listed, or under applicable Legal Requirements; (B) announce, authorize, propose, recommend, enter into any agreement in respect of, or consummate any intention to adopt a plan of complete or partial liquidation or dissolution of Buyer or any of its Subsidiaries, or a restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries of a similar nature; (C) declare, set aside or pay any dividends on, or make any other distribution in respect of Common Stock or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for equity interests of Buyer or its Subsidiaries, except for dividends or distributions by a wholly-owned Subsidiary of Buyer to Buyer or to another wholly-owned Subsidiary of Buyer; (D) split, combine or reclassify Common Stock, or other equity interests in, Buyer or any of its Subsidiaries; (E) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, Common Stock, or other equity interests, or rights warrants or options to acquire Common Stock or other equity interests, in, Buyer or its Subsidiaries, except as contemplated or permitted by the terms of any stock option, stock purchase, restricted stock, or other incentive equity plan, program or agreement maintained by Buyer for the benefit of any current or former employee or director of Buyer or its Subsidiaries that is in effect on Execution Date; or (F) amend or propose to amend Buyer’s Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of Buyer’s material Subsidiaries in a manner that would adversely affect the consummation of the transactions contemplated by this Agreement, in either case, including by merger, consolidation or otherwise.

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(c)	At the Stockholder Meeting, Seller shall, if so permitted by applicable rules of the NYSE American and Legal Requirements, vote any and all shares of Common Stock it beneficially owns in favor of the proposal to obtain Stockholder Approval at the Stockholder Meeting.

Article 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01            Accuracy of Representations. All of Seller’s representations and warranties in this Agreement must have been true and correct in all respects as of the Execution Date, and must be true and correct in all respects as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects on and as of such specified date, except in each case for those Breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect; provided that, only for purposes of this Section 7.01, any breach or failure that has or could reasonably be expected to result in Damages to the Assets (or after Closing, Buyer) in an amount greater than seventeen and one-half percent (17.5%) of the unadjusted Purchase Price shall be deemed to result in a “Material Adverse Effect”.

7.02            Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03            No Proceedings. Since the Execution Date, there must not have been commenced against Seller, or against any Affiliate of Seller, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material Damages on account of, any of the Contemplated Transactions.

7.04            No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material Damages in connection with any such Order.

7.05            Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

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7.06            Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

7.07            Certificate of Designation. If Pre-Closing Stockholder Approval is not obtained, Seller shall have filed the Certificate of Designation relating to the Preferred Stock with the Secretary of State of the State of Nevada.

Article 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01            Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

8.02            Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03            No Proceedings. Since the Execution Date, there must not have been commenced against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Seller or an Affiliate of Seller) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material Damages on account of, any of the Contemplated Transactions.

8.04            No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material Damages in connection with any such Order.

8.05            Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing) shall have been granted, and any applicable waiting period under the HSR Act shall have expired or early termination of the waiting period shall have been granted.

8.06            Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

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8.07         Qualifications. Buyer shall have obtained all authorizations, qualifications and approvals required to be obtained prior to Closing under Section 6.02(a).

8.08         Certificate of Designation. If Pre-Closing Stockholder Approval is not obtained, Seller shall have filed the Certificate of Designation relating to the Preferred Stock with the Secretary of State of the State of Nevada.

Article 9
TERMINATION

9.01         Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Buyer, if Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided that in the case of a Breach that is capable of being cured, Seller shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Seller’s conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement. In no event shall Buyer be entitled to terminate this Agreement pursuant to this Section 9.01(b) if Buyer is in material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided that, in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, that if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Seller is not in material Breach of the terms of this Agreement and (iii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement. In no event shall Seller be entitled to terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material Breach of this Agreement;

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(d)	by Seller or Buyer, if the Closing has not occurred on or before September 30, 2022; provided, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party is in material Breach of this Agreement;

(e)	by Seller or Buyer, if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order, decree, ruling, or other action has become final and nonappealable;

(f)	by Seller, if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.01, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.02 exceeds fifteen percent (15%) of the unadjusted Purchase Price;

(g)	by Buyer, if the sum of the aggregate downward Purchase Price adjustments (i) for Title Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (ii) for Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (iii) under Section 11.01, plus (iv) under Section 11.02, exceeds fifteen percent (15%) of the unadjusted Purchase Price; or

(h)	by Seller, if Buyer has not funded the Deposit Amount into the deposit escrow account established under the Escrow Agreement within one (1) Business Day after the Execution Date.

9.02         Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, then (i) except as set forth in this sentence, all further obligations of the Parties under this Agreement shall terminate, (ii) such termination shall not impair nor restrict the rights of a Party against the other Party(ies) with respect to the Deposit Amount pursuant to Section 9.02(b), (iii) except for such rights with respect to the Deposit Amount pursuant to Section 9.02(b) and for any and all liability in respect of those provisions surviving termination of this Agreement set forth in the following clause (iv) (whether accruing prior to, at or after termination), the termination of this Agreement shall relieve each Party from liability for any failure to perform or observe in any respect of, or any breach of, its representations, warranties, agreements or covenants contained in this Agreement, and (iv) the following provisions shall survive the termination: Section 6.01, Sections 9.02, 10.03(b), 10.05, 10.06, 10.07, 10.10, 10.11, 10.12, Article 1, Article 13 (other than Section 13.01), and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

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(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)	If (A) Seller has the right to terminate this Agreement (1) pursuant to Section 9.01(c) or (2) pursuant to Section 9.01(d) if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated in any such provision), or (B) Buyer has the right to terminate this Agreement pursuant to Section 9.01(d), if at such time Seller could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated in any such provision), then, in any such case, if this Agreement is terminated, Seller shall have the right, to retain the Deposit Amount as liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy free and clear of any claims by Buyer under this Agreement. If this Agreement is terminated in any of the circumstances described in this Section 9.02(b)(i) so that Seller has the right to retain the Deposit Amount as liquidated damages, then (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d) if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated in such provision), then, in either case, Buyer shall have the right, at its sole discretion and as its sole and exclusive remedy, to elect to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for in Section 2.04(b)(i), or (2) in lieu of specific performance, terminate this Agreement and seek a return of the Deposit Amount. If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek the return of the Deposit Amount, then (x) the Parties shall, within two (2) Business Days of Buyer’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(iii)	If Seller has the right to terminate this Agreement pursuant to Section 9.01(h), then Seller shall have the right at its sole discretion and as its sole and exclusive remedy to seek Damages from Buyer in an amount not to exceed the Deposit Amount as liquidated damages (and not as a penalty).

(c)	The Parties recognize that the actual Damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach. Without limiting Section 9.02(b)(iii), for the avoidance of doubt, any Damages of whatever kind or nature, whether direct, indirect, incidental, compensatory, consequential, liquidated or punitive resulting from a breach of this Agreement because of Buyer’s unwillingness or inability to tender funds as set forth in Article 2 or Article 8 shall be the sum of the deposit in (or to be deposited in) the Escrow Account, it being expressly agreed by the Seller that it has no specific performance or other equitable remedies for such breach.

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(d)	If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then (i) within two (2) Business Days of such termination, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer (free and clear of any claims by Seller) and (ii) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

9.03         Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

Article 10
INDEMNIFICATION; REMEDIES

10.01       Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) Fundamental Representations shall survive until the expiration of the applicable statute of limitations after Closing, (b) the representations and warranties in Section 3.04 and the covenants and agreements in Section 2.07(b) and Section 13.02(b)-(i) shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for thirty-six (36) months after Closing, (d) the covenants and other agreements of Seller set forth in this Agreement to be performed on or before Closing shall expire at Closing, (e) the covenants and other agreements of Seller set forth in this Agreement to be performed after Closing shall survive until fully performed, (f) the representations and warranties set forth in Section 3.12 and Section 3.18 shall terminate at Closing, (g) all other representations and warranties of Seller shall survive for twelve (12) months after Closing, (h) Buyer’s Fundamental Representations shall survive until the expiration of the statute of limitations after Closing, (i) all other representations and warranties of Buyer shall survive for thirty-six (36) months after Closing and (j) all covenants and agreements of Buyer shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification with respect to such indemnity, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 10.02(c) shall continue for twelve (12) months following the Closing Date. All other indemnities of Buyer and all other provisions of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided in this Agreement.

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10.02       Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement; and

(c)	the Specified Obligations.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificates delivered by Seller at Closing pursuant to Section 2.04. Buyer, except for those remedies provided in this Article 10 and Article 11 and for actual fraud, along with the special warranty of Defensible Title in the Instruments of Conveyance, releases Seller Group from any and all claims, causes of action, Proceedings or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to the Closing or the condition, quality, status or nature of the Assets prior to the Closing (including any and all claims related to environmental matters or liability or violations of environmental laws and including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of Seller’s Affiliates).

10.03       Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

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(b)	any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;

(c)	any Damages arising out of or relating to Buyer’s and its Representatives’ access to the Assets and contracts, books and Records and other documents and data relating to the Assets prior to the Closing, including Buyer’s title and environmental inspections pursuant to Section 5.01, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Obligations.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, and without limiting Seller’s termination rights under Article 9, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group. Notwithstanding anything contained in this Agreement to the contrary, without limiting the remedies described in this Agreement, Seller is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 13. Buyer shall have no obligation to indemnify any member of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 10.02(c).

10.04       Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05       Limitations on Liability.

(a)	Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall have no liability for any indemnification under Section 10.02(a): (i) for Damages with respect to any occurrence, claim, award or judgment that do not individually exceed One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, in the aggregate, and then only to the extent such aggregate Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such Damages exceed twenty percent (20%) of the unadjusted Purchase Price, excepting Damages finally determined by a court of competent jurisdiction to be attributable to the actual fraud of any member of the Seller Group (the “Indemnification Cap”). Notwithstanding anything in this Agreement to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the lower of the unadjusted Purchase Price and the Final Amount.

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(b)	Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 10, when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality (other than “Material Adverse Effect”, the definition of “Material Contract” and any dollar thresholds, but including “in all material respects” and other correlative terms) contained in such representation or warranty shall be disregarded.

10.06       Procedure for Indemnification – Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)	If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and:

(i)	to the extent that the indemnifying Party wishes (unless (A) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (B) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.

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(c)	If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); however, the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if:

(i)	such Proceeding relates to or arises in connection with any criminal proceeding;

(ii)	such Proceeding seeks an injunction or equitable relief against any indemnified Party;

(iii)	such Proceeding has or would reasonably be expected to result in Damages indemnifiable under Section 10.02(a) in excess of the Indemnification Cap; or

(iv)	the indemnifying Party has failed or is failing to defend in good faith such Proceeding.

(d)	If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless:

(i)	there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party;

(ii)	the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and

(iii)	the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07       Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.08       Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to Buyer’s and Seller’s (as applicable) respective present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against the other Party(ies) under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

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10.09             Extent of Representations and Warranties.

(a)	except as and to the extent expressly set forth in this Agreement, the Certificate of Seller or in the Instruments of Conveyance, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or Representative of Seller). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement, Certificate of Seller or in the Instruments of Conveyance, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing), and (E) the environmental condition and other condition of (including the presence or absence of hazardous materials on) each of the Assets and any potential liability arising from or related to the Assets.

(b)	Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and only on the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation, or the disclaimers set forth in Section 10.09(a) or the representations and warranties set forth in Sections 4.18 and 4.19.

10.10            Compliance With Express Negligence Test. The Parties agree that any indemnity, defense or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such Damages were occasioned by the bad faith, gross negligence or willful misconduct of the indemnified party or any applicable group member of such indemnified party, it being the Parties’ intention that Damages to the extent arising from the bad faith, gross negligence or willful misconduct of the indemnified party or any applicable group member of such indemnified party not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge, satisfies the express negligence rule and conspicuousness requirement under Texas law.

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10.11            Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and Seller and Buyer release the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement. Notwithstanding the foregoing, (a) any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity, and (b) lost profits shall not be excluded by this provision to the extent constituting direct Damages.

10.12            No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13            Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.

10.14            Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.

10.15            Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies for the determination and reporting of any Asset Taxes that were utilized for any Tax period (or portion of such Tax period) beginning prior to the Effective Time for purposes of calculating and reporting Asset Taxes attributable to any Tax period (or portion of such Tax period) or beginning after the Effective Time, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

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Article 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01            Preferential Purchase Rights.

(a)	Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.03.

(b)	If any such Preferential Purchase Rights are exercised, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Buyer in accordance with Section 11.01(c) or Section 11.01(d).

(c)	The Cash Consideration shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder of such Preferential Purchase Right, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Cash Consideration. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party.

(d)	If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for its Allocated Value (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date upon not fewer than five (5) Business Days’ prior notice to Buyer. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.02            Consents. Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.03.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)	If the Consent is not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

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(ii)	If the Consent is a Required Consent applicable to the transfer of a Lease or Well, the Cash Consideration shall be adjusted downward by the Allocated Value of the affected Properties burdened by such Required Consents, and such affected Properties shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.

(iii)	If the Consent is a Required Consent applicable to the transfer of an Asset that is not a Lease or Well, then (A) the Seller shall hold such Asset as nominee for Buyer, effective as of the Effective Time, (B) the Cash Consideration shall not be reduced on account of such unobtained Consent, (C) Buyer shall pay any costs and expenses associated with such Asset, and (D) Seller shall pay Buyer any revenues associated with such Assets for periods from and after the Effective Time. For the avoidance of doubt, the associated Leases and Wells (as applicable) will not be excluded from the Assets conveyed at Closing for any such Consents described in this Section 11.02(a)(iii).

(iv)	If any such Required Consent described in Section 11.02(a)(iii) has not been received or deemed received on or before the one hundred and eightieth (180th) day after the Closing Date, then the Parties shall close on such Assets at the end of such one hundred eighty (180)-day period and Buyer shall pay the Allocated Value (subject to the adjustments set forth in Section 2.05(c)) if not previously paid at Closing.

(b)	Notwithstanding the provisions of Section 11.02(a), if Seller obtains a Required Consent described in Section 11.02(a)(ii) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.03            Title Defects. Buyer may notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery of such Title Defects, but in no event later than 5:00 p.m. Central Time on August 15, 2022 (the “Title Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and Well or Lease affected by such alleged Title Defect (each such Well or Lease, individually, a “Title Defect Property”), (b) the Allocated Value and Total AV (if different) of the Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect and (e) the amount by which Buyer reasonably believes the Allocated Value and Total AV (if different) of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the Title Defect Notice Date consistent with the requirements of this Section 11.03; provided, that the failure to provide any such notice shall not affect Buyer’s right to assert Title Defects at any time prior to the Title Defect Notice Date. Notwithstanding anything in this Agreement to the contrary, without limitation to Buyer’s rights under the special warranty of Defensible Title set forth in the Instruments of Conveyance and Buyer’s express rights set forth in Article 10, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence on or before 5:00 p.m. Central Time on the Title Defect Notice Date.

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11.04            Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for any Lease or any Well and (ii) the Net Revenue Interest set forth for such Lease or Well in Exhibit A-1 or Exhibit B, as applicable, and Seller’s Working Interest in such Lease or Well is decreased in the same proportion, then the Title Defect Value shall be the product of the Total AV of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1 or Exhibit B, as applicable;

(d)	if the Title Defect with respect to a Lease results from a discrepancy where (i) the actual Net Acres for such Lease are less than (ii) the Net Acres set forth on Exhibit A-1 for such Lease and there is no discrepancy with respect to the Seller’s Net Revenue Interest in such Lease and the Net Revenue Interest on Exhibit A-1, then the Title Defect Value shall be calculated by multiplying the Net Acre deficiency for such Lease by the per-Net Acre Total AV; and

(e)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account (i) the Total AV of the Title Defect Property, (ii) the portion of the Title Defect Property affected by the Title Defect, (iii) the legal effect of the Title Defect, (iv) the potential economic effect of the Title Defect over the life of the Title Defect Property, (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Title Defect Property exceed the Total AV of such Title Defect Property. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value, or for which Buyer otherwise receives credit in the calculation of the Purchase Price. For the avoidance of doubt, for purposes of determining the existence of a Title Defect or the Title Defect Value of a single Title Defect Property in which both Seller Parties have an interest (including for purposes of determining whether a Title Defect meets the De Minimis Title Defect Cost), the Seller Parties’ aggregate ownership interests and the Total AV shall be used in the applicable calculation.

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11.05            Seller’s Cure or Contest of Title Defects. Seller, in its sole discretion, (x) may elect to exclude at Closing any Lease or Well, as applicable (together with any other associated Assets to the extent pertaining to such Lease or Well, as applicable, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Lease or Well, as applicable, equals or exceeds fifty percent (50%) of its Total AV, and reduce the Cash Consideration by the Total AV of such Lease or Well, as applicable, (y) may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.05(b) or (z) may seek to cure any asserted Title Defect as described in Section 11.05(a); provided that if Seller elects to exclude an Asset under clause (x) above, then Buyer shall have the right to waive such Title Defect and such Asset shall be conveyed to Buyer at Closing with no adjustment to the Purchase Price.

(a)	Seller shall have the right, at Seller’s sole cost, risk and expense, to cure any Title Defect on or before the date that is sixty (60) days after the later of (i) the Title Defect Notice Date or (ii) if applicable, the date of resolution of such Title Defect or the Title Defect Value (or with respect to an Environmental Defect for which Seller elects to remediate or cure under Section 11.11, the Environmental Defect or Environmental Defect Value) by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”), in each case by giving written notice to Buyer of its election to cure prior to such date. If, after pursuing other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar Proceeding, then the Title Defect Cure Period with respect to such Title Defect shall be extended until such quiet title or similar Proceeding is finally resolved, so long as Seller initiates the quiet title or similar Proceeding on or before the end of the initial sixty (60) day Title Defect Cure Period and diligently and continually pursues such Proceeding. During the period of time from Closing to the expiration of the Title Defect Cure Period (or any extended period contemplated by this Section 11.05(a)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control and by giving Seller reasonable access to the Assets, to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under this Section 11.05 or Section 11.15, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Cure, the alleged Title Defect. If Seller elects to cure and:

(i)	actually cures the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Cash Consideration adjustment will be made for such Title Defect; or

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(ii)	does not Cure the Title Defect prior to the Closing, then Seller shall:

(A)	convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at the Closing. However, if Seller is unable to Cure the Title Defect within the Title Defect Cure Period, then, subject to Section 11.06, Seller shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset; or

(B)	if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Total AV of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)	If Seller does not elect to Cure the Title Defect, subject to Seller’s continuing right to dispute the Title Defect, Seller shall convey the affected Asset to Buyer at the Closing and the Cash Consideration shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c)	Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Seller, on the one hand, or Buyer, on the other hand, may, at any time prior to the final resolution of the applicable Title Defect, submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided under this Agreement, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) subject to Section 11.06, the Cash Consideration shall be adjusted downward in an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), which Disputed Title Amount (after taking into account the De Minimis Title Defect Cost and the Aggregate Defect Deductible) shall be deposited by Buyer into the defect escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing pending final resolution of such contested Title Defect and (iii) within two (2) Business Days following final resolution of such contested Title Defect in accordance with Section 11.15, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.

11.06            Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.03, 11.04 and 11.05, Seller shall not be obligated to adjust the Cash Consideration to account for uncured Title Defects unless and until the sum of (x) the aggregate Title Defect Values of all individual uncured Title Defects (after taking into account any offsetting Title Benefit Values) (the “Aggregate Title Defect Value”), plus (y) the Aggregate Environmental Defect Value, exceeds the Aggregate Defect Deductible and then only by such amount that exceeds the Aggregate Defect Deductible. In addition, Buyer shall have no recourse for any individual Title Defect if the Title Defect Value for such Title Defect (determined separately for each affected Title Defect Property) is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value). For the avoidance of doubt, if Seller retains any Asset(s) related to any Title Defect pursuant to Section 11.05, then (x) the Cash Consideration shall be reduced by the Total AV of such Retained Asset(s) and (y) the Title Defect Value for the Title Defect relating to such Retained Asset(s) will not be counted towards the Aggregate Title Defect Value.

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11.07            Title Benefits.

(a)	If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Revenue Interest for any Lease or any Well above that shown in Exhibit A-1 for such Lease or Exhibit B for such Well, as applicable, (to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit A-1 or Exhibit B, as applicable, for such Lease or Well, as applicable), (ii) to decrease the Working Interest of Seller in any Well, to the extent the same causes a decrease in Seller’s Working Interest for such Well that is proportionately greater than the decrease in Seller’s Net Revenue Interest below that shown in Exhibit B, or (iii) to increase the Net Acres for a Lease to an amount greater than the Net Acres for such Lease in Exhibit A-1 (without an increase in the Working Interest that is proportionately more than an increase in the Seller’s Net Revenue Interest above that shown in Exhibit A-1) (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits, as soon as practicable but not later than 5:00 p.m. Central Time on the Title Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Total AV (the “Title Benefit Value”).

(b)	Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected by such Title Benefit with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners.

(c)	The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication):

(i)	if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value;

(ii)	if the Title Benefit represents a discrepancy between:

(A)	Seller’s Net Revenue Interest for any Lease or Well (and the Working Interest in such Lease or Well is increased in the same proportion); and

(B)	the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1 or Exhibit B, as applicable, then the Title Benefit Value shall be the product of the Total AV of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1 or Exhibit B, as applicable.

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(iii)	if the Title Benefit represents an increase in the Net Acres of a Lease set forth in Exhibit A-1 and there is no discrepancy with respect to the Seller’s Net Revenue Interest in such Lease and the Net Revenue Interest on Exhibit A-1, then the Title Benefit Value shall be determined by multiplying the Net Acre increase with respect to such Lease by the per-Net Acre Total AV; and

(iv)	if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Total AV of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(d)	Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Values (such amount, the “Title Benefit Amount”). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Cash Consideration for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits. However, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the applicable Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.08            Exclusive Remedies. Except for the special warranty of Defensible Title in the Instruments of Conveyance, and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 11.05 or if applicable, Section 9.01(g) and (b) after Closing, shall be pursuant to the special warranty of Defensible Title in the Instruments of Conveyance. Buyer shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment against any Title Defect reported by Buyer under Section 11.03.

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11.09            Environmental Assessment.

(a)	Between the Execution Date and Closing Date, Buyer shall have the right to conduct, or cause a reputable environmental consulting or engineering firm that is reasonably acceptable to Seller (which may include an environmental consulting or engineering firm expressly agreed to by Seller in an e-mail) (the “Environmental Consultant”), to conduct, an inspection of the environmental condition of the Properties (the “Environmental Review”) which shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from the operator of each Property for Buyer or the Environmental Consultant to conduct the Environmental Review; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of any other Person with respect to or for the purposes of obtaining such access. Buyer shall provide Seller with a minimum of three Business Days’ advance notice of its proposed environmental assessment activities prior to entering the Property to be assessed. Seller shall have the right to have one or more representatives accompany Buyer and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of equipment, or other invasive activity without the prior written consent of Seller, which consent can be withheld in Seller’s sole discretion, and that of any applicable Third Party operator; provided, however, that in the event that (i) Buyer determines in good faith that any Phase I conducted by the Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any invasive activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Value thereof and (ii) Seller (or, if applicable, the applicable Third Party operator of the affected Asset(s)) fails to grant its consent (which consent can be withheld in either Seller’s or the applicable Third Party operator’s sole discretion) to such invasive activity(ies) within five (5) days of its receipt of Buyer’s request therefor, then Buyer shall have the right (in its sole discretion) to deliver an Environmental Defect Notice with respect to any Environmental Defects affecting such Assets based on the information available to Buyer and subject to the limitations of Section 11.10. In performing its Environmental Review, Buyer shall (and shall cause the Environmental Consultant and Buyer’s other representatives to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (iii) materially comply with all applicable Laws; and (iv) at its sole cost, risk, and expense, restore the Properties to their condition prior to the commencement of the Environmental Review with respect to any physical damages or disturbances caused by the Environmental Review.

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(b)	Buyer shall provide to Seller (free of cost) copies of any final environmental reports and results generated by the Environmental Consultant to Seller promptly after receipt thereby by Buyer. Except (i) as may be required or permitted pursuant to the exercise of the rights and/or fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by Environmental Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Buyer and Seller and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the consent of Buyer or Seller, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. If this Agreement is terminated prior to the Closing, Buyer shall continue to be subject to the confidentiality obligations in this Section 11.09(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each of Seller and Buyer shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the terms of this Section 11.09(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 11.09(b) shall not apply to Buyer and its Affiliates and its and their respective officers, directors, employees, contractors, consultants, and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.

11.10            Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery of such Environmental Defect, but in no event later than 5:00 p.m. Central Time on August 15, 2022 (the “Environmental Defect Notice Date”). To give Seller an opportunity to commence reviewing and remediating or curing alleged Environmental Defects asserted by Buyer, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Notice Date consistent with the requirements of this Section 11.10. To be effective, an Environmental Defect Notice shall include: (a) the Lease(s) or Well(s) affected, in each case by the alleged Environmental Defect, including the Total AV of each affected Lease or Well; (b) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement, including the Environmental Laws that Buyer asserts have been violated in connection with such alleged Environmental Defect; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect and a description of the method used to calculate the Environmental Defect Value; and (d) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything in this Agreement to the contrary, without limitation to Buyer’s express rights pursuant to Article 10 for the Specified Obligations, Buyer forever waives any Environmental Liabilities, including Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence on or before 5:00 p.m. Central Time on the Environmental Defect Notice Date. Buyer’s calculation of the Lowest Cost Response included in the Environmental Defect Notice must describe in reasonable detail the Lowest Cost Response proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Lowest Cost Response amount, including the standards that Buyer asserts must be met in order to comply with Environmental Laws.

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11.11            Seller’s Exclusion, Cure or Contest of Environmental Defects. With respect to any Environmental Defect asserted by Buyer in an Environmental Defect Notice, Seller, in its sole discretion, may (x) elect to exclude at Closing any Well or Lease, as applicable (together with any other associated Assets to the extent pertaining to such Well or Lease, as applicable, which will become Retained Assets) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds fifty percent (50%) of the Total AV of the affected Lease(s) or Well(s), as applicable, and reduce the Cash Consideration by such Total AV, (y) contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) or (z) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

(a)	Seller shall have the right, but not the obligation, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the expiration of the Environmental Defect Cure Period. If Seller elects to pursue remediation or cure and:

(i)	completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Properties (together with any other Assets appurtenant thereto), shall be included in the Assets conveyed at Closing, and no Cash Consideration adjustment will be made for such Environmental Defect;

(ii)	does not complete a Complete Remediation prior to the Closing, unless Seller elects to exclude such affected Lease(s) or Well(s) from the Contemplated Transactions, as applicable, in accordance with this Section 11.11, then Seller may elect to either:

(A)	subject to Section 11.12, convey the affected Properties (together with any other Assets appurtenant thereto) at Closing and reduce the Cash Consideration by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Seller’s partial remediation or Cure of such Environmental Defect, if any); or

(B)	exclude the affected Properties (together with any other Assets appurtenant thereto) at Closing, enter into an agreement with Buyer whereby Seller will as soon as reasonably practicable after Closing, but by the expiration of the Environmental Defect Cure Period, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to bring such affected Asset(s) into compliance with the applicable Environmental Law disclosed in such Environmental Defect Notice; provided that the Total AV associated with such Environmental Defect shall be deposited into the Defect Escrow Account. If Seller, performs or causes to be performed such operations as may be necessary to bring such affected Asset(s) into compliance with the applicable Environmental Law disclosed in such Environmental Defect Notice by the Environmental Defect Cure Period, then within two (2) Business Days after the date that Seller notifies Buyer that such affected Asset(s) has been brought into compliance with the applicable Environmental Law, then (I) the Parties shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release an amount equal to the applicable Total AV for such affected Asset(s) to Seller and (II) Seller shall deliver the applicable Instruments of Conveyance conveying such affected Asset(s); provided, however, if Seller is unable to bring such affected Asset(s) into compliance with the applicable Environmental Law before the expiration of the Environmental Defect Cure Period, then within two (2) Business Days after the expiration of the Environmental Defect Cure Period, (x) the Parties shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release an amount equal to the applicable Total AV for such affected Asset(s) to Buyer and (y) Seller shall deliver the applicable Instruments of Conveyance conveying such affected Asset(s).

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(b)	Seller and Buyer shall attempt to agree on the existence (including the extent of any remediation or curative work) and Environmental Defect Value of all Environmental Defects prior to Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Lease(s) or Well(s) (together with any other Assets appurtenant to such Lease(s) or Well(s), as applicable) shall be included with the Assets conveyed to Buyer at Closing; (ii) subject to Section 11.12, the Cash Consideration shall be reduced by the good faith estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), which Disputed Environmental Amount (after taking into account the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible) shall be deposited by Buyer into the Defect Escrow Account at Closing pending final resolution of such contested Environmental Defect and (iii) within two (2) Business Days following final resolution of such contested Environmental Defect in accordance with Section 11.15, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.

11.12            Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Cash Consideration for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”), plus (y) the Aggregate Title Defect Value, exceeds the Aggregate Defect Deductible and then only by such amount that exceeds the Aggregate Defect Deductible. In addition, Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, and such cost shall not be considered in calculating the Aggregate Environmental Defect Value; provided, that to the extent any Environmental Defect pertaining solely to a single Asset gives rise to any other Environmental Defect(s) at any other Assets, then the Environmental Defect Values of such Environmental Defects may be aggregated for purposes of meeting the De Minimis Environmental Defect Cost. For the avoidance of doubt, if Seller retains any Asset(s) related to any Environmental Defect pursuant to Section 11.10, then (x) the Purchase Price shall be reduced by the Total AV of such retained Asset(s) and (y) the Environmental Defect Amount for the Environmental Defect relating to such retained Asset(s) will not be counted towards the Aggregate Environmental Defect Value.

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11.13            Exclusive Remedies. The rights and remedies granted to Buyer in this Article 11, Buyer’s right to indemnification for the Specified Obligations in Section 10.02(c) and, if applicable, Section 9.01(g) are the exclusive rights and remedies against Seller related to any Environmental Liability or Environmental Condition or Damages related thereto. Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Liabilities and Environmental Conditions, whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14            Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Seven Hundred Fifty Thousand Dollars ($750,000) net to Seller’s interest, Seller must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss or (c) reduce the Cash Consideration by the cost to repair or restore such Casualty Loss. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing. Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Seller or any member of Seller Group.

11.15            Expert Proceedings.

(a)	Each matter Title Defect dispute, Title Benefit dispute or Environmental Defect dispute referred to this Section 11.15 (each, a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to as an “Expert Proceeding Notice”.

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(b)	The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration Proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. If no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials and (iv) the Expert Proceeding Notice.

(d)	The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

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(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration Proceeding.

Article 12
EMPLOYEE MATTERS

12.01            Seller Compensation and Benefit Plans. Effective by the Closing Date, Seller shall retain all of the Seller Benefit Plans.

12.02            Available Employees’ Offers and Post-Closing Date Employment. Within five (5) Business Days following the Execution Date, Seller shall deliver to Buyer a schedule that includes a list of all Available Employees who are primarily engaged in the operation or management of the Assets (the “Employee Letter”), which Employee Letter shall include the name, job title, active/leave status and hire date of each such Available Employee. At least five (5) Business Days prior to the Closing Date, Buyer in its sole and absolute discretion, may make offers of employment in compliance with applicable Legal Requirements, which offers will be effective as of the Closing Date (“Employment Date”), to one or more of the Available Employees identified in the Employee Letter, subject to the requirements of this Article 12. Not later than ten (10) Business Days prior to the anticipated Closing Date, Buyer shall provide drafts of such written offers to Seller for Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Employees who commence employment with Buyer or an Affiliate of Buyer on the Employment Date are referred to individually and collectively as “Continuing Employees”; provided, however, if an Available Employee is receiving short-term or long-term disability benefits as of the Closing Date (each, a “Disability Employee”), Buyer or Buyer’s Affiliate’s employment offer to such Available Employee shall be effective as of the date on which the applicable Available Employee returns from such leave of absence, provided that such Available Employee returns from leave of absence within six (6) months following the Closing Date (or such longer period provided by law). With respect to each such Disability Employee who commences employment with Buyer or an Affiliate of Buyer, such Disability Employee shall be deemed a Continuing Employee on, and references to the Employment Date in this Article 12 shall be deemed to refer to, the date that such Disability Employee commences employment with Buyer or its Affiliate. Buyer shall comply with all applicable Legal Requirements with respect to the employment offer process and the hiring of (or decision not to hire) Available Employees. From and after the Closing, Buyer shall bear all liabilities and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and Damages relating to or arising out of Buyer’s employment offer process described in this Article 12 (including any claim of discrimination or other illegality in such offer process, including any decision not to make an offer of employment to an Available Employee) and Buyer making an offer to an Available Employee that does not meet the requirements of Article 12).

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12.03            Post-Closing Date Employment Claims. Buyer shall bear all liabilities and costs relating to, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all liability of any kind or nature involving or related to the hiring, employment or termination of employment of the Continuing Employees by Buyer, including (but not limited to) (i) any liability related to any employee benefit plan sponsored or maintained by Buyer or its ERISA Affiliates after the Closing Date, (ii) Buyer’s breach of its obligations under this Article 12, including any failure of Buyer or its Affiliates to provide to Continuing Employees the compensation and benefits described in Article 12, and (iii) any claims for severance or other separation payments or other benefits in connection with the termination of employment by Buyer or its Affiliates of any Continuing Employee after the Closing Date.

12.04            WARN Act. Buyer agrees that it or its Affiliate will make offers of employment, as described in Article 12, to a sufficient number of Available Employees and on terms and conditions of employment such that there will be no notice or other obligations required under the WARN Act as a result, in whole or in part, of the transactions contemplated by this Agreement. If circumstances trigger the WARN Act, then Buyer shall be solely responsible for any liabilities and obligations arising under the WARN Act for any actions taken by the Buyer or any of its Affiliates on or after the Closing. For a period of ninety (90) days after the Closing Date, Buyer and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer and its Affiliates which, if aggregated with any such conduct on the part of Seller or its Affiliates, would trigger the WARN Act.

12.05            No Third Party Beneficiary Rights. Nothing in this Agreement, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article 12 are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing contained in this Article 12 shall be considered or deemed to establish, amend, or modify any benefit or compensation plan, program, policy, agreement, arrangement, or contract.

Article 13
GENERAL PROVISIONS

13.01            Records. As soon as reasonably practicable after Closing, but in any event no later than thirty (30) days following the Closing Date, Seller, at Buyer’s cost and expense, shall deliver originals of all Records (which may be delivered in electronic format, if originals are maintained in such format by Seller) to Buyer (FOB Seller’s office). With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller or its Affiliate.

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13.02            Expenses and Tax Matters.

(a)	Except as otherwise expressly provided in this Agreement, including in Section 6.05, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. However, the prevailing Party in any Proceeding, as determined by the finder of fact, brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)	Subject to the last sentence of this Section 13.02(b), all Transfer Taxes (including any related interest, penalties, or legal costs) that may be imposed on any transfer of the Assets under this Agreement shall be borne and paid 50% by Seller and 50% by Buyer. If required by applicable Legal Requirement, Seller shall, in accordance with applicable Legal Requirements, calculate and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Seller’s share thereof. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). Any expenses, fees, or costs incurred by the Parties in connection with preparing or filing such Tax Returns shall be paid by Seller. Notwithstanding the foregoing, all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer.

(c)	Seller shall retain responsibility for, and shall bear, all Asset Taxes for: (x) any period ending prior to the Effective Time; and (y) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period,

(i)	Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (iii) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility);

(ii)	Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility)); and

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(iii)	Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 13.02(c) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Taxes that is allocable to such Party under this Section 13.02(c). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(c).

(d)	Except as required by applicable Legal Requirements, and subject to Buyer’s indemnification rights under Article 10, in respect of Asset Taxes (i) Seller shall be responsible for timely remitting all Asset Taxes due prior to the Closing Date (subject to Seller’s right to reimbursement by Buyer under Section 13.02(c)), (ii) Buyer shall be responsible for timely remitting all Asset Taxes due on or after the Closing Date (subject to Buyer’s right to reimbursement by Seller under Section 13.02(c)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file any Tax Return for Asset Taxes required to be filed prior to the Closing Date, and (iv) Buyer shall prepare and timely file any Tax Return for Asset Taxes required to be filed on or after the Closing Date (including Tax Returns related to any Straddle Period). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

(e)	After Closing, Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax attributable to the Assets. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions of the applicable statute of limitations of the respective Tax period) and to abide by all record retention agreements entered into with any taxing authority.

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(f)	Seller shall be entitled to any and all refunds, claims and credits with respect to Taxes allocated to Seller pursuant to Section 13.02(c), and Buyer shall be entitled to any and all refunds, claims or credits with respect to Taxes allocated to Buyer pursuant to Section 13.02(c). If a Party receives a refund or credit for Taxes to which the other Party is entitled pursuant to this Section 13.02(f), the first Party shall promptly pay such amount (plus any interest received from the applicable taxing authority with respect thereto) to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(g)	Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it (or its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member) arising from Seller’s ownership or operation of the Assets and the transactions contemplated by this Agreement, and no such Taxes shall be taken into account as adjustments under Section 2.05.

(h)	Tax Treatment. Absent a change in law, or a contrary determination (as defined in Section 1313(a) of the Code), Seller and Buyer agree for U.S. federal income Tax purposes and applicable state and local Tax purposes: (i) not to treat the Preferred Stock (based on their terms as set forth in the Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income Tax and withholding Tax purposes; (ii) no dividend, gain or other income shall be treated as accruing to a holder of Preferred Stock with respect to such Preferred Stock (including upon the receipt of Preferred Stock pursuant to this Agreement) unless and until any amount is distributed in cash with respect to the Preferred Stock; and (iii) the conversion of the Preferred Stock into Common Stock shall be treated as a transaction in which no gain or loss is recognized.

(i)	After Closing, and subject to Buyer’s indemnification rights under Article 10, Buyer and Seller agree and shall, as applicable:

(i)	provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Legal Requirements or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy;

(ii)	allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed; and

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(iii)	to the extent that Seller has the legal authority to require a Push-Out Election with respect to any Tax Partnership, Seller shall cooperate with Buyer with respect to making a Push-Out Election, if applicable, with respect to such Tax Partnership for any Tax period (or portion thereof) ending on or prior to the Closing Date.

13.03            Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (“E-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Ring Energy, Inc.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380
Attention: Paul D. McKinney, Chief Executive Officer
E-mail: pmckinney@ringenergy.com

With copies (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attention:	Reid A. Godbolt
Adam J. Fogoros
E-mail:	rgodbolt@joneskeller.com
adamf@joneskeller.com

NOTICES TO SELLER:

Stronghold Energy II Operating, LLC

508 W. Wall St., Suite 550

Midland, TX 79701
Attention: Caleb Weatherl
E-mail: caleb.weatherl@strongholdoperating.com ___

__________

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, TX 77002

Attention:	Rahul D. Vashi, P.C.
Alia Y. Heintz

E-mail:	rahul.vashi@kirkland.com
alia.heintz@kirkland.com

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Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Adam D. Larson, P.C.

E-mail: adam.larson@kirkland.com

13.04            Governing Law; Jurisdiction; Service of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by this Agreement or the rights, duties and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction, except for, any matters related to real property which shall be governed by the laws of the state where such real property is located. Without limiting the Parties’ agreement to arbitrate in Section 11.15 or the dispute resolution procedures provided in Section 2.05(d) and Section 11.15, with respect to disputes arising under or properly subject to this Agreement, the Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this Agreement, any transaction documents or any transaction contemplated by this Agreement or any transaction documents. All actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any transaction contemplated by this Agreement or any transaction documents shall be exclusively litigated in such courts described above having sites in Houston, Texas and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement, any transaction documents or any transaction contemplated under this Agreement or any transaction document. The Parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 13.04.

13.05            Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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13.06            Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07            Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, including the Confidentiality Agreements (as modified and provided in this Agreement)) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit to this Agreement, the terms and provisions of this Agreement shall govern, control and prevail.

13.08            Assignments, Successors and Restrictions on Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except for (a) the No-Recourse Parties solely with respect to the terms of Section 13.17 (b) the Seller Related Parties and Seller’s Counsel solely with respect to the terms of Section 13.18, and (c) the Financing Parties solely with respect to Section 13.20, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated in this Agreement (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement subject to the preceding sentence, this Agreement, any other agreement contemplated in this Agreement, and all provisions and conditions in this agreement or any other agreement contemplated in this Agreement, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

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13.09            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10            Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “or” shall not be exclusive. If a date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision in this Agreement or who supplied the form of Agreement.

13.11            Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12            Press Release, News Media and External Statements. Except as required by applicable Legal Requirements, neither Party shall issue or make any press release or any other public announcement or statement, in any form of media concerning this Agreement (or otherwise publicly disclose the terms of this Agreement) or the Contemplated Transactions without the prior written consent of the other Party, which consent may be withheld for any reason or without reason. Notwithstanding the foregoing, Buyer may provide information about this Agreement and the Contemplated Transactions to its member companies and their respective officers, employees, agents or Representatives. At least three (3) Business Days prior to issuing or making any press release or any other public announcement or statement, in any form of media concerning this Agreement (or otherwise disclosing the terms of this Agreement) or the Contemplated Transactions, in each case, in accordance with this Section 13.12, the publishing Party shall provide the non-publishing Party with such release, announcement or disclosure and shall incorporate any reasonable comments requested by the non-publishing Party into such release, announcement or disclosure. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall disclose the name of the other Party or Parties, or the names of any of such other Party’s Affiliates in any public release or announcement without the prior written consent of the other Party (which consent may be withheld for any reason or without reason). Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12.

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13.13            Confidentiality. Except as to the Excluded Assets, the Confidentiality Agreements shall terminate on the Closing Date and will thereafter, except as to the Excluded Assets, be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section 13.13 shall terminate two (2) years after the Closing Date. Notwithstanding anything to the contrary in Section 13.12 or this Section 13.13, nothing herein shall restrict the ability of Seller or Warburg to disclose the Contemplated Transactions (including the identity of the Parties or confidential information related to the Contemplated Transactions) to its direct or indirect investors, limited partners or other financing sources.

13.14            Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the names “Stronghold Energy II Operating LLC”, “Stronghold Energy” and variants of such names from the Assets and change all emergency phone numbers, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, trade names or emergency phone numbers belonging to Seller or any of their Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of names and any resulting notification or approval requirements.

13.15            Preparation of Agreement. Seller and Buyer and each of their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16            Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

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13.17            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that Seller may be a partnership or limited liability company, and the Parties by their acceptance of the benefits of this Agreement, covenants, agrees and acknowledge that no Persons other than the named Seller Parties and the Buyer to this Agreement (and each Seller Party’s and Buyer’s respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation under this Agreement and that it has no rights of recovery under this Agreement against, and no recourse under this Agreement or under any documents, agreements, or instruments delivered contemporaneously with this Agreement or in respect of any oral representations made or alleged to be made in connection with this Agreement or any documents, agreements, or instruments delivered contemporaneously with this Agreement against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative or employee of each Seller Party and Buyer (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of each Seller Party and Buyer (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate of each Seller Party, Buyer or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including each Seller Party and Buyer (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of either Seller Party or Buyer against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of either Seller Party or Buyer under this Agreement or the transactions contemplated under this Agreement, under any documents or instruments delivered contemporaneously with this Agreement, in respect of any oral representations made or alleged to be made in connection with this Agreement or any transactions contemplated under this Agreement, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

13.18            Conflict Waiver; Privilege. Buyer, on behalf of itself and its Affiliates (collectively, the “Buyer Related Parties”), hereby waives, and agrees not to allege, any claim that Kirkland & Ellis LLP (“Seller’s Counsel”) has a conflict of interest or is otherwise prohibited from representing Seller, Warburg, or any of their respective Affiliates or Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Buyer Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Buyer Related Parties. Buyer, on behalf of itself and all other Buyer Related Parties, acknowledges and agrees that Seller’s, and each of its Affiliate’s, attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Assets or any other transaction contemplated by this Agreement, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Seller and its Affiliates, and may be waived only by Seller. Buyer and Seller acknowledge and agree that (a) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Buyer Related Parties upon consummation of the Closing, and (b) in the event of a dispute between any of the Buyer Related Parties, on the one hand, and a Third Party, on the other hand, or any other circumstance in which a Third Party requests or demands that any of the Buyer Related Parties produce privileged materials or attorney work-product of Seller or its Affiliates, Buyer shall cause the applicable Buyer Related Parties to assert such attorney-client privilege on behalf of Seller or its Affiliates to prevent disclosure of privileged materials or attorney work-product to such Third Party. Buyer and Seller acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters related to the Assets and arising prior to the Closing for the benefit of Seller and its Affiliates, on the one hand, and the Buyer Related Parties, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) Seller or its Affiliates without the prior written consent of Buyer, or (ii) any of the Buyer Related Parties without the prior written consent of Seller; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after the Closing Date, with respect to any matter for which a party has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party. This Section 13.18 is for the benefit of Seller, the Seller Related Parties and Seller’s Counsel, and Seller Related Parties and Seller’s Counsel are express third-party beneficiaries of this Section 13.18. This Section 13.18 shall be irrevocable, and no term of this Section 13.18 may be amended, waived or modified, except in accordance with Section 13.07, as the case may be, and with the prior written consent of Seller’s Counsel and the Seller Related Party affected thereby. This Section 13.18 shall survive the Closing and shall remain in effect indefinitely.

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13.19            Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or Breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), Buyer and, following Closing, Seller shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent Breaches or Threatened Breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the Parties agree that Buyer shall be entitled to enforce specifically Seller’s obligation to consummate the Contemplated Transactions (including the obligation to consummate the Closing), if the conditions set forth in Article 8 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

13.20            No Recourse to Financing Sources. Each Seller Party agrees, on behalf of itself and the Seller Related Parties, (a) that the financial institutions (including the Debt Financing Sources) that have agreed to provide the Debt Financing (“Buyer’s Financing Sources”), their Affiliates and each of their respective directors, managers, officers, employees, incorporators, members, partners, equity holders, agents, attorneys (collectively, the “Financing Parties”) shall be subject to no liability to or claims by any Seller Party or any Seller Related Party in connection with the Financing or in any way relating to this Agreement, whether at law, in equity, in contract, in tort or otherwise, (b) not to seek to enforce commitments or other rights under the Debt Commitment Letter or any contract entered into with respect to the Debt Financing against, or make any claims for breach of such commitments, or such other rights against, or to seek to recover monetary damages from, the Financing Parties, or otherwise sue the Financing Parties for any reason related to the Debt Commitment Letter or any contract entered into with respect to the Debt Financing, and (c) that it waives any and all claims and causes of action against the Financing Parties relating to or arising out of this Agreement, the Debt Commitment Letter, or any contract entered into with respect to the Debt Financing or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. No amendment or modification to this Section 13.20, and no amendment or modification to Section 13.08 that would be adverse to any Financing Party, shall be effective without the prior written consent of Buyer’s Financing Sources. Each Financing Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 13.20.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

STRONGHOLD ENERGY II OPERATING, LLC

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President and Chief Financial Officer

STRONGHOLD ENERGY II ROYALTIES, LP

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President and Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

BUYER:

RING ENERGY, INC.

By:	/s/ Paul D. McKinney
Name:	Paul D. McKinney
Title:	Chief Executive Officer and Chairman of the Board

[Signature Page to Purchase and Sale Agreement]

Exhibit I

Form of Registration Rights Agreement

Attached to and made a part of that certain Purchase and Sale Agreement effective June 1, 2022 by and between Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP, collectively as Seller, and Ring Energy, Inc., as Buyer

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022, by and between Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”), Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo,” together with Stronghold OpCo, collectively, “Stronghold” (unless the context otherwise requires that a reference to Stronghold be interpreted to refer individually to either Stronghold Party), and each individually, a “Stronghold Party”), Ring Energy, Inc., a Nevada corporation (“Ring Energy”), and the Persons who become party to this Agreement from time to time upon the execution of a Joinder (as defined herein) in accordance with Section 2.09.

RECITALS

WHEREAS, Ring Energy and Stronghold entered into a Purchase and Sale Agreement, dated as of [●], 2022 (the “Purchase Agreement”), under which, among other things, Ring Energy will acquire certain assets from Stronghold;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Ring Energy will issue the Stock Consideration, consisting of shares of its common stock, $0.001 par value per share (“Common Stock”), [and shares of its 8% Series A preferred stock, par value $0.001 per share, that is convertible into Common Stock and having the rights, preferences and privileges set forth in the Certificate of Designations (the “Preferred Stock”)] to Stronghold; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Ring Energy has agreed to grant to the Holders (as defined herein) certain rights with respect to the registration of the Registrable Securities (as defined herein) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

I-1

Article I
DEFINITIONS

Section 1.01      Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement, except that the terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of more than 50% of the equity interests or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the preamble.

“Board” means the board of directors of Ring Energy.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

[“Certificate of Designation,” means that certain certificate of designation dated as of [●], establishing the Preferred Stock and prescribing the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series of Preferred Stock.]

“Common Stock” is defined in the recitals.

“EDGAR” is defined in Section 2.04(i).

“Effectiveness Period” means the period beginning from and after the date the Shelf Registration Statement is declared or becomes effective until the earlier of (i) all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding and (ii) the Termination Date.

“Equity Securities” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above. Unless otherwise indicated, the term “Equity Securities” refers to Equity Securities of Ring Energy.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Financial Counterparty” is defined in Section 2.04(r).

“Holder” means a holder of any Registrable Securities.

“Included Registrable Securities” is defined in Section 2.02(a).

“Joinder” is defined in Section 2.09.

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“Launch Date” is defined in Section 2.02(b).

“Losses” is defined in Section 2.07(a).

“Managing Underwriter(s)” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager or managers of such Underwritten Offering or Overnight Underwritten Offering.

“Material Transaction” means an acquisition, merger, consolidation, tender offer, exchange offer, business combination, reorganization, share exchange, disposition, partnership, joint venture or other similar transaction that may be deemed “material,” as such term is defined according to SEC rules and guidance.

“Maximum Number of Securities” is defined in Section 2.02(c).

“Member Distribution” is defined in Section 2.01(b).

“Offering Holders” is defined in Section 2.03(a).

“Opt-Out Notice” is defined in Section 2.02(a).

“Overnight Underwritten Offering” is defined in Section 2.02(b).

“Parity Holders” is defined in Section 2.02(c).

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Piggyback Notice” is defined in Section 2.02(a).

“Piggyback Offering” is defined in Section 2.02(a).

[“Preferred Stock” is defined in the recitals.]

“Purchase Agreement” is defined in the recitals.

“Ring Energy” is defined in the preamble.

“Ring Energy Cooperation Event” is defined in Section 2.04(r).

“Registrable Securities” means: (i) any Common Stock received by Stronghold in connection with the transactions contemplated by the Purchase Agreement or acquired after the date hereof[, including shares of Common Stock issuable upon conversion of the Preferred Stock (whether or not convertible in accordance with the terms of the Certificate of Designation at such time, subject to any applicable transfer restrictions pursuant to such Certificate of Designation)]; (ii) any Equity Securities of Ring Energy issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Common Stock owned as of the date hereof by Persons that are the registered holders of securities described in clauses (i) and (ii) above.

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“Registration Expenses” is defined in Section 2.06(a).

“Registration Statement” means any registration statement of Ring Energy filed or to be filed with the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” is defined in Section 2.06(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” is defined in Section 2.07(a).

“Selling Holder Underwriter Registration Statement” is defined in Section 2.04(p).

“Shelf Registration Statement” is defined in Section 2.01(a).

“Staff” means the staff of the SEC.

“Stronghold” is defined in the preamble.

“Stronghold OpCo” is defined in the preamble.

“Stronghold Party” is defined in the preamble.

“Stronghold RoyaltyCo” is defined in the preamble.

“Termination Date” is defined in Section 3.20.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Offering Filing” is defined in Section 2.02(a).

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“WKSI” means “well known seasoned issuer” as defined under Rule 405 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

Section 1.02      Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a Registration Statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; or (c) such Registrable Security is held by Ring Energy or one of its subsidiaries; provided that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

Section 1.03      Effectiveness. This Agreement is effective as of the date of hereof and shall continue in full force and effect until there are no longer any Registrable Securities outstanding.

Article II
REGISTRATION RIGHTS

Section 2.01      Shelf Registration.

(a)        Shelf Registration. Ring Energy shall (i) prepare and file, by no later than the date that is 10 days after Ring Energy’s receipt of all information required from Stronghold to be included in the selling stockholder table of the Shelf Registration Statement (as defined below), a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) use its reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than 45 days (or 90 days, if the Shelf Registration Statement is on Form S-1) after the date hereof; provided, however, in the event of a review by the Staff, within five Business Days of being informed by the Staff that the Staff have no further comments on the Shelf Registration Statement.

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(b)            The Shelf Registration Statement shall be on Form S-3 (or any equivalent or successor form) under the Securities Act and, if Ring Energy is a WKSI as of the filing date thereof, shall be an automatic shelf registration statement that becomes effective upon filing with the SEC in accordance with Rule 462(e) or, if Form S-3 is not then available to Ring Energy, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities; provided, however, that if Ring Energy has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, Ring Energy shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form or forms. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Shelf Registration Statement. Subject to Section 2.01(c), Ring Energy shall use its reasonable best efforts to cause the Shelf Registration Statement to remain effective under the Securities Act during the Effectiveness Period and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders. The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date of effectiveness of such Shelf Registration Statement, but in any event within three Business Days of such date, Ring Energy will notify the Holders of the effectiveness of such Shelf Registration Statement. Notwithstanding anything contained herein to the contrary, Ring Energy hereby agrees that (i) the Shelf Registration Statement shall contain all language (including on the prospectus cover sheet, the selling stockholders’ table and the footnotes thereto, and the plan of distribution) as may be reasonably requested by any Stronghold Party to allow for a distribution to, and resale by, the direct or indirect members, stockholders or partners (as the case may be) of such Stronghold Party (each, a “Member Distribution”), each of whom shall thereafter be considered a Holder under the terms of this Agreement upon execution of a Joinder, and (ii) Ring Energy shall, at the reasonable request of any Stronghold Party seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Shelf Registration Statement, or revise such language if deemed reasonably necessary by such Stronghold Party to effect any such Member Distribution.

(c)            Delay Rights. Notwithstanding anything to the contrary contained herein, Ring Energy may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement, subject in all respects to clause (A)(I) below, or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Ring Energy (i) is pursuing an acquisition, merger, tender offer, reorganization, disposition or other similar transaction and the Board determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board would materially adversely affect Ring Energy; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clause (x) of this Section 2.01(c) (I) due to the negotiation, entry into or announcement of a Material Transaction or due to the preparation of any SEC Documents related to such Material Transaction, including historical, pro forma or “target” Buyer SEC Financial Statements to be included in such SEC Documents or (II) for a period that exceeds 10 days; or (B) such Selling Holders be suspended under clause (y) of this Section 2.01(c) from selling Registrable Securities pursuant to the Shelf Registration Statement more than two times in a twelve-month period or for a period that exceeds an aggregate of 45 days in any 90-day period or 75 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Ring Energy shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement. If Ring Energy exercises its suspension rights under clause (y) of this Section 2.01(c), then, during such suspension period, Ring Energy shall not engage in any transaction involving the offer, issuance, sale or purchase of Equity Securities (whether for the benefit of Ring Energy or a third Person), except transactions involving (I) the issuance or purchase of Equity Securities as contemplated by Ring Energy’s employee benefit plans or employee or director arrangements or (II) the issuance of Equity Securities to a seller as consideration for, or to a third party in order to finance or partially finance, the transaction specified under clause (i) of this Section 2.01(c) that was the basis for which the suspension rights under this Section 2.01(c)(y) were exercised.

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Section 2.02      Piggyback Rights.

(a)        Participation. Except as provided in Section 2.02(b), if at any time during the Effectiveness Period, Ring Energy proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Ring Energy covenants and agrees to include thereon a description of the transaction under which the Holders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Common Stock in an Underwritten Offering or Overnight Underwritten Offering for its own account and/or the account of another Person, then as soon as practicable but not less than ten Business Days (or two Business Days in the case of an Overnight Underwritten Offering) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), Ring Energy shall give notice (including, but not limited to, notification by email) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Ring Energy has been advised by the Managing Underwriter(s) in writing that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c). The notice required to be provided in this Section 2.02(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01. Each Holder shall then have five Business Days (or two Business Days in the case of an Overnight Underwritten Offering) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board shall determine for any reason not to undertake or to delay such Underwritten Offering, Ring Energy may, at its election, give written notice of such determination to the Selling Holders and (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in any Underwritten Offering, Overnight Underwritten Offering or Piggyback Offering by giving written notice to Ring Energy of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to Ring Energy requesting that such Holder not receive notice from Ring Energy of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder, Ring Energy shall not deliver any notice to such Holder pursuant to this Section 2.02(a), unless such Opt-Out Notice is revoked by such Holder.

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(b)            Overnight Underwritten Offering Piggyback Rights. If, at any time during any Effectiveness Period, Ring Energy proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one Business Day after Ring Energy engages one or more Managing Underwriter(s) for the proposed Overnight Underwritten Offering, Ring Energy shall notify (including, but not limited to, notice by email) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing within two Business Days after such Holder receives such notice. Notwithstanding the foregoing, if Ring Energy has been advised by the Managing Underwriter(s) in writing that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Common Stock being offered in such Overnight Underwritten Offering, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c). If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, Ring Energy determines for any reason not to undertake or to delay such Overnight Underwritten Offering, Ring Energy shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to Ring Energy of such withdrawal at least one Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to Ring Energy requesting that such Holder not receive notice from Ring Energy of any proposed Overnight Underwritten Offering and, following receipt of such an Opt-Out Notice from a Holder, Ring Energy shall not deliver any notice to such Holder pursuant to this Section 2.02(b), unless such Opt-Out Notice is revoked by such Holder.

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(c)        Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.02(a) and Section 2.02(b), respectively, if the Managing Underwriter(s) of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises Ring Energy that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Stock offered in such Underwritten Offering or Overnight Underwritten Offering, as the case may be, or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of shares of Common Stock that such Managing Underwriter(s) advise Ring Energy can be sold without having such adverse effect (such maximum number of shares of Common Stock, the “Maximum Number of Securities”), with such number to be allocated (i) first, to Ring Energy, (ii) second, pro rata among all Selling Holders and, subject to Section 2.11, holders of any other securities of Ring Energy having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder or Parity Holder shall be (A) based on the percentage derived by dividing (1) the number of shares of Common Stock (or other securities) that such Selling Holder or such Parity Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering by (2) the aggregate number of shares of Common Stock (or other securities) that all Selling Holders and all Parity Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering or (B) as otherwise agreed by such Selling Holder or Parity Holder, as applicable.

(d)        Notwithstanding anything in this Section 2.02 to the contrary, no Holder shall have any right to include any Common Stock in any offering by Ring Energy of Common Stock executed pursuant to any “at the market” program that Ring Energy may have in effect from time to time on or after the date of this Agreement.

Section 2.03      Underwritten Offering.

(a)        In the event that one or more Holders of Registrable Securities (the “Offering Holders”) notify Ring Energy in writing of their election to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or Overnight Underwritten Offering and reasonably expect aggregate gross proceeds of at least $35 million from such Underwritten Offering or Overnight Underwritten Offering, (i) Ring Energy shall give notice (including, but not limited to, notification by email, with such notice given no later than one Business Day after the engagement by Ring Energy of the Managing Underwriter(s) in the case of a proposed Overnight Underwritten Offering) of such proposed Underwritten Offering or Overnight Underwritten Offering to the other Holders on a Business Day and such notice with respect to an Underwritten Offering shall offer such Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities as each such Holder may request in writing (within five Business Days); provided, that no Holder other than the Offering Holders will be entitled to include their Registrable Securities in an Overnight Underwritten Offering; and (ii) Ring Energy will retain Underwriters selected by the Offering Holders holding a majority of the then-outstanding Registrable Securities to be disposed of pursuant to such Underwritten Offering or Overnight Underwritten Offering (which Underwriters shall be reasonably acceptable to Ring Energy) subject to such sale through an Underwritten Offering or Overnight Underwritten Offering including entering into an underwriting agreement in customary form with the Managing Underwriter(s), which underwriting agreement shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07, and will take all reasonable actions as are requested by the Managing Underwriter(s) in order to expedite or facilitate the registration and disposition of the Registrable Securities; provided, however, that Ring Energy shall not be required to effect more than three Underwritten Offerings or Overnight Underwritten Offerings pursuant to this Section 2.03 in any 365-day period. Ring Energy management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if requested by the Managing Underwriter(s). No Selling Holder may participate in such Underwritten Offering or Overnight Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with Ring Energy or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering or Overnight Underwritten Offering contemplated by this Section 2.03(a), such Selling Holder may elect to withdraw therefrom by notice to Ring Energy and the Managing Underwriter(s); provided, however, that such notice of withdrawal must be made at a time up to and including the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Ring Energy’s obligation to pay Registration Expenses.

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(b)            In connection with an Underwritten Offering (other than an Overnight Underwritten Offering) contemplated by Section 2.03(a), if the Managing Underwriter(s) of any such Underwritten Offering advises the Selling Holders that the total amount of Registrable Securities that the Selling Holders intend to include in such Underwritten Offering exceeds the Maximum Number of Securities, then the Registrable Securities to be included in such Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated (i) first, pro rata among all Selling Holders, (ii) second, subject to Section 2.11, to the extent the number of securities proposed to be included in such Underwritten Offering by the Selling Holders is less than the Maximum Number of Securities, pro rata among all Parity Holders who have requested participation in such Underwritten Offering and (iii) third, to Ring Energy. The pro rata allocations for each such Selling Holder or Parity Holder, as applicable, shall be (A) (1) with respect to any Selling Holder, based on the percentage derived by dividing (aa) the number of shares of Common Stock (or other securities) that such Selling Holder has requested be included in such Underwritten Offering by (bb) the aggregate number of shares of Common Stock (or other securities) that all Selling Holders have requested be included in such Underwritten Offering, and (2) with respect to any Parity Holder, based on the percentage derived by dividing (aa) the number of shares of Common Stock (or other securities) that such Parity Holder has requested be included in such Underwritten Offering by (bb) the aggregate number of shares of Common Stock (or other securities) that all Parity Holders have requested be included in such Underwritten Offering, or (B) as otherwise agreed by such Selling Holder(s).

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(c)        In connection with an Overnight Underwritten Offering contemplated by Section 2.03(a), if the Managing Underwriter(s) of any such Overnight Underwritten Offering advises the Selling Holders that the total amount of Registrable Securities that the Selling Holders intend to include in such Overnight Underwritten Offering exceeds the Maximum Number of Securities, then the Registrable Securities to be included in such Overnight Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated pro rata among all Selling Holders. The pro rata allocations for each such Selling Holder shall be based (A) on the percentage derived by dividing (aa) the number of shares of Common Stock (or other securities) that such Selling Holder has requested be included in such Overnight Underwritten Offering by (bb) the aggregate number of shares of Common Stock (or other securities) that all Selling Holders have requested be included in such Overnight Underwritten Offering or (B) as otherwise agreed by such Selling Holder(s). Notwithstanding anything in this Section 2.03 to the contrary, Parity Holders and Ring Energy shall not be entitled to piggyback registration rights with respect to an Overnight Underwritten Offering contemplated by Section 2.03(a).

Section 2.04      Registration Procedures. In connection with its obligations under this Article II, Ring Energy will, as expeditiously as possible:

(a)        prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(b)        if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter(s) at any time shall notify Ring Energy in writing that, in the good faith judgment of such Managing Underwriter(s), inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, Ring Energy shall use its commercially reasonable efforts to include such information in such a prospectus supplement;

(c)        furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC other than annual or quarterly reports on Form 10-K or 10-Q, respectively, current reports on Form 8-K or proxy statements; provided, however, that such reports or proxy statements shall be provided at least two Business Days prior to filing in connection with an Underwritten Offering or Overnight Underwritten Offering), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other Registration Statement;

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(d)            if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter(s) shall reasonably request, except that Ring Energy will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other Registration Statement contemplated by this Agreement, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(f)            promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of: (i) the happening of any event as a result of which, the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other Registration Statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Ring Energy of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Ring Energy agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

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(g)            upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to any offering of Registrable Securities;

(h)            in connection with an Underwritten Offering or Overnight Underwritten Offering, use commercially reasonable efforts to furnish upon request and addressed to the underwriters and to the Selling Holders on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion of counsel for Ring Energy, and (ii) a “comfort letter” signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified Ring Energy’s financial statements included or incorporated by reference into the applicable Registration Statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such Registration Statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;

(i)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders (which may be satisfied by making such information available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system known as “EDGAR”), as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)            make available to the appropriate representatives of the Managing Underwriter(s) and Selling Holders access to such information and Ring Energy personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Ring Energy need not disclose any non-public information to any such representative unless and until such representative has entered into a customary confidentiality agreement with Ring Energy;

(k)            cause all such Registrable Securities covered by such Shelf Registration Statement to be listed on the current exchange on which Common Stock is traded as of the date hereof or each securities exchange or nationally recognized quotation system on which the Common Stock is listed or quoted in the future;

(l)            use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Ring Energy to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)            provide a transfer agent and registrar for all Registrable Securities covered by a Registration Statement not later than the effective date of such Registration Statement;

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(n)            enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;

(o)            if reasonably required by Ring Energy’s transfer agent, use its commercially reasonable efforts to promptly (and in no more than two (2) Business Days) deliver any customary authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend, in accordance with applicable law, upon sale by the Holder of such Registrable Securities under the Registration Statement;

(p)            if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Selling Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to Ring Energy and satisfy its obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder request, furnish to such Selling Holder, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (A) a letter, dated such date, from Ring Energy’s independent certified public accountants (and, if applicable, independent reserve engineers) in form and substance as is customarily given by independent certified public accountants (and, if applicable, independent reserve engineers) to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing Ring Energy for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of Ring Energy addressed to such Selling Holder; and (iii) permit legal counsel of such Selling Holder to review and comment upon any Selling Holder Underwriter Registration Statement at least five Business Days prior to its filing with the SEC and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects;

(q)            if requested by a Selling Holder: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement; and

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(r)            in connection with any transaction or series of anticipated transactions (i) effected pursuant to the Shelf Registration Statement and (ii) involving a broker, agent, counterparty, underwriter, bank or other financial institution (“Financial Counterparty”) (each a “Ring Energy Cooperation Event”), to the extent requested by the Financial Counterparty in order to engage in the proposed Ring Energy Cooperation Event, Ring Energy will cooperate with the applicable Holder(s) in allowing Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to Ring Energy, including (1) by using commercially reasonable efforts to cause its independent certified public accountants to provide to the Financial Counterparty a “cold comfort” letter in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Financial Counterparty (and, if applicable, a comparable letter signed by the independent reserve engineers), (2) by using commercially reasonable efforts to cause its outside counsel to deliver an opinion in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” letter for such offering, addressed to such Financial Counterparty, and (3) by providing a standard officer’s certificate from the chief executive officer or chief financial officer, or other officer serving such functions, of Ring Energy addressed to the Financial Counterparty; provided, that, for the avoidance of doubt, no Ring Energy Cooperation Event shall be deemed an Underwritten Offering or Overnight Underwritten Offering for purposes of Section 2.03.

Notwithstanding anything to the contrary in this Section 2.04, Ring Energy will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Selling Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the Ring Energy determines, upon advice of counsel, that Ring Energy is required to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and Ring Energy shall have no further obligations hereunder with respect to Registrable Securities held by such Holder with respect to such Registration Statement or Selling Holder Registration Statement unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(p) with respect to Ring Energy at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from Ring Energy of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Ring Energy that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Ring Energy, such Selling Holder will, or will request the Managing Underwriter(s), if any, to deliver to Ring Energy (at Ring Energy’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05      Cooperation by Holders. Ring Energy shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information which Ring Energy determines, after consultation with counsel, is reasonably required for any registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

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Section 2.06      Expenses.

(a)        Certain Definitions. The term “Registration Expenses” means all expenses incident to Ring Energy’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE American, New York Stock Exchange or other national securities exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for Ring Energy, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and fees and expenses of one counsel engaged by the Holders of a majority of the then-outstanding Registrable Securities, not to exceed $50,000 in connection with the registration of the Registrable Securities on the initial Shelf Registration Statement; provided, however, that “Registration Expenses” shall not include any Selling Expenses. The term “Selling Expenses” means all (i) transfer taxes allocable to the sale of the Registrable Securities; (ii) fees and expenses of counsel engaged by the Holders in excess of the amounts payable by Ring Energy under the definition of “Registration Expenses”; and (iii) commissions and discounts of brokers, dealers and underwriters.

(b)        Expenses. Ring Energy will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of Registrable Securities hereunder.

Section 2.07      Indemnification.

(a)        By Ring Energy. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, to the extent permitted by applicable law, Ring Energy will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses (whether involving a third party claim or a claim solely among parties hereto and/or Selling Holder Indemnified Persons)) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Ring Energy’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings (whether involving a third party claim or a claim solely among parties hereto and/or Selling Holder Indemnified Persons); provided, however, that Ring Energy will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

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(b)            By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Ring Energy, its directors and officers and each Person, if any, who controls Ring Energy within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Ring Energy to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder (net of Selling Expenses) from the sale of the Registrable Securities giving rise to such indemnification.

(c)            Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.07. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

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(d)            Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to Ring Energy or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Ring Energy, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Ring Energy, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder (net of Selling Expenses) from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Ring Energy, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph (whether involving a third party claim or a claim solely among parties hereto and/or Selling Holder Indemnified Persons). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)            Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

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Section 2.08      Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Ring Energy agrees to use its reasonable best efforts to:

(a)        make and keep public information regarding Ring Energy available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) of the Securities Act, at all times from and after the date of this Agreement;

(b)        file with the SEC in a timely manner all reports and other documents required of Ring Energy under the Securities Act and the Exchange Act at all times from and after the date of this Agreement;

(c)        so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Ring Energy, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and

(d)        take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act.

Section 2.09      Transfer or Assignment of Registration Rights. The rights to cause Ring Energy to include Registrable Securities in a Shelf Registration Statement and the rights of a Holder hereunder may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided that (a) Ring Energy is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned; and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement by executing a Joinder in the form attached hereto as Exhibit A (the “Joinder”); provided, further, that nothing in this Section 2.09 shall limit a Stronghold Party’s rights set forth in Section 2.01(b) and Section 2.02(a) in connection with a Member Distribution.

Section 2.10      Information by Holder. Any Holder or Holders of Registrable Securities included in any Registration Statement shall promptly furnish to Ring Energy such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Ring Energy may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein, including but not limited to information related to the number of Registrable Securities beneficially owned by the Holder.

Section 2.11      Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Ring Energy shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any securities of Ring Energy that would allow such current or future holder to require Ring Energy to include securities in any Piggyback Offering by Ring Energy for its own account on a basis that is superior or pari passu in any material respect to the Piggyback Offering rights granted to the Holders pursuant to this Agreement.

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Article III
MISCELLANEOUS

Section 3.01      Communications. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

If to Ring Energy to:

Ring Energy, Inc.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380
Attention: Paul D. McKinney, Chief Executive Officer
E-mail: pmckinney@ringenergy.com

With copies (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attention:	Reid A. Godbolt
Adam J. Fogoros
E-mail:	rgodbolt@joneskeller.com
adamf@joneskeller.com

If to Stronghold to:

Stronghold Energy II Operating, LLC

508 W. Wall St., Suite 550

Midland, TX 79701
Attention: Caleb Weatherl
E-mail: caleb.weatherl@strongholdoperating.com

And with copies to (which will not constitute notice):

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 48th Floor

Houston, TX 77002

Attention: Julian J. Seiguer, P.C.

E-mail: julian.seiguer@kirkland.com

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Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Adam D. Larson, P.C.

E-mail:	adam.larson@kirkland.com

If to any Holder:

at its address listed on the signature pages hereof or Joinder, if applicable;

or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the second Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.

Section 3.02      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03      Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders only (a) in connection with a Member Distribution or (b) in accordance with Section 2.09. Ring Energy may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of all Holders who, together with their Affiliates, hold at least one percent (1%) or more of the then-outstanding shares of Common Stock.

Section 3.04      In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, Ring Energy will use commercially reasonable efforts to cooperate with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with Ring Energy’s obligations under the Securities Act.

Section 3.05      Margin Loans. If reasonably requested by any Holder in connection with any transaction involving any Registrable Securities (including any sale or other transfer of such securities without registration under the Securities Act, any margin loan with respect to such securities and any pledge of such securities), Ring Energy agrees to use commercially reasonable efforts to provide such Holder with customary and reasonable assistance (at such Holder’s sole expense; provided, that the maximum amount of costs and expenses of Ring Energy, including reasonable legal fees and expenses, that shall be required to be reimbursed by such Holder in respect of any such request shall not exceed $50,000) to facilitate such transaction, including, without limitation, (i) such action as such Holder may reasonably request from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act and (ii) entering into an “issuer’s agreement” in connection with any margin loan with respect to such securities in customary form.

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Section 3.06      Material Transactions. Ring Energy shall not announce, authorize or enter into any agreement related to or consummate a Material Transaction prior to the date on which the Shelf Registration Statement is declared or becomes effective.

Section 3.07      Change of Control. Ring Energy shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other Equity Securities issued pursuant to such merger, consolidation or combination.

Section 3.08      Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.09      Recapitalization, Exchanges, Etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of Ring Energy or any successor or assign of Ring Energy (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.10      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature or other electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.11      Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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Section 3.12      Governing Law; Jurisdiction; Service of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by this Agreement or the rights, duties and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction except for any matters related to real property which shall be governed by the laws of the state where such real property is located. The parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this Agreement, any transaction documents or any transaction contemplated by this Agreement or any transaction documents. All actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any transaction contemplated by this Agreement or any transaction documents shall be exclusively litigated in such courts described above having sites in Houston, Texas and each party irrevocably submits to the jurisdiction of such courts solely in respect of any Proceeding arising out of or related to this Agreement. Each party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement, any transaction documents or any transaction contemplated under this Agreement or any transaction document. The parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 3.12.

Section 3.13      Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.14      Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Ring Energy set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.15      Amendment. This Agreement may be amended only by means of a written amendment signed by Ring Energy and the Holders of a majority of the then-outstanding Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Section 3.16      No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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Section 3.17      Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and Ring Energy shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or affiliate of any of the foregoing, as such, for any obligations of a Holder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.18      Independent Nature of Each Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.19      Further Assurances. Ring Energy and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 3.20      Termination of Registration Rights. After effectiveness in accordance with Section 2.01, this Agreement shall terminate with respect to each individual Holder, and such Holder and Ring Energy shall have no further rights or obligations hereunder on the date of the earliest to occur of the following (such date, the “Termination Date”): (i) the first date after the one-year anniversary of this Agreement on which such individual Holder, together with its Affiliates, owns less than one percent (1%) of Ring Energy’s then-outstanding Common Stock[, including shares of Common Stock issuable upon conversion of the Preferred Stock (whether or not convertible in accordance with the terms of the Certificate of Designation at such time)], and (ii) the date on which all Registrable Securities owned by such Holder may be sold without restriction pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume, manner of sale or other restrictions or limitations.

[Signature pages follow]

I-24

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

STRONGHOLD ENERGY II OPERATING, LLC

By:
Name:
Title:

STRONGHOLD ENERGY II ROYALTIES, LP

By:
Name:
Title:

RING ENERGY, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Registration Rights Agreement, dated as of [●], 2022, by and among Ring Energy, Inc., a Nevada corporation, Stronghold Energy II Operating, LLC, a Delaware limited liability company, Stronghold Energy II Royalties, LP, a Delaware limited partnership, and the Persons identified on Schedule I thereto who become party thereto from time to time (the “Registration Rights Agreement”), and to join in the Registration Rights Agreement as a Holder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

Name:

Address:

Exhibit K

Form of Nomination Agreement

Attached to and made a part of that certain Purchase and Sale Agreement effective June 1, 2022 by and between Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP, collectively as Seller, and Ring Energy, Inc., as Buyer

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of [●], 2022 (the “Effective Date”), by and among Ring Energy, Inc., a Nevada corporation (the “Company”), Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo,” together with Stronghold OpCo, collectively, the “Stockholders” and each, a “Stockholder”). Terms used but not otherwise defined herein shall have the meaning set forth in that certain Purchase and Sale Agreement, dated as of July 1, 2022, by and among the Stockholders and the Company (as amended, restated or otherwise modified from time to time and together with all exhibits, schedules, and other attachments thereto, the “Purchase Agreement”).

RECITALS

WHEREAS, the Company and the Stockholders are parties to the Purchase Agreement, pursuant to which, and subject to the terms and conditions contained therein, the Company has agreed to issue [63,888,889 shares of fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”)] [21,339,986 shares of fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and 153,176 shares of fully paid and nonassessable shares of preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) that are convertible into shares of Common Stock pursuant to the terms of the Certificate of Designation for the Series A Preferred Stock (the “Certificate of Designation”) adopted by the Company as of the date hereof];

WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) the governance of the Company and (b) other related matters with respect to the Company.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01      Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” with respect to any party to this Agreement, means any Person directly or indirectly controlled by, controlling, or under common control with, such party, including any subsidiary of such party and any “affiliate” of such party within the meaning of Rule 12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Company (as amended from time to time in accordance with the Nevada Revised Statutes.)

“Beneficial Owner” (including its correlative meanings, “Beneficial Own,” “Beneficial Ownership” and “Beneficially Owned”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of the Stockholder Parties for purposes of this Agreement, including Section 2.01(a), shall be deemed to give effect to the conversion of [the Series A Preferred Stock and] all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of [the receipt of Stockholder Approval or] any vesting period of any such security. [Notwithstanding anything to the contrary in the preceding proviso or elsewhere in this Agreement, the Stockholder Parties shall at no time hold or shall be deemed to hold or exercise greater than 19.9% of the Company’s outstanding voting power prior to the receipt of Stockholder Approval].

“Board” means the board of directors of the Company.

“Bylaws” means the Bylaws of the Company as amended from time to time in accordance with this Agreement.

[“Certificate of Designation” has the meaning set forth in the Recitals.]

“Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) of securities [(excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock)] representing more than 50% of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company (provided that the equityholders of any entity with a class of securities listed on a national securities exchange shall constitute a “group” for purposes of this clause (A)); (B) approval by the Company or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Company of any merger, consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation.

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“Company” has the meaning set forth in the Preamble.

“Directed Opportunity” has the meaning set forth in Section 3.01(a).

“Effective Date” has the meaning set forth in the Preamble.

“ESG Committee” means the Nominating, Environmental, Social and Governance Committee of the Board, or any successor committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

[“Excluded Junior Securities” means any shares of Common Stock or any other class or series of stock issued by the Company ranking junior as to the Series A Preferred Stock with respect to payment of distributions, or upon liquidation, dissolution or winding up of the Company that the Company issued as of the date hereof without the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon or consent thereto, voting or consenting, as the case may be, separately as a single class.]

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“High Threshold Amount” has the meaning set forth in Section 2.01(b).

“Legal Requirements” means any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.

“Low Threshold Amount” has the meaning set forth in Section 2.01(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Permitted Transfer” has the meaning set forth in Section 5.08.

K-3

“Permitted Transferee(s)” means the direct or indirect members, stockholders, partners or other equityholders (as the case may be) of Stronghold OpCo and Stronghold RoyaltyCo.

“Purchase Agreement” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

[“Series A Preferred Stock” has the meaning set forth in the Recitals.]

“SEC” means the U.S. Securities and Exchange Commission.

“Special Committee” means one or more committees of the Board established for the purpose of considering, reviewing, evaluating or negotiating proposals for a Change of Control, merger, business combination, restructuring or other strategic transaction or strategic alternative or any other transaction involving an actual or potential conflict of interest with any Affiliate or employee of the Company other than the Stockholders and their Affiliates; provided, that the Audit Committee of the Board shall not be considered a special committee, regardless of the authority delegated to the Audit Committee.

“Specified Party” has the meaning set forth in Section 3.01(a).

“Stockholder” has the meaning set forth in the Preamble.

[“Stockholder Approval” means the affirmative vote of a majority of a quorum of Common Stock entitled to vote in a meeting of stockholders of the Company present in person or by proxy at such meeting of stockholders in favor of the issuance of the Common Stock issuable upon conversion of the Series A Preferred Stock issued pursuant to the Purchase Agreement.]

“Stockholder Parties” means the Stockholders, the Permitted Transferees and their respective Affiliates in accordance with the terms, conditions and provisions of this Agreement.

“Stronghold Director” has the meaning in Section 2.01(a).

“Stronghold OpCo” has the meaning set forth in the Preamble.

“Stronghold RoyaltyCo” has the meaning set forth in the Preamble.

Section 1.02      Other Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by the words “without limitation,” whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted.

K-4

Article II
BOARD RIGHTS

Section 2.01      Board Designees.

(a)            As of the Effective Date, the Stockholder Parties shall have the right to designate two directors to (i) the Board (each, a “Stronghold Director”) and (ii) any one or more Special Committees that the Board may from time to time resolve to establish, subject to compliance with any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and any other applicable law. The Board shall appoint (I) one director that the Stockholder Parties designate in their sole discretion and (II) a second director that the Stockholder Parties designate, subject to approval of the qualifications of such second director by the ESG Committee, acting in good faith (such approval to be provided or withheld within 10 days of the designation of any such director by the Stockholder Parties and not to be unreasonably withheld, conditioned or delayed), and, subject to Sections 2.01(d) and 2.01(f), take all actions necessary or appropriate to appoint both Stronghold Directors so selected as promptly as reasonably practicable (x) as directors of the Board, effective as of the Effective Date, and (y) as members of any Special Committee, in each case, effective as of the date the Board establishes such Special Committee. The size of the Board shall be automatically increased or decreased, if necessary, to allow for the election, resignation or removal of the Stronghold Directors, as the case may be.

(b)            After the Effective Date, the Stockholder Parties shall have the right to designate (i) two Stronghold Directors to the Board and any Special Committee to be established from time to time, for so long as the Stockholder Parties Beneficially Own at least 15% of the issued and outstanding Common Stock[, excluding, for purposes of the calculations of such issued and outstanding Common Stock, any Excluded Junior Securities] (the “High Threshold Amount”), or (ii) one Stronghold Director to the Board and any Special Committee to be established from time to time, for so long as the Stronghold Parties Beneficially Owns at least 10%, but less than 15% of the issued and outstanding Common Stock[, in each case, excluding, for purposes of calculating such issued and outstanding Common Stock, any Excluded Junior Securities] (the “Low Threshold Amount”). For so long as the Stockholder Parties meet the Beneficial Ownership threshold for either the Low Threshold Amount of the High Threshold Amount, the Stockholder Parties shall be entitled to nominate the applicable number of Stronghold Directors, and the Company shall, at each annual meeting of the stockholders of the Company at which any Stronghold Director’s term as a director expires, use reasonable best efforts to (x) nominate the applicable number of Stronghold Directors for election to the Board, (y) recommend that the holders of the Company’s voting stock vote in favor of such Stronghold Directors and (z) cause the Stronghold Directors to be elected to the Board. If, following election to the Board, one or both of the Stronghold Directors resigns, is removed, or is otherwise unable to serve for any reason (including as a result of death or disability) then, the Stockholder Parties shall be entitled to designate a replacement Stronghold Director, and the Board shall use reasonable best efforts to cause such replacement Stronghold Director to fill such vacancy and to be appointed to the Board and to any applicable Special Committee. If a Stronghold Director is not re-elected and the Stockholder Parties still have the right to designate the Stronghold Director, then the Stockholder Parties shall be entitled to designate a replacement Stronghold Director, and the Board shall appoint such replacement Stronghold Director to the Board and to any applicable Special Committee. Any vacancy in the office of a Stronghold Director shall be filled only by the holders of a majority of the Common Stock held by Stockholder Parties. At any time that the Stockholder Parties are entitled to nominate two Stronghold Directors, notwithstanding anything to the contrary in this Agreement, the second Stronghold Director must be a candidate whose nomination was approved by the ESG Committee, acting in good faith (such approval to be provided or withheld within 10 days of the designation of any such director by the Stockholder Parties and not to be unreasonably withheld, conditioned or delayed).

K-5

(c)            In the event that the Stockholder Parties cease to hold the High Threshold Amount that entitles them to nominate two (2) Stronghold Directors as provided above, if requested by the Board, one Stronghold Director shall offer his or her resignation as a director. In the event that the Stockholder Parties cease to hold the Low Threshold Amount that entitles the Stockholders to nominate one Stronghold Director as provided above, if requested by the Board, the Stronghold Director shall offer his or her resignation as a director, and the Stockholder Parties shall no longer have any rights under this Agreement with respect to the Stronghold Directors.

(d)            In addition to requirements relating to the ESG Committee and the second Stronghold Director set forth above, each Stronghold Director: (x) must meet in all material respects all of the requirements of a director of the Company and (y) must not be prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or any other applicable law. Notwithstanding anything to the contrary in this Section 2.01, the parties hereto agree that the Board shall retain the right to object to the nomination, election or appointment of any Stronghold Director for service on the Board or any committee of the Board if the Board determines in good faith, after consultation with its outside legal counsel, that such Stronghold Director fails to meet the criteria set forth above. In the event that the Board objects to the nomination, election or appointment of any Stronghold Director to the Board pursuant to the terms of this Section 2.01, and such Stronghold Director in fact fails to meet the criteria set forth above, the Board shall nominate or appoint, as applicable, another individual designated by the Stockholder Parties who meets the criteria set forth in this Section 2.01.

K-6

(e)            Subject to Section 2.01(f), the Company shall take all actions (to the extent such actions are permitted by applicable law) to (i) include each Stronghold Director in the slate of director nominees for election by the Company’s stockholders at each of the Company’s subsequent annual general meetings following entry into this Agreement and (ii) include each Stronghold Director in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board at each subsequent annual general or special meeting following entry into this Agreement, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board. The Board shall recommend that the holders of Common Stock entitled to vote for directors, as applicable, vote in favor of any such Stronghold Directors’ election and shall support the Stronghold Directors in the same manner in which the Board and the Company supports other director nominees, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation and support would be inconsistent with the Board’s fiduciary duty under applicable law. Without the prior written consent of holders of a majority of the Common Stock held by Stockholder Parties, so long as the Stockholder Parties are entitled to designate any Stronghold Director for election to the Board in accordance with this Section 2.01, the Board shall not remove any Stronghold Director from his or her directorship (except as required by law or otherwise provided by the terms, conditions and provisions of this Agreement).

(f)            The Company’s obligations pursuant to Section 2.01(a) and Section 2.01(e) shall be subject to the Stronghold Director providing the following: (i) any information that is required (x) to be disclosed in any filing or report or (y) in connection with determining the independence status of the Stronghold Director under (A) the listing standards of the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; (ii) any information reasonably requested by the Company to otherwise fulfill its obligations under Section 2.01(a) and Section 2.01(e); and (iii) if required by applicable law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected.

(g)            Subject to Section 2.01(b), a Stronghold Director is not appointed, nominated or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for any other reason, (i) the Stockholder Parties shall be entitled to designate another designee following the failure of such Stronghold Director to be appointed, nominated or elected to the Board, and (ii) the director position for which the original Stronghold Director was nominated, appointed or elected shall remain vacant until another Stronghold Director nominee designated by the Stockholder Parties pursuant to clause (i) of this Section 2.01(g) is appointed or elected to such position.

(h)            Subject to Section 2.01(b) and Section 2.01(g), if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Stronghold Director or for any other reason, the Stockholder Parties shall be entitled to designate such person’s successor, and the Board shall promptly fill the vacancy with such successor as directed by the Stockholder Parties, it being understood that any such successor designee shall serve the remainder of the term of the Stronghold Director whom such designee replaces in accordance with the Company’s Articles of Incorporation.

K-7

(i)        Notwithstanding anything to the contrary in this Agreement, the Stockholders shall cause any Stronghold Directors to resign from the Board and any committees thereof if any such Stronghold Director, as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director of the Company or a member of any such committees under any rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or by any other applicable law; provided, however, that, subject to the limitations set forth in this Section 2.01, the Stockholder Parties shall have the right to replace such resigning Stronghold Director with a new Stronghold Director, such newly named Stronghold Directors to be appointed promptly to the Board in place of the resigning Stronghold Director in the manner set forth in the Articles of Incorporation [and the Certificate of Designation] for filling vacancies on the Board. Nothing in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Stronghold Director, whether during or after such person’s service on the Board.

Section 2.02      Compensation; Reimbursement of Expenses.

(a)       The parties hereto agree that each Stronghold Director shall be entitled to, unless waived by such Stronghold Director, cash compensation (but not, with respect to any Stronghold Director who is an employee of Warburg Pincus, LLC or its Affiliates, any equity compensation) from the Company in connection with his or her service as a director of the Board to the same extent as the Company provides any such compensation to the other non-executive members of the Board; provided, that the Stronghold Director has the right to assign such compensation to any Stockholder Party (or its Affiliate).

(b)       Each Stronghold Director shall be entitled to reimbursement of expenses and indemnification in the same manner and to the same extent as the other members of the Board, in accordance with the Company’s organizational documents and applicable Nevada Legal Requirements. Any director minimum ownership requirements shall be deemed satisfied in respect of each Stronghold Director, by the Common Stock Beneficially Owned by the Stockholder Parties.

Section 2.03      Indemnification, Exculpation and Insurance. The Company shall maintain in effect at all times directors’ and officers’ indemnity insurance covering the Stronghold Director, and shall advance any related expenses, in each case, to the same extent and on substantially the same terms as any directors’ and officers’ indemnity insurance maintained by the Company with respect to the other non-executive members of the Board. Any such directors’ and officers’ indemnity insurance shall be primary to any insurance coverage for any of the Stronghold Directors maintained by any of the Stockholder Parties. Except as otherwise provided in the Articles of Incorporation or the Bylaws, the Stockholders acknowledge that each Stronghold Director will be subject to all applicable corporate governance, conflict of interest, confidentiality and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors; provided, that no such policies or guidelines shall restrict any transfer of securities by the Stockholder Parties (other than with respect to a Stronghold Director solely in his or her individual capacity), or impose any personal stock ownership requirement for any Stronghold Director.

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Article III
STOCKHOLDER AND COMPANY COVENANTS

Section 3.01      Business Opportunities.

(a)       To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Stockholder Parties or any of their respective officers, directors, agents, equityholders, members, partners, Affiliates and subsidiaries (other than the Company and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director of the Company and who is offered a business opportunity in his or her capacity as a director or officer of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company; provided, however, that all of the protections of this Section 3.01 shall otherwise apply to other Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of such Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person.

(b)       Neither the amendment nor repeal of this Section 3.01, nor the adoption of any provision of the Articles of Incorporation or the Bylaws, nor, to the fullest extent permitted by Nevada law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c)       If any provision or provisions of this Section 3.01 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 3.01 (including, without limitation, each portion of any section of this Section 3.01 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

K-9

Article IV
EFFECTIVENESS AND TERMINATION

Section 4.01      Termination. Except for Section 2.02, Article III, this Article IV and Article V, which shall each survive any termination of this Agreement, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that the Stockholder Parties cease to Beneficially Own the Low Threshold Amount.

Article V
MISCELLANEOUS

Section 5.01      Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (“E-mail”) with receipt acknowledged, with the receiving party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and E-mail addresses set forth below (or to such other recipients or addresses as a party may from time to time designate by notice to the other party):

(a)            if to the Company, to:

Ring Energy, Inc.
1725 Hughes Landing Blvd., Suite 900
The Woodlands, Texas 77380
Attention: Paul D. McKinney, Chief Executive Officer

E-mail:	pmckinney@ringenergy.com

With copies (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attention:	Reid A. Godbolt
Adam J. Fogoros
E-mail:	rgodbolt@joneskeller.com
adamf@joneskeller.com

(b)            if to the Stockholders, to:

Stronghold Energy II Operating, LLC

508 W. Wall St., Suite 550

Midland, TX 79701
Attention: Caleb Weatherl

E-mail:	caleb.weatherl@strongholdoperating.com

K-10

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 48th Floor

Houston, TX 77002

Attention:	Rahul D. Vashi, P.C.
Alia Y. Heintz
E-mail:	rahul.vashi@kirkland.com
alia.heintz@kirkland.com

Kirkland & Ellis LLP

401 Congress Avenue, 25th Floor

Austin, TX 78701

Attention: Adam D. Larson, P.C.

E-mail: adam.larson@kirkland.com

Notices will be deemed to have been given hereunder when personally delivered or when receipt of E-mail has been acknowledged by non-automated response, one calendar day after deposit with a nationally recognized overnight courier and five calendar days after deposit in U.S. mail.

Section 5.02      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 5.03      Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 5.04      Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Purchase Agreement[,] [and] the Registration Rights Agreement [and the Certificate of Designation]) (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto and the Stockholder Parties (each of whom is an express third party beneficiary of this Agreement, any rights or remedies hereunder.

Section 5.05      Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

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Section 5.06      Governing Law; Jurisdiction; Services of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by this Agreement or the rights, duties and the legal relations among the Parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction, except for, any matters related to real property which shall be governed by the laws of the state where such real property is located. The Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this Agreement or any transaction contemplated by this Agreement. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any transaction contemplated by this Agreement shall be exclusively litigated in such courts described above having sites in Houston, Texas and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or Proceeding arising out of or relating to this Agreement or any transaction contemplated under this Agreement. The Parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a party to this Agreement or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its Affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 5.06.

Section 5.07      Amendments; Waivers.

(a)            No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.08      Transfer or Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be transferred or assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that any of the Stockholders may from time to time transfer or assign their rights, interests and obligations under this Agreement, in whole or in part (a “Permitted Transfer”), to one or more Permitted Transferees who agrees in writing in a joinder to this Agreement to be bound by the provisions of this Agreement, including the rights, interests and obligations so transferred or assigned; provided, further, that (x) no such Permitted Transfer or assignment shall relieve such Stockholder of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective Permitted Transferees and other successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

STRONGHOLD ENERGY II OPERATING, LLC

By:
Name:
Title:

STRONGHOLD ENERGY II ROYALTIES, LP

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

RING ENERGY, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit L

Form of Certificate of Designation

Attached to and made a part of that certain Purchase and Sale Agreement effective June 1, 2022 by and between Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP, collectively as Seller, and Ring Energy, Inc., as Buyer

RING ENERGY, INC.

_______________________

CERTIFICATE OF DESIGNATION

Pursuant to Nevada Revised Statutes 78.1955

_______________________

SERIES A CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share)

Pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board”) of Ring Energy, Inc., a Nevada corporation (the “Corporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the “NRS”), the Board duly adopted the following recitals and resolutions as of [●], 2022:

WHEREAS, the Articles of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with the NRS, the “Articles of Incorporation”), authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and further authorizes the Board, by resolutions, to establish one or more series of Preferred Stock, and to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series; and

WHEREAS, the Corporation has entered into that certain Purchase and Sale Agreement, dated as of July 1, 2022 (the “Purchase Agreement”), by and between Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP, collectively as seller, and the Corporation, as buyer, pursuant to which the Corporation has agreed to issue shares of a series of Preferred Stock that are convertible into shares of the Corporation’s common stock, $0.001 par value per share of the Corporation (the “Common Stock”).

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby establishes a series of Preferred Stock designated Series A Convertible Preferred Stock, consisting of 153,176 shares, and hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights of such series of Preferred Stock as set forth in this certificate of designation (this “Certificate of Designation”):

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Section 1.      General; Ranking.

(a)            There is hereby established from the 50,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock designated as “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock is 153,176.

(b)            Notwithstanding anything to the contrary herein, the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book-entry form or, if requested by any holder of Series A Preferred Stock, such holder’s shares of Series A Preferred Stock shall be issued in certificated form, in each case as permitted by the Bylaws.

(c)            With respect to both the payment of distributions and the distribution of assets upon a Liquidation Event, the Series A Preferred Stock shall rank: (i) senior to all Junior Securities, (ii) pari passu with all Parity Securities and (iii) junior to all Senior Securities.

Section 2.      Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement, except that the terms set forth below are used herein as so defined:

“Affiliate” shall have the meaning ascribed to it, on the date on which this Certificate of Designation first becomes effective, in Rule 405 under the Securities Act.

“Articles of Incorporation” is defined in the recitals.

“As-Converted Amount” has the meaning assigned to it in Section 4(a).

“Board” is defined in the preamble.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Nevada are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as amended from time to time in accordance with the NRS.

“Certificate of Designation” is defined in the recitals.

“Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act) of securities (excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock) representing more than 50% of the combined voting power in the election of directors of the then-outstanding securities of the Corporation or any successor of the Corporation (provided that the equityholders of any entity with a class of securities listed on a national securities exchange shall constitute a “group” for purposes of this clause (A)); (B) approval by the Corporation or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Corporation of any merger, consolidation or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation.

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“Common Stock” is defined in the recitals.

“Common Stock Price” means, as of any date of determination, the volume weighted average closing price of Common Stock (as reported by the principal securities exchange on which Common Stock is then traded) for the 30 Trading Days immediately preceding such date of determination.

“Conversion Date” has the meaning assigned to it in Section 5(a).

“Conversion Price” has the meaning assigned to it in Section 5(b).

“Conversion Rate” has the meaning assigned to it in Section 5(a).

“Corporation” is defined in the preamble.

“Directed Opportunity” has the meaning assigned to it in Section 10(a).

“Distribution Payment Date” has the meaning assigned to it in Section 3(a).

“Equity Securities” means capital stock of the Corporation (including Common Stock and Preferred Stock) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Corporation (including Common Stock and Preferred Stock).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.`

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Grace Period Expiration Date” has the meaning assigned to it in Section 3(a).

“Initial Liquidation Preference” has the meaning assigned to it in Section 4(a).

“Issue Date” has the meaning assigned to it in Section 3(a).

“Junior Securities” means the Common Stock and any other class or series of stock issued by the Corporation ranking junior as to the Series A Preferred Stock with respect to payment of distributions, or upon liquidation, dissolution or winding up of the Corporation.

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“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or (ii) the consummation of a Change of Control.

“Liquidation Preference” has the meaning assigned to it in Section 4(a).

“Material Transaction” means an acquisition, merger, consolidation, tender offer, exchange offer, business combination, reorganization, share exchange, disposition, partnership, joint venture or other similar transaction that may be deemed “material,” as such term is defined under Rule 405 under the Securities Act.

“NRS” is defined in the preamble.

“Parity Securities” means any class or series of securities issued by the Corporation expressly ranking on a parity with the Series A Preferred Stock with respect to payment of distributions, and upon liquidation, dissolution or winding up of the Corporation.

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Preferred Stock” is defined in the recitals.

“Purchase Agreement” is defined in the recitals.

“Redemption Date” has the meaning assigned to it in Section 7(b).

“Redemption Event” has the meaning assigned to it in Section 7(a).

“Redemption Notice” has the meaning assigned to it in Section 7(b).

“Repurchase” has the meaning assigned to it in Section 9(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Securities” means any class or series of securities issued by the Corporation ranking senior to the Series A Preferred Stock with respect to payment of distributions, or upon liquidation, dissolution or winding up of the Corporation.

“Series A Preferred Stock” has the meaning assigned to it in Section 1(a).

“Specified Party” has the meaning assigned to it in Section 10(a).

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“Stockholder Approval” means each requisite approval from holders of capital stock of the Corporation required at law or under the applicable securities exchange rules of any securities exchange on which capital stock of the Corporation is listed with respect to authorizing or effectuating the conversion of Series A Preferred Stock.

“Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“VWAP Market Disruption Event” means, with respect to any date: (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

Section 3.         Distributions.

(a)      Commencing immediately upon the earliest original issue date of any shares of the Series A Preferred Stock (the “Issue Date”), the holders of the Series A Preferred Stock shall be entitled to receive out of any assets legally available therefor distributions on each outstanding share of Series A Preferred Stock at the rate of 8.0% per annum of the Liquidation Preference per share of Series A Preferred Stock, payable quarterly in cash, subject to Section 3(c), on March 31, June 30, September 30 and December 31 of each year (each a “Distribution Payment Date”), beginning January 31, 2023 (the “Grace Period Expiration Date”) with respect to the period from and including the Issue Date through the Grace Period Expiration Date, when, as and if declared by the Board, in accordance with the preferences and priorities described in Section 1(c) with respect to any payment of any distribution on the Common Stock or any other class or series of stock of the Corporation. Except as provided below, such distributions shall accrue on a daily basis from the Issue Date, whether or not in any period the Corporation is legally permitted to make the payment of such distributions and whether or not such distributions are declared. Neither conversion on or after the Grace Period Expiration Date nor redemption of the Series A Preferred Stock on or after the Grace Period Expiration Date shall affect any holder’s right to receive any accrued but unpaid distributions on such Series A Preferred Stock. Notwithstanding any other provision herein, no distributions shall be payable or accrue on the Series A Preferred Stock if conversion, as described in Section 5, occurs on or before the Grace Period Expiration Date. Except to the extent set forth in Section 3(c), distributions shall not be cumulative.

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(b)      Distributions shall be calculated on the basis of the time elapsed from but excluding the last preceding Distribution Payment Date (or from the Issue Date in respect of the first distribution payable on the Grace Period Expiration Date) to and including the next following Distribution Payment Date or any final distribution date relating to conversion or redemption or to a Liquidation Event. Distributions payable on the shares of Series A Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

(c)      To the extent any accrued distributions are not declared and paid in full in cash on a Distribution Payment Date, the Liquidation Preference of each share of Series A Preferred Stock outstanding as of such Distribution Payment Date shall automatically be increased by an amount equal to the unpaid amount of the distribution that shall have accrued on such share to and including the Distribution Payment Date (including the period from the Issue Date to and including the Grace Period Expiration Date), effective as of the date immediately following such Distribution Payment Date. The Liquidation Preference, as so adjusted, shall thereafter be used for all purposes hereunder, including, without limitation, for purposes of the accrual of future distributions in accordance with Section 3(a), the determination of the Liquidation Preference in accordance with Section 4(a) and the determination of the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with Section 4(a) and Section 5(a). The adjustment of the Liquidation Preference as provided in this Section 3(c) shall satisfy in full the Corporation’s obligation to pay distributions on the applicable Distribution Payment Date, and, following such adjustment, under no circumstance shall distributions be deemed to be accrued or in arrears with respect to any period prior to and including such Distribution Payment Date.

(d)      Distributions payable on each Distribution Payment Date shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the Corporation’s books at the close of business on the tenth Business Day immediately preceding the respective Distribution Payment Date or on such other record date as may be fixed by the Board in advance of a Distribution Payment Date, provided that no such record date shall be less than 10 or more than 60 calendar days preceding such Distribution Payment Date. If a Distribution Payment Date is not a Business Day, then any distribution declared in respect of such date shall be due and payable on the first Business Day following such Distribution Payment Date. Distributions paid in cash on shares of Series A Preferred Stock in an amount less than the total amount of such distributions at the time payable shall be allocated pro rata on a share by share basis among all shares of Series A Preferred Stock outstanding.

(e)      The holders of the Series A Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Common Stock, the amount that such holders of Series A Preferred Stock would have been entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock as provided in Section 5 on the record date for such distribution, which amounts shall be paid pari passu with all holders of Common Stock.

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Section 4.         Liquidation.

(a)      In the event of any Liquidation Event, the holders of the Series A Preferred Stock shall be entitled to receive, in accordance with the preference, ranking and priority described in Section 1(c) as to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $1,000.00 per share of Series A Preferred Stock (as the same may be adjusted pursuant to Section 3(c), the “Initial Liquidation Preference”) plus any accrued but unpaid distributions thereon (together with the Initial Liquidation Preference, and as may be further adjusted pursuant to Section 3(c) the “Liquidation Preference”). To the extent the available assets are insufficient to fully satisfy the Liquidation Preference, then the holders of the Series A Preferred Stock shall share ratably in such distribution in the proportion that each holder’s shares bears to the total number of shares of Series A Preferred Stock outstanding. Notwithstanding anything in this Section 4(a) to the contrary, if, in the event of any Liquidation Event (or deemed Liquidation Event), the aggregate amount that the holders of Series A Preferred Stock would have been entitled to receive in respect of the Series A Preferred Stock if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock immediately prior to such Liquidation Event of the Corporation (or deemed Liquidation Event of the Corporation) (the “As-Converted Amount”) is greater than the aggregate Liquidation Preference otherwise payable to such holders pursuant to Section 3(c) and this Section 4(a), then the holders of Series A Preferred Stock shall, in lieu of receiving such aggregate Liquidation Preference, instead receive the As-Converted Amount, which As-Converted Amount shall be paid according to the terms of preference, ranking and priority set forth in Section 1(c).

(b)      No payment on account of any such Liquidation Event (or deemed Liquidation Event) of the Corporation shall be paid to the holders of the shares of Series A Preferred Stock or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred Stock and the holders of any Parity Securities amounts in proportion to the respective full preferential amounts to which each is entitled with respect to such distribution.

(c)      The Corporation shall not have the power to effect a Change of Control or other deemed Liquidation Event unless the definitive agreement regarding such Change of Control or deemed Liquidation Event provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 1(c) and this Section 4.

(d)      Written notice of any Liquidation Event (or deemed Liquidation Event) of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given not less than 10 Business Days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred Stock.

(e)      Any distribution in connection with any Liquidation Event (or deemed Liquidation Event), shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

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Section 5.         Conversion. The Series A Preferred Stock shall be convertible into Common Stock in accordance with the following:

(a)      Automatic Conversion. Each share of Series A Preferred Stock shall automatically convert into such number of shares of Common Stock as provided in this Section 5 upon the day (the “Conversion Date”) immediately following the receipt of Stockholder Approval. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the Series A Preferred Stock determined pursuant to Section 4 as of the Conversion Date by (ii) the Conversion Price determined in Section 5(b) in effect on the Conversion Date (such calculation, as so adjusted from time to time, the “Conversion Rate”). Each share of Series A Preferred Stock shall thus, at the Issue Date, be convertible into 277.7778 shares of Common Stock, subject to adjustment as set forth herein, and each fractional share of Series A Preferred Stock shall, at the Issue Date, be convertible into a proportionate number of shares of Common Stock. Upon the automatic conversion of the Series A Preferred Stock, each holder shall be deemed to own the number of shares of Common Stock into which the holder’s shares of Series A Preferred Stock are converted. On the Conversion Date, the number of shares of Common Stock into which the shares of Series A Preferred Stock are converted shall be promptly issued in uncertificated, book-entry form and evidence thereof shall be promptly delivered by the Corporation or its transfer agent to the holders of Series A Preferred Stock. If requested by any holder of the Series A Preferred Stock, such shares of Common Stock shall be issued in certificated form and such certificates shall be delivered to the holder of Series A Preferred Stock thereof or such holder’s designee. At the close of business on the Conversion Date, each holder shall be deemed to be the beneficial owner of the shares of Common Stock, and the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding. For purposes of clarity, to the extent the shares of Series A Preferred Stock are converted into Common Stock prior to the Grace Period Expiration Date, the Liquidation Preference for purposes of calculating such conversion under clause (i) of the first sentence of this Section 5(a) shall be the Initial Liquidation Preference and shall not include any accrued but unpaid distributions.

(b)      Determination of Conversion Price. For purposes hereof, the “Conversion Price” shall be $3.60, subject to adjustment as provided in this Section 5(b). If the Corporation at any time or from time to time makes, issues, declares, pays or fixes a record date for the determination of holders entitled to receive any distribution or other distribution payable on shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect any subdivision (by stock split, exchange, stock distribution, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Common Stock, then, in each such event, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Series A Preferred Stock shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Series A Preferred Stock been converted into Common Stock immediately before the event. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 5(b).

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(c)      Certificates as to Adjustments. Upon the occurrence of any adjustment of the Liquidation Preference pursuant to Section 3(c), or the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 5(b), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock or other securities and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock.

(d)      Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution (other than a cash distribution) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such distribution, distribution, security or right and the amount and character of such distribution, distribution, security or right.

(e)      Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of (i) shares of Series A Preferred Stock and (ii) shares of Common Stock on conversion of shares of Series A Preferred Stock.

Section 6.         Consolidation, Merger, Etc. In case of any reorganization, reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation to any other person, if such transaction is not a Liquidation Event, then, as part of such reorganization, reclassification, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined reasonably and in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

Section 7.         Redemption of Series A Preferred Stock.

(a)      On the date that is 61 months following the date of the closing of the transactions contemplated by the Purchase Agreement, a redemption event (“Redemption Event”) shall be deemed to have occurred, and the Corporation shall, subject to applicable law, be required to repurchase all of the outstanding shares of Series A Preferred Stock as provided in this Section 7.

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(b)      Within 5 Business Days after a Redemption Event, the Corporation shall deliver a written notice (the “Redemption Notice”) to each holder of record of shares of Series A Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the date on which the redemption of the Series A Preferred Stock shall occur (which day (the “Redemption Date”) must be within 15 Business Days after the Redemption Event), and the amount to be paid to such holder in redemption of his, her or its shares of Series A Preferred Stock. On the Redemption Date, the Corporation shall pay to each holder of Series A Preferred Stock then outstanding an amount equal to the greater of (i) the Liquidation Preference per share of Series A Preferred Stock held by such holder or (ii) the Common Stock Price in respect of each share of Common Stock that such holder would hold if the Series A Preferred Stock held by such holder were converted (disregarding for such purpose any conversion limitations hereunder) into Common Stock on the Redemption Date at the then-applicable Conversion Rate, in each case, by wire transfer of immediately available funds to an account specified by such holder to the Corporation at least one Business Day prior to the Redemption Date and, upon such holder’s receipt of such amount, the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding.

Section 8.         Other Provisions.

(a)      Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 5(a) above and in accordance with the applicable terms of the Purchase Agreement (including, without limitation, promptly calling and holding one or more special meetings of the holders of the Common Stock and soliciting proxies from the holders of the Common Stock to obtain Stockholder Approval, and to take all other actions necessary or advisable to obtain Stockholder Approval in one or more such special meetings).

(b)      Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c)      Reservation and Authorization of Common Stock. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall at all times reserve and keep available, from its authorized and unissued shares of Common Stock solely for issuance and delivery upon the conversion of the shares of Series A Preferred Stock and free of preemptive rights, such number of shares of Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation further shall, from time to time, take all steps necessary (including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval) to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all of the shares of Common Stock when deliverable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation shall cause all shares of Common Stock issuable upon conversion of the Series A Preferred Stock to be listed at all times on the securities exchange or nationally recognized quotation system on which Common Stock is then traded generally.

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(d)      Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series A Preferred Stock. If such conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the Corporation shall instead make a cash payment to each holder that would otherwise be entitled to a fractional share (based on the Common Stock Price on the date of such conversion).

(e)      Severability. In case any one or more of the provisions contained in this Certificate of Designation shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designation a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

Section 9.         Restriction and Limitations; Consent Rights. So long as any shares of Series A Preferred Stock remain outstanding, in addition to the voting and consent rights provided in Section 12 and Section 17, unless a greater percentage shall then be required by law, the Corporation shall not take (or, to the extent applicable, permit any of the Corporation’s controlled Affiliates to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon or consent thereto, voting or consenting, as the case may be, separately as a single class:

(a)      create, authorize (including by way of reclassification, merger, consolidation, subdivision or other similar reorganization) or issue any Equity Securities (other than issuances of Junior Securities, to employees or other similar service providers, by the Corporation under the Corporation’s employee incentive plans as in effect on the date on which this Certificate of Designation first becomes effective), including additional shares of Series A Preferred Stock;

(b)      redeem, acquire, engage in a tender offer (other than responding to a third-party tender offer as required by applicable law) or otherwise purchase any Equity Securities (a “Repurchase”), other than a Repurchase (i) from an employee or director in connection with such employee’s or director’s termination or as provided for in the agreement with such employee or director pursuant to which such Equity Securities were issued or (ii) of Junior Securities by the Corporation in satisfaction of tax withholding obligations under the Corporation’s employee incentive plans;

(c)      declare or pay, set apart for payment in respect of or make any direct or indirect distribution or distribution (whether in cash, securities or other property) in respect of any Equity Securities, other than pursuant to Section 3;

(d)      amend, repeal, modify or alter the Articles of Incorporation or Bylaws, whether by or in connection with a reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action so as to affect adversely the rights, preferences, privileges or voting or consent rights of the Series A Preferred Stock or the holders of the Series A Preferred Stock;

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(e)     announce, authorize or enter into any agreement related to or consummate a Material Transaction, including (but not limited to) any Change of Control; or

(f)      increase or decrease the size of the Board other than as set forth in the Purchase Agreement or any ancillary documents thereto.

(g)     Notwithstanding the provisions of Section 9(a), nothing herein shall prevent the Company from creating, authorizing or issuing Junior Securities for cash in an amount equal to the fair market value of such Junior Securities as of the date of their issuance, as determined in good faith by the Board, if the Board determines, after consultation with its outside financial advisors and outside counsel, that the failure of the Board to cause the Company to create, authorize or issue such Junior Securities in response to a material change, event or occurrence that arises after the date of the Purchase Agreement and was not known or reasonably foreseeable to the Board as of such date, would be inconsistent with the Board’s fiduciary duties under Nevada law.

Section 10.       Business Opportunities.

(a)     To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the holders of the Series A Preferred Stock or any of their Affiliates or any of their respective officers, directors, agents, equityholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Section 10 shall otherwise apply to other Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of such Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person.

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(b)      Neither the amendment nor repeal of this Section 10, nor the adoption of any provision of the Articles of Incorporation or the Bylaws, nor, to the fullest extent permitted by Nevada law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c)      If any provision or provisions of this Section 10 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 10 (including, without limitation, each portion of any section of this Section 10 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Section 11.       Corporation’s Dealings with Holders of Series A Preferred Stock. No payments shall be made to holders of Series A Preferred Stock, and no redemptions of Series A Preferred Stock shall be made, unless the right to receive such payments or participate in such redemptions are made available to all holders of Series A Preferred Stock on a pro rata basis based on the number of shares of Series A Preferred Stock such holder holds.

Section 12.       Meetings; Action Without a Meeting.

(a)      The holders of not less than 20% of the shares of Series A Preferred Stock outstanding may request the calling of a special meeting of the holders of Series A Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, an Executive Vice President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 calendar days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 10 days after such request, then the holders of not less than 10% of the shares of Series A Preferred Stock outstanding may designate in writing any holder of Series A Preferred Stock to call such meeting on similar notice at the expense of the Corporation.

(b)      With respect to actions by the holders of Series A Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series A Preferred Stock entitled to vote were present and voted.

(c)      The holders of the Series A Preferred Stock shall have no voting or consent rights, except as set forth in Section 9, this Section 12, Section 17 or as required by law. With respect to any matter on which the holders of the Series A Preferred Stock are entitled to vote or consent, each share of Series A Preferred Stock shall be entitled to one vote on such matter.

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Section 13.      Status of Reacquired Shares of Series A Preferred Stock. Shares of outstanding Series A Preferred Stock reacquired by the Corporation (including shares of Series A Preferred Stock that shall have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Common Stock shall be restored to the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Articles of Incorporation.

Section 14.      Preemptive Rights. Holders of Series A Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect of any securities of the Corporation, except as specifically set forth herein.

Section 15.      No Impairment. The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment; provided that, to the extent that the rights and obligations of the holders of the Series A Preferred Stock and the Corporation with respect to any transaction, event or other matter are expressly addressed by one or more specific provisions of this Certificate of Designation, such provision(s) shall govern and this Section 15 shall be inapplicable with respect thereto.

Section 16.      Notices. Any notice required by the provisions hereof shall be made in accordance with the applicable provisions of the Purchase Agreement.

Section 17.      Amendments. The affirmative vote or consent of holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, shall be required to approve any amendment, alteration or repeal of (a) any provision of the Articles of Incorporation that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof or (b) any provision of this Certificate of Designation.

[The Remainder of this Page Intentionally Left Blank]

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Exhibit M

Form of Lock-Up Agreement

Attached to and made a part of that certain Purchase and Sale Agreement effective June 1, 2022 by and between Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP, collectively as Seller, and Ring Energy, Inc., as Buyer

LOCK-UP AGREEMENT

[•], 2022

Ring Energy, Inc.

1725 Hughes Landing Boulevard

Suite 900

The Woodlands, Texas 77380

Ladies and Gentlemen:

This agreement is being delivered to Ring Energy, Inc., a Nevada corporation (“Ring”), in connection with the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of [•], 2022 (the “Purchase Agreement”), by and among Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”) and Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo”, together with Stronghold OpCo, collectively, “Stronghold”) and Ring. Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1. (a) In order to induce Ring to consummate the transactions contemplated by the Purchase Agreement, and in light of the benefits that the Purchase Agreement will confer upon the undersigned (“Investor”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor agrees with Ring that, during the period beginning on and including the Closing Date through and including the date that is the 90th day after the Closing Date (the “Lock-Up Period”), Investor will not, without the prior written consent of Ring, directly or indirectly:

(i) offer, pledge, hypothecate, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock, par value $0.001 per share of Ring (the “Common Stock”), or any other class of Ring capital stock (collectively, “Capital Stock”) or any other securities convertible into or exercisable or exchangeable for any Capital Stock, whether now owned or hereafter acquired by Investor during the Lock-Up Period or with respect to which Investor has or hereafter acquires the power of disposition during the Lock-Up Period, or

(ii) enter into any swap, hedge or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any Capital Stock or any securities convertible into or exercisable or exchangeable for any Capital Stock (the actions specified in clauses (i) and (ii), collectively, “Transfers”), whether any transaction described in clause (i) or (ii) above is to be settled by delivery of any Capital Stock, other securities, in cash or otherwise; provided, however, that the restrictions in the foregoing clauses (i) and (ii) shall not apply to:

(I)	in the case of an entity, Transfers to any direct or indirect stockholder, partner, limited partner, member, or affiliate of such entity, including by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity or otherwise;

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(II)	the entry by Investor into any trading plan providing for the sale of Common Stock by Investor, which trading plan meets the requirements of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, provided that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(III)	Transfers or other transactions in the event of a liquidation, merger, tender offer, consolidation, equity exchange or other similar transaction which results in Ring’s securityholders having the right to exchange their Capital Stock for cash, securities or other property; or

(IV)	Transfers as a bona fide gift.

provided, however, that in the case of clauses (I) and (IV), the applicable transferees must enter into a written agreement, in substantially the form of this agreement, or a joinder incorporating the terms and conditions of this agreement, agreeing to be bound by these Transfer restrictions until the expiration of the Lock-Up Period (each, a “Joinder Agreement”). For purposes of this agreement, the term “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Furthermore, nothing in this agreement shall prohibit Investor from receiving shares of Capital Stock or any other securities convertible into or exercisable or exchangeable for any Capital Stock by reason of a stock dividend, reclassification, recapitalization, split, combination, exchange of shares or similar event or transaction, and any such shares or other securities received will also be subject to the terms of this agreement.

(c) Except with respect to the provisions of Section 2, Investor further agrees that (i) it will not, during the Lock-Up Period make any demand for or exercise any right with respect to the registration under the Securities Act of any shares of any Capital Stock or any securities convertible into or exercisable or exchangeable for any Capital Stock, and (ii) Ring may, with respect to any Capital Stock or any securities convertible into or exercisable or exchangeable for any Capital Stock owned or held (of record or beneficially) by Investor that is subject to the restrictions set forth in this agreement, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-Up Period; provided, however, that nothing in the foregoing shall (x) reduce or eliminate Ring’s obligations with respect to the preparation and filing of a registration statement under the Securities Act pursuant to Section 2.01 of the Registration Rights Agreement, or (y) prevent Investor from exercising any rights it may have under the Registration Rights Agreement. For the avoidance of doubt, to the extent Investor has demand and/or piggyback registration rights described in the Registration Rights Agreement, the foregoing shall not prohibit Investor from notifying Ring privately that it is or will be exercising its demand and/or piggyback registration rights following the expiration of the Lock-Up Period and undertaking non-public preparations related thereto.

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2. Notwithstanding Section 1, beginning on the date that is 60 days after the Closing Date, any transferee described in clauses (a)(I)-(IV) of Section 1 of this agreement who (1) enters into a Joinder Agreement as contemplated by Section 1 of this agreement and (2) is not an affiliate of Warburg Pincus, LLC, shall not be subject to the restrictions placed on the Common Stock or other Capital Stock held by such transferee by Section 1 of this agreement, including, for the avoidance of doubt, the restrictions on exercising rights with respect to registration of any Capital Stock under Section 1(c) of this agreement.

3. Investor hereby represents and warrants that Investor has full power and authority to enter into this agreement and that this agreement has been duly authorized, executed and delivered by Investor and is a valid and binding agreement of Investor. This agreement and all authority herein conferred are irrevocable and shall be binding upon the applicable successors and assigns of Investor.

4. This agreement and any claim, controversy or dispute arising under or related to this agreement or the transactions contemplated by this agreement or the rights, duties and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. The Parties consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Houston, Texas or the state courts located in Houston, Texas for any action arising out of this agreement or any transaction contemplated by this agreement. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this agreement, any transaction documents or any transaction contemplated by this agreement shall be exclusively litigated in such courts described above having sites in Houston, Texas and each party irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this agreement. Each party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable legal requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this agreement, or any transaction contemplated under this agreement. The parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a party or any of its affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party (on its own behalf and on behalf of its affiliates) irrevocably (i) waives such immunity in respect of its obligations with respect to this agreement and (ii) submits to the personal jurisdiction of any court described in this paragraph

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5. This agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this agreement as of the date first set forth above.

[________________________]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Agreed and Acknowledged:

Ring Energy, Inc.

By:
Name:	Paul D. McKinney
Title:	Chief Executive Officer and Chairman of the Board

[Signature Page to Lock-Up Agreement]